Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

BIDFAIR USA LLC

BIDFAIR MERGERIGHT INC.

and

SOTHEBY’S

Dated as of June 16, 2019

ii

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation

Exhibit B	Form of Bylaws of the Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 16, 2019 by and among BidFair USA LLC, a Delaware limited liability company (“Parent”), BidFair MergeRight Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), and Sotheby’s, a Delaware corporation (the “Company”, together with Merger Sub sometimes being hereinafter collectively referred to, together, as “Constituent Corporations”).

RECITALS

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the parties intend that Merger Sub shall merge with and into the Company (the “Merger”), on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251 of the General Corporation Law of the State of Delaware (“DGCL”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (a) determined that this Agreement, the Support Agreements (as defined below) and the transactions contemplated hereby and thereby, including the Merger (the “Transactions”), are in the best interests of, the Company and its stockholders, (b) (x) approved and declared advisable this Agreement and the execution, delivery and performance of this Agreement and the consummation of the Transactions, and (y) approved the Support Agreements and the execution, delivery and performance thereof, (c) resolved to recommend adoption of this Agreement by the stockholders of the Company, and (d) directed that this Agreement be submitted to the stockholders of the Company for their adoption;

WHEREAS, the Board of Directors of Parent has determined that it is advisable and in the best interests of Parent and its stockholders for Parent to acquire the Company by means of the Merger, on the terms and subject to the conditions set forth in this Agreement, and accordingly have (x) approved and declared advisable this Agreement and the execution, delivery and performance of this Agreement and the consummation of the Transactions, and (y) approved the Support Agreements and the execution, delivery and performance thereof;

WHEREAS, the Board of Directors of Merger Sub has (a) determined that this Agreement, the Support Agreements and the Transactions are in the best interests of Merger Sub and its stockholder, (b) (x) approved and declared advisable this Agreement and the execution, delivery and performance of this Agreement and the consummation of the Transactions, and (y) approved the Support Agreements and the execution, delivery and performance thereof, and (c) the stockholder of Merger Sub intends to adopt a resolution approving this Agreement and the Transactions; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain of the Company’s stockholders are entering into support agreements with Parent in respect of the Company Common Stock (as defined in Section 1.1) beneficially owned by such stockholders (the “Support Agreements”);

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below.

“Action” means any claim, action, demand letter, suit, proceeding, arbitration, mediation, prosecution or investigation (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Affiliate” means with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise (for the avoidance of doubt, none of Third Point LLC, Taikang Life Insurance Co. Ltd or any of their respective Affiliates (other than the Company and its Subsidiaries) shall be deemed Affiliates of the Company hereunder).

“Agreement” has the meaning set forth in the Preamble.

“Alternative Financing” has the meaning set forth in Section 5.15(i).

“Alternative Transaction” means any of the following transactions (or any combination thereof with similar effect) other than the Merger and the Transactions contemplated by this Agreement: (a) any merger, consolidation, share exchange, tender offer (including a self-tender offer), business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries, in a single transaction or a series of related transactions, which would result in any Person or group of Persons (as defined in Section 13(d) of the Exchange Act), together with all Affiliates thereof, beneficially owning, directly or indirectly, voting securities constituting ten percent (10%) or more of the aggregate outstanding voting power of the Company or any of its Subsidiaries or a surviving entity, as applicable, (b) any direct or indirect acquisition, license or purchase, by any Person or group of Persons (as defined in Section 13(d) of the Exchange Act), together with all Affiliates thereof, in a single transaction or a series of related transactions, including by means of a joint venture, partnership or the acquisition of capital stock or assets of any Subsidiary of the Company, of assets or properties that constitute ten percent (10%) or more of the fair market value of the assets and properties of the Company and its Subsidiaries, taken as a whole or to which ten percent (10%) or more of the revenue or net income of the Company and its Subsidiaries on a consolidated basis are attributable, (c) any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, which would result in any Person, together with all Affiliates thereof, beneficially owning voting securities constituting ten percent (10%) or more of the aggregate outstanding voting power of the Company or any of its Subsidiaries, (d) any other transaction or series of related transactions resulting in any Person or group of Persons (as defined in Section 13(d) of the Exchange Act) obtaining the power to direct or cause the direction of the management or policies of the Company or any of its Subsidiaries (whether by acquisition of voting rights, contract or otherwise).

“Alternative Transaction Proposal” means any offer, inquiry, proposal or indication of interest, written or oral (whether binding or non-binding and other than an offer, inquiry, proposal or indication of interest by Parent or an Affiliate of Parent), relating to an Alternative Transaction.

“Anti-Takeover Laws” has the meaning set forth in Section 3.19.

“Art Business” means the business of the Company and its Subsidiaries in respect of the auction (through live and on line auctions) and private sale (including the purchase, sale and consignment) of authenticated fine art, decorative art, furniture, wine and spirits, jewelry and other collectibles and the auction of investment-quality automobiles, guarantees with respect to the foregoing, art-related financing, principal purchases of art, the import and export of property, valuations, art advisory services, the retail wine business and the Sotheby’s Home business.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.4(a).

“Bargaining Agreement” means each agreement or labor contract entered into with a Union governing the terms and conditions of employment of any employee of the Company or any of its Subsidiaries.

“Benefit Protection Period” has the meaning set forth in Section 5.10(a).

“Book-Entry Share” has the meaning set forth in Section 2.7(b).

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banking institutions in London, United Kingdom, Luxemburg or New York City are authorized by Law or executive order to be closed.

“Certificate” has the meaning set forth in Section 2.7(b).

“Certificate of Merger” means a certificate of merger, in such appropriate form as is determined by the parties and in accordance with the DGCL.

“CFIUS” has the meaning set forth in Section 3.5(a).

“CFIUS Approval” has the meaning set forth in Section 6.1(d).

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

“Company Adverse Recommendation Change” has the meaning set forth in Section 5.2(d).

“Company Balance Sheet” has the meaning set forth in Section 3.7.

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 5.3(c).

“Company Bonus Plans” means the Company’s 2016 Annual Bonus Plan and the Annual Bonus Plan for Non-U.S. Employees.

“Company Bylaws” means the Amended and Restated By-laws of the Company, as amended and restated through February 14, 2019.

“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company, dated as of February 14, 2019.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Contract” means any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries (or any property or asset thereof) is bound.

“Company Credit Agreement” means the Credit Agreement, dated as of June 26, 2018, by and among the Company, the lenders, and certain other parties thereto and JPMorgan Chase Bank, N.A., as administrative agent, as in effect as of the date hereof.

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company DSU” means each deferred stock unit issued pursuant to the Company Stock Compensation Plan for Non-Employee Directors.

“Company DSU Consideration” has the meaning set forth in Section 2.8(a).

“Company Equity Awards” means the Company DSUs, the Company PSUs, the Company PCUs, the Company RSUs and the Company RCUs.

“Company Financial Statements” has the meaning set forth in Section 3.6(b).

“Company Incentive Plan” means, collectively, the Company’s Fourth Amended and Restated Restricted Stock Unit Plan, effective as of February 7, 2017, and the Company’s 2018 Equity Incentive Plan, effective as of May 3, 2018.

“Company Intellectual Property” means the Non-Owned Intellectual Property together with the Owned Intellectual Property.

“Company Long-Term Cash Unit Program” means the Company’s Third Amended and Restated Long-Term Cash Unit Program, effective February 7, 2017.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate is, or is reasonably expected to (a) be materially adverse to the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (b) materially impair or materially delay the ability of the Company to perform its obligations under this Agreement or to consummate the Merger and the other Transactions; provided, however, that, solely with respect to clause (a) above, none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, nor shall any of the following be taken into account (in either case, after giving effect to any Effect resulting therefrom) in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect: (i) general economic conditions attributable to the U.S. economy or financial or credit markets, or changes therein (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, price levels or trading volumes in the United States or foreign securities markets) occurring after the date of this Agreement, (ii) any legal, regulatory, legislative, administrative or political conditions or changes therein (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events) occurring after the date of this Agreement, (iii) any changes or proposed changes in Laws or the interpretation, application or enforcement thereof occurring after the date of this Agreement, (iv) financial or security market fluctuations or conditions, (v) any change in the market price, trading volume or credit rating of any of the Company’s securities; provided, that the exception in this clause (v) shall not prevent or otherwise affect a determination that any Effect underlying such change has resulted in or contributed to a Company Material Adverse Effect, (vi) changes in, or events affecting, the global art market (including ordinary course seasonal fluctuations) and the other industries in which the Company and its Subsidiaries operate, (vii) any failure, in and of itself, by the Company or its Subsidiaries to meet any internal or publicly available projections, forecasts, estimates or predictions; provided, that the exception in this clause (vii) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Company Material Adverse Effect, (viii) any Effect arising out of a change in GAAP or applicable Law after the date of this Agreement, (ix) any Action commenced by the Company Stockholders arising from the transactions contemplated by this Agreement; provided, that the exception in this clause (ix) shall not prevent or otherwise affect a determination that any Effect underlying such Action has resulted in or contributed to a Company Material Adverse Effect, (x) the public announcement or pendency of this Agreement, the Transactions or the identity of Parent or any of its Affiliates, including the effect thereof on the relationships, contractual or otherwise, of the Company or any of its Affiliates with employees, contractors, customers, suppliers, partners and other third parties, (xi) any Effect arising out of an act or omission of the Company or its Subsidiaries taken (or not taken) with the express written consent of Parent, and any Effect arising from Parent unreasonably withholding its consent to a specific action prohibited by Section 5.1; provided, that in the case of each of clauses (i) through (iv), (vi) and (viii) any such Effect to the extent it disproportionately affects the Company and its Subsidiaries relative to other participants in the industries in which the Company or its Subsidiaries operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

“Company Material Contract” has the meaning set forth in Section 3.17(a).

“Company Non-Recourse Related Party” has the meaning set forth in Section 7.3(c).

“Company PCU” means each performance cash unit issued pursuant to the Incentive Plans.

“Company Plan” has the meaning set forth in Section 3.15(a).

“Company Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company.

“Company Proprietary Information” has the meaning set forth in Section 3.14(e).

“Company PSU” means each performance share unit issued pursuant to the Incentive Plans.

“Company RCU” means each restricted cash unit issued pursuant to the Incentive Plans.

“Company Retirement Savings Plan” means the Company’s Retirement Savings Plan, as amended and restated effective January 1, 2017.

“Company RSU” means each restricted stock unit issued pursuant to the Incentive Plans or otherwise.

“Company SEC Documents” has the meaning set forth in Section 3.6(a).

“Company Share Price PSU” has the meaning set forth in Section 2.8(b).

“Company Share Price PSU Consideration” has the meaning set forth in Section 2.8(b).

“Company Stock Compensation Plan for Non-Employee Directors” means the Company’s Stock Compensation Plan for Non-Employee Directors, as amended and restated effective May 7, 2015.

“Company Stockholder Approval” has the meaning set forth in Section 3.4(a).

“Company Stockholders” means the holders of shares of Company Common Stock.

“Company Stockholders’ Meeting” has the meaning set forth in Section 5.3(b).

“Company Termination Fee” has the meaning set forth in Section 7.3(a).

“Compensation Committee” has the meaning set forth in Section 2.8(b).

“Compliant” means with respect to the Financing Information, that:

(a) such Financing Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Financing Information not misleading in light of the circumstances which made;

(b) the auditors of any financial information contained therein have not withdrawn their audit opinion with respect to such information; and

(c) the financial statements and other financial information included in such Financing Information are, and remain throughout the Marketing Period, sufficient to permit the Financing Sources to receive customary comfort letters with respect to financial information contained in the Financing Information (including customary negative assurance comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the Financing Information) on any date during the Marketing Period.

“Confidentiality Agreement” has the meaning set forth in Section 5.2(b)(ii).

“Constituent Corporations” has the meaning set forth in the Preamble.

“Continuing Employees” means the employees of the Company and its Subsidiaries who are employed as of immediately prior to the Effective Time.

“Contract” means any written or oral binding contract, agreement, instrument, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

“Converted PCU” has the meaning set forth in Section 2.8(c)(i).

“Converted PSU” has the meaning set forth in Section 2.8(c)(ii).

“Converted RCU” has the meaning set forth in Section 2.8(c)(iii).

“Converted RSU” has the meaning set forth in Section 2.8(c)(iv).

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“COTS License” means any license for “shrink-wrap,” “click-through” or other “off-the-shelf” Software or for other Software that is commercially available to the public generally with annual license, maintenance, support and other fees of less than $200,000.

“D&O Insurance” has the meaning set forth in Section 5.7(b).

“Debt Commitment Letter” has the meaning set forth in Section 4.7(a).

“Debt Financing” has the meaning set forth in Section 4.7(a).

“Debt Financing Sources” means the investors or financial institutions named in the Debt Commitment Letter and their respective Affiliates and their respective Affiliates’ officers, directors, employees, partners, trustees, shareholders, controlling persons, agents and representatives and their respective successors and assigns.

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 2.6(e).

“DTC” means The Depositary Trust Company.

“Effect” means any event, occurrence, fact, condition, change, development, circumstance, matter, state of facts, series of events, circumstance or effect.

“Effective Time” has the meaning set forth in Section 2.3.

“Encumbrance” means any, lien (statutory or other), pledge, charge, security interest, claim or other encumbrance (each of the foregoing a “Lien”), mortgage, deed of trust, title retention device (including the interest of a seller or lessor under any conditional sale agreement or capital lease, or any financing lease having substantially the same economic effect as any of the foregoing), collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset, whether or not filed, recorded or perfected under applicable Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but other than restrictions under applicable securities Laws).

“Environmental Claim” has the meaning set forth in Section 3.12(a).

“Environmental Law” means any and all applicable Laws, or any other requirement of any Governmental Authority, relating to the protection of the environment, or the manufacture, processing, use, transport, treatment, storage, disposal, release or threatened release of petroleum products or any substance listed, classified or regulated as a Hazardous Material, or any similar term, under such Law or other requirement of Law or the remediation, reclamation or restoration of real property or that poses or could pose a threat or nuisance to health or the environment.

“Equity Commitment” has the meaning set forth in Section 4.7(a).

“Equity Commitment Letter” has the meaning set forth in Section 4.7(a).

“Equity Financing” has the meaning set forth in Section 4.7(a).

“Equity Financing Source” means the investor named in the Equity Commitment Letter.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any entity that has been or would be treated as a single employer with the Company or any of its Subsidiaries under Title IV of ERISA or Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 2.7(a).

“Expense Reimbursement” has the meaning set forth in Section 7.3(b)(i).

“FCPA” has the meaning set forth in Section 3.10(d).

“Financing” has the meaning set forth in Section 4.7(a).

“Financing Agreements” has the meaning set forth in Section 4.7(a).

“Financing Failure Event” has the meaning set forth in Section 5.15(i).

“Financing Information” means (i) audited consolidated financial statements of the Company and its subsidiaries consisting of consolidated balance sheets as of the last date of each of the three fiscal years of the Company ended at least 60 days prior to the Closing Date and consolidated statements of income, comprehensive income, changes in stockholder’s equity, and cash flows for each of the three fiscal years of the Company ended at least 60 days prior to the Closing Date and (ii) unaudited condensed consolidated financial statements of the Company consisting of condensed consolidated balance sheets and condensed consolidated statement of comprehensive income and condensed consolidated statement of cash flows as of the last day of and for the most recently completed fiscal quarter ended at least 40 days before the Closing Date, other than with respect to any quarter-end that is also a fiscal year-end.

“Financing Sources” means the Debt Financing Sources, the Equity Financing Source and the Guarantor.

“Foreign Company Plans” has the meaning set forth in Section 3.15(a).

“Full Year Bonus” has the meaning set forth in Section 5.10(b).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any national, supranational, federal, state, county, local or municipal government or any court or tribunal, regulatory or administrative agency, board or commission, arbitrator, arbitration tribunal or other governmental authority or instrumentality, in each case domestic or foreign.

“Governmental Permit” means any consent, franchise, approval, registration, variance, license, permit, grant, certificate, registration or other authorization or approval of a Governmental Authority or pursuant to any Law.

“Guarantor” means the investor named in the Guaranty.

“Guarantor Balance Sheet” has the meaning set forth in Section 4.7(g).

“Guaranty” has the meaning set forth in Section 4.7(a).

“Hazardous Materials” means (i) any petroleum, hazardous or toxic petroleum-derived substance or petroleum product, flammable or explosive material, radioactive materials, asbestos in any form that is or is reasonably likely to become friable, urea formaldehyde foam insulation, or polychlorinated biphenyls (PCBs); or (ii) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substances, extremely hazardous substance or chemical, hazardous waste, medical waste, biohazardous or infectious waste, special waste, or solid waste under any Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Incentive Plans” means the Company Incentive Plan, the Company Stock Compensation Plan for Non-Employee Directors and the Company Long-Term Cash Unit Program.

“Indebtedness” means, as to a Person (which term shall include any of its Subsidiaries for purposes of this definition of Indebtedness), (a) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness, whether or not contingent, for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments for the payment of which such Person is liable, (iii) obligations for the deferred purchase price of property or services, including any earn-out (whether or not contingent), (iv) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, and (vi) all loans to such Person by any of its suppliers, (b) all obligations or liabilities of such Person (whether or not contingent) under or in connection with letters of credit or bankers’ acceptances or similar items, (c) that portion of obligations with respect to capital leases that is properly classified as a long term liability on a balance sheet in conformity with GAAP, (d) all obligations of such Person under interest rate or currency swap transactions, (e) all obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, Indebtedness or obligations of others of the kinds referred to in clauses (a) through (d) above and (f) all obligations of the type referred to in clauses (a) through (e) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by the Person or any of its Subsidiaries). Notwithstanding the foregoing, in no event shall any agreement entered into by the Company or any of its Affiliates in the ordinary course of the Art Business consistent with past practice be deemed to constitute “Indebtedness”.

“Indemnified Parties” has the meaning set forth in Section 5.7(a).

“Insurance Policies” has the meaning set forth in Section 3.18.

“Intellectual Property” means any and all of the following, and rights in, arising out of, or associated therewith, throughout the world: (a) patents and applications therefor (including divisionals, continuations, continuations-in-part, reissues, renewals, extensions, re-examinations and other related rights) and equivalents thereof throughout the world, (b) trade secrets, know-how, show-how, confidential or proprietary business or technical information, including processes, methodologies, research and development information, methods, formulations, ideas, developments, drawings, specifications, designs, algorithms, plans, proposals, reports, test information, financial, marketing, business and technical data and information, customer, distributor, end user and supplier lists (including Personal Data), prospect lists, research records, market surveys and studies, projections, pricing information, analyses, computer programs, computer models, data, tools, inventions, discoveries, improvements, whether patentable or not or otherwise protectable (collectively, “Trade Secrets”), (c) trademarks, service marks, trade dress, trade names (including fictitious, assumed and d/b/a names), Internet domain names, URLs, social media usernames and account names, whether or not registered, including all goodwill associated therewith, and any and all common law rights, and registrations of the foregoing and applications therefor, and equivalents of the foregoing throughout the world, (d) copyrights (including copyrights in Software and all other works of authorship and all parts thereof, whether or not published), whether or not registered, and all rights to register and to obtain and all renewals, extensions, revivals and resuscitations thereof and registrations of the foregoing and applications therefor, and equivalents of the foregoing throughout the world (“Copyrights”), (e) all rights to industrial designs, design registrations and design registration applications (f) all rights in databases and data collections (including design databases, knowledge databases and customer databases), (g) moral rights, rights of attribution, and all other intellectual property rights, and all goodwill associated therewith, and whether or not subject to patent, copyright, trademark, design or other intellectual property registration or classification, now known or hereafter recognized in any jurisdiction worldwide, (h) all rights pertaining to the foregoing, including those arising under international treaties and convention rights, (i) all rights and powers to assert, defend and recover title to any of the foregoing, (j) all rights to assert, defend, sue, and recover damages for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any rights in or to any of the foregoing and (k) all administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions, and extensions of legal protection pertaining to any of the foregoing.

“Intervening Event” means any material event, fact, circumstance, development or occurrence that was not known nor reasonably foreseeable to the Company Board prior to execution of this Agreement (or, if known, the implications of which were not known to, or reasonably foreseeable by, the Company Board prior to execution of this Agreement) that first becomes known to the Company Board after execution of this Agreement and prior to the Company Stockholder Approval; provided, that in no event shall any of the following be taken into account in determining whether an Intervening Event has occurred: (a) the receipt, existence or terms of an Alternative Transaction Proposal or a Superior Proposal or any inquiry, indication of interest, proposal, offer or communication relating thereto (or that could reasonably be expected to lead to an Alternative Transaction Proposal or a Superior Proposal), or any matter relating thereto or consequence thereof, (b) any changes in the market price or trading volume of any of the Company’s securities, or the fact that the Company meets, exceeds or fails to meet internal or published projections, forecasts or revenue or earnings predictions for any period constitute an Intervening Event, except that the underlying cause or causes of such change or fact may be taken into account for purposes of determining whether an Intervening Event has occurred, (c) (i) the public announcement or pendency of this Agreement or the Transactions, (ii) any actions required to be taken or to be refrained from being taken pursuant to this Agreement, or (iii) any material breach of this Agreement by the Company, or (d) any event, fact, circumstance, development or occurrence that has had or would reasonably be expected to have an adverse effect on the business or financial condition of Parent or Merger Sub.

“IRS” means the Internal Revenue Service.

“IT Assets” means any and all computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, networks, data communications lines and all other information technology equipment, and all associated documentation owned by, or licensed or leased to, the Company or its Subsidiaries (excluding, in each case, any public networks).

“Knowledge of Parent” means the actual knowledge of Jean-Luc Berrebi.

“Knowledge of the Company” shall mean the actual knowledge of the officers listed in Section 1.1 (Company Officers) of the Company Disclosure Letter.

“Law” means all foreign, federal, state, local or municipal laws, statutes, ordinances, regulations and rules of any Governmental Authority, and all Orders.

“Leased Real Property” has the meaning set forth in Section 3.11(b).

“Letter of Transmittal” has the meaning set forth in Section 2.7(b).

“Liabilities” means any and all debts, liabilities, commitments and other obligations of any kind, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, asserted or unasserted, direct or indirect, due or to become due, determined, determinable or otherwise, whenever or however arising and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto, including those arising under any Law, Action or Order and those arising under any Contract.

“Lien” has the meaning set forth in the definition of “Encumbrance”.

“Marketing Period” shall mean the first period of 15 consecutive Business Days throughout and at the end of which Parent shall have Financing Information that is Compliant, provided that

(a) the Marketing Period shall not commence prior to the Business Day following the day on which the Company delivers to Merger Sub and Parent a notice (the “Notice of Intent to Close”) stating the Company’s good faith belief that (A) the Closing Date will occur 20 to 30 Business Days from the date of such Notice of Intent to Close (regardless of whether such date is ultimately the Closing Date), and (B) it has provided the Financing Information (in which case the requirement to deliver the Financing Information shall be deemed satisfied as of such date, unless Parent in good faith reasonably believes the Company has not completed the delivery of the Financing Information and, within three (3) Business Days after the receipt of the Notice of Intent to Close, delivers a written notice to the Company to that effect, stating with reasonable specificity which portion of the Financing Information the Company has not delivered);

(b) November 29, 2019 will not be a Business Day for purposes of the Marketing Period;

(c) if the Marketing Period has not ended on or prior to August 16, 2019, the Marketing Period shall not commence earlier than September 3, 2019; and

(d) the Marketing Period shall be deemed to end on any earlier date on which the Debt Financing is consummated.

“Material Interim Contract” means (a) any Contract that is either a Company Material Contract or, if entered into prior to the date of this Agreement, would have been a Company Material Contract, and (b) any of the following Company Contracts:

(i) other than any Contract entered into in the ordinary course of the Art Business consistent with past practice, any joint venture, partnership or limited liability company agreements or other similar agreements or arrangements relating to the formation, creation, operation, management or control of, or investment by the Company or any of its Subsidiaries in, any joint venture, partnership or limited liability company, other than any such agreements or arrangements solely between or among the Company and/or its wholly owned Subsidiaries;

(ii) any Contract that, as its primary purpose, (A) grants to the Company or any of its Subsidiaries any right to use, exploit or practice any Intellectual Property (except for COTS Licenses) that by its terms calls for payments to or by the Company or any of its Subsidiaries in excess of $1,000,000 or (B) provides for the development, modification, design, invention, production, acquisition, purchase, formulation or creation of any Intellectual Property, providing for payments in excess of $500,000;

(iii) any Contract that grants to any Person (other than the Company or any of its wholly owned Subsidiaries) any right to use, exploit or practice any Owned Intellectual Property and involves annual aggregate consideration in excess of $3,000,000, other than non-exclusive licenses of Owned Intellectual Property;

(iv) other than any Contract entered into in the ordinary course of the Art Business consistent with past practice, any Contract (excluding any Company Plans to the extent addressed in Section 5.1(h)) that (x) if entered into in the ordinary course of business consistent with past practice, by its terms calls for aggregate payments to or by the Company or any of its Subsidiaries in excess of $1,000,000 in any fiscal year or $3,000,000 over the term of such Contract or (y) otherwise, by its terms calls for aggregate payments to or by the Company or any of its Subsidiaries in excess of $1,000,000; or

(v) any Contract with any agent, distributor or sales representative (A) involving annual aggregate consideration in excess of $3,000,000 or (B) that is not terminable on thirty (30) days’ or less notice without penalty or payment of any termination fee.

“Maximum Premium” has the meaning set forth in Section 5.7(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Common Stock” means the common stock, par value $0.01 per share, of Merger Sub.

“MEWA” has the meaning set forth in Section 3.15(a).

“Non-DTC Book-Entry Shares” means Book-Entry Shares not held through DTC.

“Non-Owned Intellectual Property” means all Intellectual Property licensed or used by the Company or any of its Subsidiaries that is not Owned Intellectual Property.

“NYSE” means the New York Stock Exchange.

“Order” means any judgment, order, writ, award, preliminary or permanent injunction or decree of any Governmental Authority.

“Other Interests” has the meaning set forth in Section 3.3(c).

“Outside Date” has the meaning set forth in Section 7.1(b)(i).

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned (in whole or in part) by the Company or any of its Subsidiaries.

“Owned Real Property” has the mean set forth in Section 3.11(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Material Adverse Effect” means any Effect that is, or is reasonably expected to, materially impair or materially delay the ability of Parent or Merger Sub to perform its respective obligations under this Agreement or to consummate the Merger and the other Transactions.

“Parent Non-Recourse Related Party” has the meaning set forth in Section 8.17.

“Parent Offer” has the meaning set forth in Section 5.2(e)(i).

“Parent Plans” has the meaning set forth in Section 5.10(c).

“Parent Termination Fee” has the meaning set forth in Section 7.3(c).

“Paying Agent” has the meaning set forth in Section 2.7(a).

“Per Share Merger Consideration” has the meaning set forth in the Section 2.6(c).

“Permitted Encumbrances” means: (a) statutory Encumbrances for Taxes or other charges by Governmental Authorities that are not yet due and payable, (b) deposits or pledges made in the ordinary course of business consistent with past practice in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law, (c) Encumbrances in favor of landlords, carriers, warehousemen, mechanics and materialmen and other like Encumbrances incurred in the ordinary course of business consistent with past practice, (d) Encumbrances under Indebtedness of the Company set forth on Section 1.1 (Permitted Encumbrances) of the Company Disclosure Letter, (e) Encumbrances arising in the ordinary course of the Art Business consistent with past practice and (f) other Encumbrances (other than Encumbrances under or securing Indebtedness) that do not, individually or in the aggregate, detract in any material respect from or interfere with the value, marketability or use of the asset subject thereto; provided, however, that in case of clauses (a) through (e) appropriate reserves have been made in accordance with GAAP to the extent required.

“Person” means any individual, corporation, company, limited liability company, general or limited partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

“Personal Data” means any information (including a person’s name, street address, telephone number, e-mail address, portrait, social security number, tax identification number, driver’s license number, passport number, payment card number, bank account information and other financial information, customer or account numbers, account access codes and passwords, medical records, Internet Protocol address, geographic location, family members, browsing history, persistent identifier and demographic data ) which, whether alone or in combination with other information, identifies or relates to an identified natural person.

“Pre-Closing Bonus” has the meaning set forth in Section 5.10(b).

“Proxy Statement” has the meaning set forth in Section 5.3(a)(i).

“Qualifying Termination” means the termination of employment of a holder of a Company Equity Award (i) by the Surviving Corporation or any of its Subsidiaries or by Parent or any of its Affiliates, as applicable, without Cause (as such term is defined in the applicable Incentive Plan and corresponding award agreement) or (ii) by the Continuing Employee for Good Reason (as such term is defined in the applicable Incentive Plan and corresponding award agreement), in each case, during the 24-month period following the Closing Date.

“Real Property Leases” has the meaning set forth in Section 3.11(b).

“Registered Owned Intellectual Property” means Owned Intellectual Property issued by, registered, recorded or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code.

“Related Party Contract” means any Company Contract (other than Contracts with respect to purchases, sales and consignments (and guarantees with respect to the foregoing) in the ordinary course of the Art Business consistent with past practice) between the Company or any of its Subsidiaries (or by which the Company or any of its Subsidiaries (or any property or asset thereof) is bound), on the one hand, and any one or more of the Company’s Affiliates or any of the Company’s or any of its Subsidiaries’ officers or directors (or any of their respective family members) or any stockholder of the Company who, to the Knowledge of the Company, owns five percent (5%) or more of any class or series of the Company’s capital stock, on the other hand, other than any such Contract solely between or among the Company and/or its wholly owned Subsidiaries.

“Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials into the environment.

“Representatives” means, with respect to Parent, the Company or any of their respective Subsidiaries, all financial advisors, legal counsel, financing sources, accountants or other advisors, agents or representatives.

“Restrictive Contract” means any Company Contract that (a) restrains, limits or impedes the Company’s or any of its Subsidiaries’ (or will, after the Effective Time, restrain, limit or impede Parent’s or any of its Affiliates’, including the Surviving Corporation’s or any of its Subsidiaries’) ability to compete with any business or Person, or conduct any business or line of business at any time, in any manner or at any place in the world, or the expansion thereof to other geographical areas or lines of business (other than any Company Contract entered into in the ordinary course of the Art Business consistent with past practice relating to the consignment and sale of an individual piece or group of artwork(s)), (b) except for customary standstills included in confidentiality agreements in connection with the prospective or actual acquisition of another business, contains a standstill or similar agreement pursuant to which the Company or any of its Affiliates has agreed (or is subject to any agreement) not to acquire assets or securities of a third party, (c) except for such provisions included in confidentiality, vendor and consulting agreements entered into in the ordinary course of business consistent with past practice, contains any “nonsolicitation”, “no hire” or similar provision which restricts the Company or any of its Affiliates in soliciting, hiring, engaging, retaining or employing the current or former employees of any third party or (d) except for Company Contracts entered into in the ordinary course of business consistent with past practice involving consideration reasonably anticipated to aggregate to less than $3,000,000 over the complete term of the Contract, obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any Person other than the Company or any of its Subsidiaries.

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.6(c).

“SEC” means the Securities and Exchange Commission.

“Section 721” has the meaning set forth in Section 3.5(a).

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Share” has the meaning set forth in Section 2.6(c).

“Software” means all computer programs, code, and related documentation and materials (including Internet Web sites and Intranet sites), including programs, tools, operating system programs, application software, system software, databases, firmware and middleware, including the source and object code versions thereof, in any and all forms and media, and all documentation, user manuals, training materials and development materials related to the foregoing, and any derivations, updates, enhancements and customization of any of the foregoing, together with all processes, technical data, build scripts, test scripts, algorithms, APIs, subroutines, techniques, operating procedures, screens, user interfaces, report formats, development tools, templates, menus, buttons, icons and user interfaces relating to any of the foregoing.

“Solvent” has the meaning set forth in Section 4.8.

“Subsidiary” means, with respect to any Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, (a) owns or controls more than fifty percent (50%) of the outstanding voting securities, profits interest or capital interest, (b) is entitled to elect at least a majority of the board of directors or similar governing body or (c) in the case of a limited partnership, limited liability company or similar entity, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.

“Superior Proposal” means a bona fide written Alternative Transaction Proposal which the Company Board determines in good faith (after consultation with its outside legal counsel and independent financial advisor), taking into account all legal, financial, regulatory (including the likelihood of timely receipt of CFIUS Approval), financing (including funding logistics), conditionality (including any due diligence or consent-related condition), timing and other aspects of such Alternative Transaction Proposal (including all details relating to the Person or group of Persons making the proposal) and this Agreement (including any revisions of the terms of this Agreement proposed by Parent in response to such Alternative Transaction Proposal or otherwise), is reasonably likely to be consummated on the terms proposed and, if consummated, would result in a transaction more favorable to the Company’s stockholders than the Merger; provided, however, that for purposes of this definition of “Superior Proposal,” the term “Alternative Transaction Proposal” shall have the meaning assigned to such term in this Agreement, except that the applicable percentages in the definition of “Alternative Transaction” as used in the definition of “Alternative Transaction Proposal” shall be eighty percent (80%) rather than ten percent (10%).

“Superior Proposal Agreement” has the meaning set forth in Section 5.2(e).

“Support Agreements” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Surviving Corporation Shares” has the meaning set forth in Section 2.6(a).

“Tail Coverage” has the meaning set forth in Section 5.7(b).

“Tax” (and, with correlative meaning, “Taxes”) means (a) any net income, branch profits, value-added, alternative or add-on minimum tax (including any tax under Section 59A of the Code), estimated, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, escheat, unclaimed property, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, including as a result of being or having been a member of a consolidated, affiliated, aggregate, unitary or combined group, and (b) all interest, penalties, fines, additions to Tax, deficiency assessments or additional amounts imposed by any Tax Authority or other Governmental Authority in connection with any item described in clause (a).

“Tax Authority” means any Governmental Authority charged with the administration of any Tax Law.

“Tax Law” means any applicable Law relating to Taxes.

“Tax Return” means any returns, documents, elections, information, disclosure, declarations, reports, estimates, claims for refund, information returns and statements in respect of any Taxes (including any schedules or attachments thereto or amendments thereof).

“Top-up Bonus” has the meaning set forth in Section 5.10(b).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Transactions” has the meaning set forth in the Recitals.

“Transfer Tax Filings” shall mean any federal, state, county, local, foreign and other sales, use, real property transfer, conveyance, documentary transfer, recording or other similar tax (but not including any Taxes based upon income or gain) filings imposed upon the sale, change of control of ownership, transfer or assignment of real property, shares or personal property or any interest therein or the recording thereof, and any penalty, addition to or interest with respect thereto.

“Union” means any labor union, labor organization, employee organization, works council or other collective group of employees which represents any group of employees of the Company or any of its Subsidiaries, or with which the Company or any of its Subsidiaries is otherwise required to negotiate or consult with respect to employment-related matters.

“Voting Company Debt” has the meaning set forth in Section 3.2(b).

“WARN Act” has the meaning set forth in Section 3.16(c).

Section 1.2 Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) references to any agreement, instrument, statute, rule or regulation are to the agreement, instrument, statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section, provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any Law shall be deemed to refer to such Law as amended as of such date;

(f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(h) references to a Person are also to its successors and permitted assigns;

(i) references to monetary amounts are to the lawful currency of the United States;

(j) words importing the singular include the plural and vice versa and words importing gender include all genders;

(k) the word “or” is not exclusive;

(l) time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day; and

(m) references herein to the Company or any of its Subsidiaries shall be deemed to include any and all predecessors of the Company or such Subsidiary, as the case may be.

ARTICLE II

THE MERGER

Section 2.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement and the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and wholly-owned subsidiary of Parent, and the separate corporate existence of the Company with all its property, rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Section 2.2. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of

Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Company as the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.2 Charter and Bylaws.

(a) At the Effective Time, the Company Charter as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth in Exhibit A hereto and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter further amended as provided therein or by applicable Law.

(b) The parties shall take all actions necessary so that the Company Bylaws as in effect immediately prior to the Effective Time shall be amended and restated in their entirety to read as set forth in Exhibit B hereto and, as so amended and restated, shall be the Bylaws of the Surviving Corporation until thereafter further amended as provided therein or by applicable Law.

Section 2.3 Effective Time of the Merger. Subject to the provisions of this Agreement, immediately prior to the Closing, the parties shall file a Certificate of Merger with respect to the Merger as contemplated by Section 251 of the DGCL, together with any required related certificates, filings or recordings with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and as is set forth in such Certificate of Merger in accordance with the DGCL. The time when the Merger becomes effective is hereinafter referred to as the “Effective Time”.

Section 2.4 Closing. Unless this Agreement shall have been terminated in accordance with Section 7.1, the closing of the Merger (the “Closing”) shall take place at the offices of Hughes Hubbard & Reed LLP, at 10.00 a.m. New York City time, One Battery Park Plaza, New York, NY 10004, as promptly as practicable (but in no event later than the fifth (5th) Business Day) after all of the conditions set forth in Article VI shall have been satisfied or waived by the party entitled to the benefit of the same (other than conditions which by their nature are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions in accordance with this Agreement), provided, however, that if the Marketing Period has not begun, or has begun but not ended, in either case, at the time of the satisfaction or waiver of the conditions set forth in Article VI (other than conditions which by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions), the Closing shall occur on the earlier to occur of (a) a date during the Marketing Period specified by Parent on no less than three (3) Business Days’ notice to the Company and (b) the third Business Day after the end of the Marketing Period (subject in each case to the satisfaction or waiver (by the party entitled to grant such waiver) of all the conditions set forth in Article VI for the Closing as of the date determined pursuant to this provision), or at such other place, time and date as agreed to by the parties in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date”.

Section 2.5 Directors and Officers of the Surviving Corporation. Immediately prior to the Closing, the Company shall deliver to Parent the resignation of each member of the Company Board in each case, effective as of the Closing. Parent shall take all actions necessary so that from and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified, or until the earlier of their death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation.

Section 2.6 Effect on Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, any Company Stockholder or the holders of any capital stock of Parent or Merger Sub:

(a) Common Stock of Merger Sub. Each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into ten thousand (10,000) validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation (the “Surviving Corporation Shares”).

(b) Cancellation of Certain Shares. Each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time and (i) held in the treasury of the Company or owned by any Subsidiary of the Company or (ii) owned by Parent, Merger Sub or any other Subsidiary or Affiliate of Parent, shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Except as otherwise provided in Section 2.6(b), Section 2.6(d) and Section 2.6(e), each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (each, a “Share”) shall be converted into the right to receive $57.00 in cash, without interest (the “Per Share Merger Consideration”), payable to the holder in accordance with this Article II. From and after the Effective Time, all Shares converted into the right to receive the Per Share Merger Consideration pursuant to this Section 2.6(c) shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder (which holders shall include the trustees of the Company Retirement Savings Plan for the benefit of participants in the Company Retirement Savings Plan) of such Share(s) shall thereafter cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration in consideration for each such Share in accordance with this Article II upon compliance with the applicable procedures set forth in this Article II.

(d) Changes to Stock. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Company Common Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, split-up, exchange or readjustment of shares or any stock dividend thereon with a record date during such period, the Per Share Merger Consideration shall be equitably adjusted to reflect such change.

(e) Dissenting Shares; Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Shares (other than Shares cancelled in accordance with Section 2.6(b)) owned by holders who have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly exercised and perfected appraisal rights of such Shares pursuant to and in accordance with Section 262 of the DGCL and have not effectively withdrawn such demand (collectively, “Dissenting Shares”) shall not be converted into or represent the right to receive the Per Share Merger Consideration as provided in Section 2.6(c). Holders of Dissenting Shares shall be entitled to receive only the payment and rights granted by Section 262 of the DGCL. If, after the Effective Time, any such holder fails to properly perfect or otherwise effectively waives, withdraws or loses the right to appraisal under Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 262 of the DGCL shall cease and such Dissenting Shares shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive the Per Share Merger Consideration for each Share formerly represented thereby, without interest and less any required Tax withholding as provided in Section 2.7(k), upon surrender of the Certificate representing such Shares, other reasonable steps with respect to Non-DTC Book-Entry Shares or delivery of an “agent’s message”, as applicable, in accordance with Section 2.7. The Company shall give Parent prompt written notice of any notice or demand for appraisal or payment for Shares received by the Company prior to the Effective Time, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and shall give Parent the opportunity to participate in any and all negotiations and Actions with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle, or settle, any such demands.

Section 2.7 Exchange Procedure.

(a) Paying Agent. Prior to the Effective Time, Parent shall select an institution reasonably acceptable to the Company to act as agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) to receive payment of the aggregate Per Share Merger Consideration to which the stockholders of the Company shall become entitled pursuant to this Article II. The Paying Agent agreement pursuant to which the Parent will appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent a cash amount in immediately available funds sufficient in the aggregate to provide all funds necessary for the Paying Agent to make all payments in respect of Shares (other than Shares to be cancelled pursuant to Section 2.6(b) and the Dissenting Shares) pursuant to Section 2.6(c) (such cash being hereinafter referred to as the “Exchange Fund”) in trust for the benefit of the holders of the Shares. The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that such investments (i) shall not relieve Parent from making any payments required by this Agreement, (ii) shall not have a maturity that is reasonably likely to prevent or delay any payments to be made pursuant to this Agreement, and (iii) shall be in short-term obligations of or guaranteed by the United States of America, in commercial paper obligations rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services LLC, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing. Subject to Section 2.7(i), to the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate Per Share Merger Consideration as contemplated hereby, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all applicable times maintained at a level sufficient to make such cash payments, and Parent (and, following the Effective Time, the Surviving Corporation) shall in any event be liable for payment thereof. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable in respect of Shares under Section 2.6(c) shall be promptly returned to Parent or the Surviving Corporation, as requested by Parent. The funds deposited with the Paying Agent pursuant to this Section 2.7(a) shall not be used for any purpose other than as contemplated by this Section 2.7(a). Parent shall, or shall cause the Surviving Corporation to, pay all charges and expenses (other than Taxes and charges and expenses resulting from lost Certificates), including those of the Paying Agent, in connection with the exchange of Shares for the Per Share Merger Consideration.

(b) Transmittal Materials. Promptly after the Effective Time (and in any event no later than three (3) Business Days thereafter), Parent shall cause the Paying Agent to mail or otherwise provide to each holder of record of Shares that have been converted into a right to receive the Per Share Merger Consideration (i) transmittal materials in customary form (a “Letter of Transmittal”), specifying that delivery shall be effected, and risk of loss and title shall pass, with respect to non-certificated Shares held in book-entry form representing any such Shares (each a “Book-Entry Share”), only upon delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request), and with respect to certificates (each a “Certificate”) formerly representing, immediately prior to the Effective Time, any such Shares, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.7(j)) to the Paying Agent, such Letter of Transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree and (ii) instructions for effecting the surrender of the Book-Entry Shares or Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.7(j)) to the Paying Agent.

(c) Certificates. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.7(j)) to the Paying Agent in accordance with the terms of the Letter of Transmittal and instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall instruct the Paying Agent to pay and deliver in exchange therefor as promptly as reasonably practicable, a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.7(k)) equal to the product obtained by multiplying (i) the number of Shares previously represented by such Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.7(j)) by (ii) the Per Share Merger Consideration, and the Certificate of such holder so surrendered shall forthwith be cancelled.

(d) Non-DTC Book-Entry Shares. With respect to each Non-DTC Book-Entry Share, as promptly as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to deliver to each holder of record of a Non-DTC Book-Entry Share (i) a notice advising such holders of the effectiveness of the Merger and (ii) upon surrender to the Paying Agent of Non-DTC Book-Entry Shares by book-receipt of an “agent’s message” by the

Paying Agent in accordance with the terms of the Letter of Transmittal and accompanying instructions, a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.7(k)) equal to (A) the number of Non-DTC Book-Entry Shares held by such holder multiplied by (B) the Per Share Merger Consideration, and the Non-DTC Book-Entry Shares so surrendered shall forthwith be cancelled.

(e) Book-Entry Shares Held by DTC. With respect to Book-Entry Shares held through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent and DTC to ensure that the Paying Agent will transmit to DTC or its nominees as soon as practicable after the Effective Time, upon surrender of such Book-Entry Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Per Share Merger Consideration (after giving effect to any required Tax withholdings provided in Section 2.7(k)) for each such Book-Entry Share.

(f) Unrecorded Transfers; Other Payments. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company or if payment of the applicable Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, a check for any cash to be exchanged upon due surrender of the Certificate or Book-Entry Share may be issued to such transferee or other Person if the Certificate or Book-Entry Share formerly representing such Shares is presented to the Paying Agent accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable transfer or other similar Taxes have been paid or are not applicable.

(g) Until surrendered as contemplated by this Section 2.7, each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions (as applicable)) the applicable Per Share Merger Consideration as contemplated by this Article II. No interest shall be paid or accrued on any Per Share Merger Consideration payable to holders of Certificates or Book-Entry Shares. No dividends or other distributions with respect to the capital stock of Surviving Corporation shall be paid to the holders of any unsurrendered Certificate or Book Entry Shares.

(h) No Further Ownership Rights; Transfer Books. From and after the close of business on the day on which the Effective Time occurs, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or acceptable evidence of a Book-Entry Share is presented to the Surviving Corporation, Parent or the Paying Agent for transfer or any other reason (including, without limitation, with respect to any Dissenting Shares which cease to be Dissenting Shares in accordance with Section 2.6(e)), it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article II. The Per Share Merger Consideration paid upon the surrender of Certificates (or receipt by the Paying Agent of an “agent’s message”, in the case of Book-Entry Shares) in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares.

(i) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest received with respect thereto and the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for one hundred and eighty days (180) days after the Effective Time shall be delivered to the Surviving Corporation or its designee(s). Any holder of Shares that have been converted into a right to receive the Per Share Merger Consideration who has not theretofore exchanged Shares for the Per Share Merger Consideration in accordance with this Article II shall thereafter be entitled to look to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.7(k)) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates) or acceptable evidence of Book-Entry Shares, without any interest thereon in accordance with the provisions set forth in this Section 2.7, and Parent shall remain liable for (subject to applicable abandoned property, escheat or other similar Laws) payment of their claim for the Per Share Merger Consideration payable upon due surrender of their Certificates or Book-Entry Share. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Company, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(j) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact, reasonably acceptable to Parent, by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen, or destroyed Certificate the amount equal to the Per Share Merger Consideration with respect to each share of Company Common Stock formerly represented by such lost, stolen or destroyed Certificate.

(k) Withholding Rights. Each of Parent, the Surviving Corporation, the Paying Agent and any applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares or any holder of Company Equity Awards (or with respect to any other amounts payable pursuant to Section 2.6) pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any other provision of applicable United States federal, state, local or foreign Tax Law. To the extent that amounts are so withheld, as applicable, such withheld amounts shall be (i) remitted to the appropriate Tax Authority and (ii) treated for all purposes of this Agreement as having been paid to the holders of the Shares or holders of Company Equity Awards (or to the recipient of any other amount payable pursuant to Section 2.6) in respect of which such deduction and withholding was made.

Section 2.8 Treatment of Company Equity Awards.

(a) Company DSUs. Parent will not assume any Company DSUs. Each Company DSU that is outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive an amount in cash, without interest and subject to any applicable withholding tax, equal to the product of (x) the total number of Shares underlying such Company DSUs and (y) the Per Share Merger Consideration (the “Company DSU Consideration”). The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay to each holder of a Company DSU the Company DSU Consideration within ten (10) Business Days following the Effective Time.

(b) Company Share Price PSUs. Each Company PSU that is subject to performance conditions based on the price of a Share (a “Company Share Price PSU”) that is outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive an amount in cash, without interest and subject to any applicable withholding tax, equal to the product of (x) the total number of Shares earned in accordance with the terms and conditions set forth in the award agreement evidencing such Company Share Price PSU as reasonably determined by the compensation committee of the Company Board (the “Compensation Committee and (y) the Per Share Merger Consideration (the “Company Share Price PSU Consideration”). The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay to each holder of a Company Share Price PSU the Company Share Price PSU Consideration within ten (10) Business Days following the Effective Time.

(c) Other Company Equity and Equity-Based Awards. Except as otherwise agreed by and between Parent and a holder of a Company Equity Award (other than a Company DSU, a Company Share Price PSU or a Company Equity Award that is subject to Section 409A of the Code) prior to the Effective Time:

(i) Company PCUs. As of the Effective Time, each Company PCU that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of such Company PCU, be canceled, extinguished and converted into an award (each, a “Converted PCU”) representing the right to receive from the Surviving Corporation an amount in cash, without interest and subject to any applicable withholding tax, equal in value to the product of (i) the Per Share Merger Consideration multiplied by (ii) the number of Shares represented by Company PCUs deemed earned as of immediately prior to the Effective Time. For purposes of clause (ii) of the immediately preceding sentence, the number of Company PCUs deemed earned as of immediately prior to the Effective Time shall be (x) 125% of target for Company PCUs with a performance period ending December 31, 2019, (y) 100% of target for Company PCUs with a performance period ending December 31, 2020 and (z) 100% of target for Company PCUs with a performance period ending December 31, 2021. Each Converted PCU shall (A) vest and settle on terms (including acceleration events but excluding any performance-based vesting conditions) as were applicable to the corresponding Company PCU immediately prior to the Effective Time and (B) vest in full to the extent the holder of a Converted PCU is subject to a Qualifying Termination, with such Converted PCU settled in cash as soon as practicable, but in no event later than ten (10) Business Days, following such Qualifying Termination, or such later time as required to comply with Section 409A of the Code.

(ii) Company PSUs. As of the Effective Time, each Company PSU other than a Company Share Price PSU that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of such Company PSU, be canceled, extinguished and converted into an award (each, a “Converted PSU”) representing the right to receive from the Surviving Corporation an amount in cash, without interest and subject to any applicable withholding tax, equal in value to the product of (i) the Per Share Merger Consideration multiplied by (ii) the number of Company PSUs deemed earned as of immediately prior to the Effective Time. For purposes of clause (ii) of the immediately preceding sentence, the number of Company PSUs deemed earned as of immediately prior to the Effective Time shall be (x) 125% of target for Company PSUs with a performance period ending December 31, 2019, (y) 100% of target for Company PSUs with a performance period ending December 31, 2020 and (z) 100% of target for Company PSUs with a performance period ending December 31, 2021. Each Converted PSU shall (A) vest and settle on terms (including acceleration events but excluding any performance-based vesting conditions) as were applicable to the corresponding Company PSU immediately prior to the Effective Time and (B) vest in full to the extent the holder of a Converted PSU is subject to a Qualifying Termination, with such Converted PSU settled in cash as soon as practicable, but in no event later than ten (10) Business Days, following such Qualifying Termination, or such later time as required to comply with Section 409A of the Code.

(iii) Company RCUs. As of the Effective Time, each Company RCU that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of such Company RCU, be canceled, extinguished and converted into an award (each, a “Converted RCU”) representing the right to receive from the Surviving Corporation an amount in cash, without interest and subject to any applicable withholding tax, equal to the product of (i) the Per Share Merger Consideration multiplied by (ii) the number of shares represented by outstanding Company RCUs as of immediately prior to the Effective Time. Each Converted RCU shall (A) vest and settle on terms (including acceleration events) as were applicable to the corresponding Company RCU immediately prior to the Effective Time and (B) vest in full to the extent the holder of a Converted RCU is subject to a Qualifying Termination, with such Converted RCU settled in cash as soon as practicable, but in no event later than ten (10) Business Days, following such Qualifying Termination, or such later time as required to comply with Section 409A of the Code.

(iv) Company RSUs. As of the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of such Company RSU, be canceled, extinguished and converted into an award (each, a “Converted RSU”) representing the right to receive from the Surviving Corporation an amount in cash, without interest, and subject to any applicable withholding tax, equal to the product of (i) the Per Share Merger Consideration multiplied by (ii) the total number of Shares underlying such Company RSU as of immediately prior to the Effective Time. Each Converted RSU shall (A) vest and settle on terms (including acceleration events) as were applicable to the corresponding Company RSU immediately prior to the Effective Time and (B) vest in full to the extent the holder of a Converted RSU is subject to a Qualifying Termination, with such Converted RSU settled in cash as soon as practicable, but in no event later than ten (10) Business Days, following such Qualifying Termination, or such later time as required to comply with Section 409A of the Code.

(d) Company Equity Payments. Each payment to be made in respect of Company Equity Awards pursuant to the terms and conditions of this Section 2.8 shall be made in full, free and clear of any deduction (other than deductions required for applicable withholding tax or as otherwise required by Law), offset, defense, claim or counterclaim, and, without any right to clawback, recapture or similar recoupment by Parent or the Surviving Corporation. The provisions of this Section 2.8 are intended to benefit, and confer rights and remedies upon, the holders of the Company Equity Awards in accordance with Section 8.4.

(e) Corporate Actions. At or prior to the Closing, the Company, the Company Board or Compensation Committee, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 2.8 and provide Parent a true, correct and complete copy of any such resolutions or actions. The Company shall take all actions necessary to ensure that, from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver Shares, Surviving Corporation Shares or other capital stock of the Company to any Person pursuant to or in settlement of any Company Equity Award.

(f) For the avoidance of doubt, (i) nothing in this Section 2.8 shall be deemed to prohibit the settlement or vesting, as applicable, prior to the Closing, of any Company Equity Award in accordance with the Incentive Plans and award agreements thereunder in effect as of the date of this Agreement, and (ii) prior to the Closing, the Incentive Plans and Company Equity Awards shall continue to be subject in all respects to the terms and conditions of the applicable Incentive Plan and the award agreements governing the applicable Company Equity Award as in effect on the date of this Agreement, without giving effect to the transactions contemplated herein.

Section 2.9 Further Assurances. If, at any time before or after the Effective Time, the Company or Parent reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the Company, Parent, the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the Company SEC Documents filed prior to the date of this Agreement (without giving effect to any amendment or supplement to any such Company SEC Documents filed on or after the date of this Agreement, and excluding “risk factors” sections or any language in the Company SEC Documents that is predictive or forward-looking or that is not factual information but merely cautionary language), but only to the extent the relevance of a disclosure or statement therein to a section of this Article III is reasonably apparent on its face without independent inquiry (provided, that in no event shall any disclosure in the Company SEC Documents qualify or limit the representations and warranties in Sections 3.2, 3.3(b), 3.3(c), 3.4, or 3.5(a) of this Agreement), or (b) as set forth in the Disclosure Letter delivered by the Company to Parent in connection with this Agreement (the “Company Disclosure Letter”) (it being agreed that any disclosure in the Company Disclosure Letter with respect to any particular representation or warranty shall also be deemed a disclosure with respect to any other representation or warranty to the extent the relevance of a disclosure or statement therein to a section of this Article III is reasonably apparent on its face without independent inquiry), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization; Standing and Power. The Company (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware, (b) has all requisite corporate power and authority to own, lease and operate its properties, to hold its assets and to carry on its business as currently conducted and (c) is duly qualified or licensed to do business as a foreign corporation, and is in good standing (with respect to jurisdictions which recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in each case as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company has made available to Parent, prior to the date of this Agreement, a true, correct and complete copy of the Company Charter and Company Bylaws in effect as of the date of this Agreement. No corporate action has been taken with respect to any amendment to the Company Charter or the Company Bylaws (except for any such amendments that have become effective prior to the date of this Agreement and are reflected in the copies of the Company Charter and the Company Bylaws described in the preceding sentence) and no such corporate action is currently under discussion by the Company Board.

Section 3.2 Capitalization of the Company.

(a) The authorized capital stock of the Company consists of (i) 200,000,000 shares of Company Common Stock and (ii) 50,000,000 shares of Company Preferred Stock. As of the close of business on June 10, 2019 (A) 46,612,805 shares of Company Common Stock were issued and outstanding, (B) 25,027,989 shares of Company Common Stock were held in treasury by the Company and its Subsidiaries and (C) no shares of Company Preferred Stock were issued or outstanding. Other than 6,683,698 shares of Company Common Stock reserved for issuance under the Company’s 2018 Equity Incentive Plan, 940,182 shares of Company Common Stock reserved for issuance under the Company’s Fourth Amended and Restated Restricted Stock Unit Plan and 272,552 shares of Company Common Stock reserved for issuance under the Company Stock Compensation Plan for Non-Employee Directors, the Company has no shares of Company Common Stock or Company Preferred Stock reserved for issuance. As of the close of business on June 10, 2019, (i) 203,149 shares of Company Common Stock were subject to outstanding Company DSUs, (ii) 928,613 shares of Company Common Stock were subject to outstanding Company PSUs (assuming achievement of applicable performance goals at target value), (iii) 807,417 shares of Company Common Stock were subject to outstanding Company RSUs, (iv) 15,990 Company PCUs were outstanding (assuming achievement of applicable performance goals at target value) and (v) 52,842 Company RCUs were outstanding. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and were issued in compliance with all applicable securities Laws. No shares of capital stock of the Company are owned by any Subsidiary of the Company.

(b) There are no preemptive or similar rights granted by the Company or any Subsidiary of the Company to any holders of any class or series of securities of the Company or any Subsidiary of the Company. Neither the Company nor any Subsidiary of the Company has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exchangeable or exercisable for securities having the right to vote) with the Company Stockholders or any such Subsidiary on any matter (“Voting Company Debt”). Except as listed on Section 3.2(b) of the Company Disclosure Letter, and except for the issuance of Company Common Stock issuable pursuant to Company Equity Awards issued under the Incentive Plans and outstanding on the date of this Agreement and which are disclosed on Section 3.2(c) of the Company Disclosure Letter, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, restricted stock units, restricted stock, stock-based performance units, commitments, contracts, arrangements, understandings, or undertakings of any kind to which the Company or any of the Subsidiaries of the Company is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company, any of its Subsidiaries or any Voting Company Debt, (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Company or any of its Subsidiaries. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Subsidiaries of the Company. There are no proxies, voting trusts or other agreements or understandings to which the Company or any of the Subsidiaries of the Company is a party or is bound with respect to the voting of or giving consent by the capital stock of, or other equity interests in, the Company or any of its Subsidiaries. The Company is not a party to any “poison pill” rights plan relating to any shares of capital stock of the Company.

(c) Section 3.2(c) of the Company Disclosure Letter sets forth true, correct and complete information with respect to each outstanding award under any of the Incentive Plans as follows: (i) with respect to Company PSUs and Company RSUs, the holder’s name, the type of Company Equity Award, the number of Shares subject to such award and the estimated value of such holder’s award as of the close of business on June 12, 2019 based on the Per Share Merger Consideration and in the case of Company PSUs, assuming achievement of applicable performance goals at target value; (ii) with respect to Company PCUs and Company RCUs, the holder’s name, job level, type of Company Equity Award and the number of Shares represented by such award as of June 12, 2019; and (iii) with respect to Company DSUs, such holder’s name and the number of Shares subject to such holder’s award as of June 16, 2019. Each Company Equity Award was granted in accordance with all applicable Laws and the terms of the Incentive Plan applicable thereto.

(d) The Company has made available to Parent true, correct and complete copies of each Incentive Plan and each form of award agreement used under such plans and any variations to such forms.

Section 3.3 Subsidiaries.

(a) Each Subsidiary of the Company (i) is a corporation or other entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of its jurisdiction of incorporation or organization, (ii) has all power and authority to own, hold, lease and operate its properties and assets and to carry on its business as currently conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in the case of clauses (i), (ii) and (iii) collectively as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, all of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and nonassessable and were issued in compliance with all applicable Laws. All of the outstanding capital stock or securities of, or other equity interests in, each of the Subsidiaries of the Company, is owned, directly or indirectly, by the Company, and is owned free and clear of any Encumbrance and free of any other limitation or restriction, other than restrictions imposed under federal, state or foreign securities Laws, corporate Laws or such Subsidiary’s organizational documents. There are no restrictions with respect to the Company (or any Subsidiary of the Company, as applicable) voting the capital stock of, or any other equity interests in, any of its Subsidiaries.

(c) Section 3.3(c) of the Company Disclosure Letter sets forth a true, correct and complete list of all capital stock of, or other equity interests in, any corporation, partnership, joint venture, trust or other Person in which the Company has made an equity investment in excess of $3,000,000, which capital stock or other equity interests is owned or controlled, directly or indirectly, by the Company (other than capital stock of, or other equity interests in, its Subsidiaries) (collectively, the “Other Interests”). All Other Interests are fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of any Encumbrance and free of any other limitation or restriction, other than restrictions imposed under federal, state or foreign securities Laws, corporate Laws or such Person’s organizational documents. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no restrictions with respect to the Company (or any Subsidiary of the Company, as applicable) voting any of the Other Interests.

Section 3.4 Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other Transactions. The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and the other Transactions have been duly and validly authorized by all necessary action on the part of the Company and no other proceedings on the part of the Company or its stockholders are necessary to authorize the execution and delivery of this Agreement or the consummation of the Merger and the other Transactions, other than, as of the date of this Agreement with respect to the Merger, (i) the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon voting together as a single class (the “Company Stockholder Approval”) and (ii) the filing of the Certificate of Merger as required by the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, regardless of whether enforcement is sought in a proceeding at equity or law (the “Bankruptcy and Equity Exception”).

(b) The Company Board has adopted resolutions, prior to the execution of this Agreement, (i) determining that this Agreement, the Merger and the other Transactions are advisable to, and in the best interests of, the Company and its stockholders, (ii) approving and declaring advisable this Agreement and the execution, delivery and performance of this Agreement and the consummation of the Merger and the other Transactions, (iii) approving the Support Agreements, (iv) resolving to recommend that the Company Stockholders adopt this Agreement and (v) directing that this Agreement be submitted to the Company Stockholders for their adoption, which resolutions have not been subsequently withdrawn or modified in any respect in violation of the provisions of this Agreement.

(c) The Company Stockholder Approval is the only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement and to consummate the Merger and the other Transactions under the applicable Laws of the State of Delaware, including the DGCL.

Section 3.5 Consents and Approvals; No Violations.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other Transactions contemplated by this Agreement do not and will not require, on the part of the Company, any filing or registration with, notification to, or obtaining any authorization, permit, license, declaration, Order, consent or approval of, or other action by or in respect of, any Governmental Authority or the NYSE other than (i) as may be required by the HSR Act, (ii) the filing with the SEC of (A) the Proxy Statement and (B) such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other Transactions, (iii) the filing of a joint voluntary notice with the Committee on Foreign Investment in the United States (“CFIUS”), pursuant to Section 721 of Title VII of the Defense Production Act of 1950, as amended (codified at 50 U.S.C. § 4565), and in regulations issued pursuant thereto, codified at 31 C.F.R. Parts 800 and 801, as amended (“Section 721”), in accordance with the requirements of Section 721, (iv) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under (A) applicable U.S. federal and state or foreign securities Laws or the applicable requirements of the NYSE or (B) antitrust or competition Laws, in the case of clause (B) as set forth on Section 3.5(a) of the Company Disclosure Letter, (v) the filing of the Certificate of Merger or any other documents as required by the DGCL and (vi) any Transfer Tax Filings as may be required by Law.

(b) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other Transactions do not and will not (i) conflict with or violate any provision of the Company Charter or Company Bylaws or similar organizational documents of any of its Subsidiaries, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.5(a) have been obtained and all filings and other obligations described in Section 3.5(a) have been made, and assuming that the Company Stockholder Approval has been obtained prior to the Effective Time, conflict with or violate, in any respect, any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound, (iii) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments (including any right of acceleration of any royalties, fees, profit participations or other payments to any Person) pursuant to, any of the terms, conditions or provisions of any Company Contract (other than any Company Plans, to the extent addressed in Section 3.15(h)), or (iv) result in the creation of an Encumbrance (except for Permitted Encumbrances) on any property or asset of the Company or any of its Subsidiaries except, with respect to clauses (ii), (iii) and (iv), for such conflicts, violations, triggering of payments, Encumbrances, filings, notices, permits, authorizations, consents, approvals, terminations, amendments, accelerations, cancellations, breaches, defaults, losses of benefits or rights which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 3.6 SEC Reports and Financial Statements.

(a) The Company has timely filed with, or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents required to be filed by the Company since January 1, 2017 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Company SEC Documents”). As of their respective dates, or if amended prior to the date of this Agreement, as of the date of the last such amendment, the Company SEC Documents (i) were (or, with respect to any Company SEC Document filed after the date of this Agreement, will be) prepared in accordance and complied in all material respects with the requirements of the Securities Act and the Exchange Act (to the extent then applicable) and (ii) did not (or will not, as the case may be) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were (or will be, as the case may be) made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained or incorporated by reference in the Company SEC Documents (the “Company Financial Statements”), (i) complied, in all material respects, as of their respective dates of filing with the SEC, with the published rules and regulations of the SEC with respect thereto, (ii) was prepared, in all material respects, in accordance with GAAP applied on a consistent basis during the periods indicated (except, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly present in all material respects and in accordance with GAAP applied on a consistent basis the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of the Company’s and its Subsidiaries’ operations and cash flows for the periods indicated (except that the unaudited interim financial statements are subject to normal and recurring year-end and quarter-end adjustments, which are not in the aggregate material). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all accounts receivable reflected in the Company Financial Statements have arisen from bona fide transactions in the ordinary course of business and have been recorded in accordance with GAAP applied on a consistent basis. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the inventory reflected in the Company Financial Statements is valued on a specific identification basis at the lower of cost or the Company’s estimate of realizable value (i.e., the expected sale price upon disposition) consistent with past practice.

(c) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the related rules and regulations promulgated thereunder. The Company maintains, and has maintained since January 1, 2017, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The management of the Company completed its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2018, and such assessment concluded that as of December 31, 2018 such controls were effective. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the Audit Committee of the Company Board (x) all significant deficiencies, if any, in the design or operation of internal control over financial reporting which are reasonably likely to materially adversely affect the Company’s ability to record, process, summarize and report financial data and have identified to such auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees of the Company or any of its Subsidiaries who have a significant role in the Company’s internal control over financial reporting; and the Company has provided to Parent prior to the date of this Agreement true, correct and complete copies of any such disclosures made from January 1, 2016 to the date of this Agreement. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in the event that any such material weakness or fraud was identified, each of the Company and its Subsidiaries has addressed and resolved any such material weakness or fraud.

(d) Except for matters resolved prior to the date of this Agreement, since January 1, 2016, (i) none of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, officers, employees, auditors, accountants or other Representatives has received written or, to the Knowledge of the Company, oral notice of any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company, its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company, its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to the chief executive officer or general counsel of the Company pursuant to the Company’s policies adopted in accordance with Section 307 of the Sarbanes Oxley Act and the rules and regulations of the SEC promulgated thereunder.

(e) None of the Company SEC Documents filed on or prior to the date of this Agreement is, to the Knowledge of the Company, subject to ongoing SEC review, including outstanding or unresolved comments in comment letters received by the Company from the SEC staff.

(f) Neither the Company nor any Subsidiary of the Company has listed any of its securities on any stock exchange in any jurisdiction, other than the shares of Company Common Stock listed by the Company on the NYSE.

(g) No Subsidiary of the Company is separately subject to the periodic reporting requirements of the Exchange Act.

Section 3.7 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any accrued, contingent or other Liabilities, whether matured or unmatured, and there is no existing condition, situation or set of circumstances which is reasonably expected to result in any such Liabilities other than those which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, except (a) as reflected or reserved against in the balance sheet of the Company dated March 31, 2019 included in the Form 10-Q filed by the Company with the SEC on May 2, 2019 (the “Company Balance Sheet”) (or described in the notes thereto), (b) current Liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, and (c) Liabilities arising under the terms of (but not from any breach of default under) any Company Contract that is either (x) disclosed in the Company Disclosure Letter or (y) not required to be so disclosed by the terms of this Agreement, and including any such Company Contract that is entered into after the date of this Agreement, as long as entering into such Company Contract does not violate any provision of this Agreement. There are no material off-balance sheet arrangements to which the Company or any of its Subsidiaries is a party that have not been disclosed in the Company SEC Documents.

Section 3.8 Absence of Certain Changes. Since the date of the Company Balance Sheet and prior to the date of this Agreement, (a) there has been no Effect which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect and (b) the Company and its Subsidiaries have conducted their businesses in the ordinary course of business consistent with past practice. Since the date of the Company Balance Sheet through the date of this Agreement, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would have constituted a breach of Section 5.1(a), (b), (e), (m) or (n).

Section 3.9 Litigation. There is no Action pending or, to the Knowledge of the Company threatened, against the Company or any of its Subsidiaries or any of its or their respective properties or assets or any of its or their respective officers or directors (in their capacity as officers or directors of the Company or its Subsidiaries) that, if adversely determined, individually or in the aggregate would require the Company to pay an amount in excess of $3,000,000. Neither the Company nor any of its Subsidiaries (or any of their respective assets or properties) is subject to or bound by any Order except as set forth on Section 3.9 of the Company Disclosure Letter and the Company and its Subsidiaries have complied, and are now in compliance with, all such Orders in all material respects.

Section 3.10 Compliance with Applicable Laws. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect:

(a) Since January 1, 2017, the Company and each of its Subsidiaries have complied, and are now in compliance, in each case, with all applicable Laws (including Environmental Laws). No investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries (or any of their respective assets or businesses) is pending or, to the Knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries has received notice of any violation of any Law.

(b) The Company and its Subsidiaries (i) hold all Governmental Permits necessary for the lawful conduct of their respective businesses or ownership of their respective assets and properties (including all Governmental Permits required under Environmental Laws) and (ii) are in compliance with all such Governmental Permits. All such Governmental Permits are in full force and effect and no Action is pending or, to the Knowledge of the Company, threatened, by any Governmental Authority seeking the revocation, limitation, suspension, withdrawal, modification or nonrenewal of any such Governmental Permit.

(c) The Company is not an “investment company” under the Investment Company Act of 1940.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or any of its Subsidiaries (or any director or executive officer of the Company or any of its Subsidiaries) or, to the Knowledge of the Company, any other officer, employee, agent or other Representative of the Company or any of its Subsidiaries has (i) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 (the “FCPA”), (ii) taken any unlawful action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA), (iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, or (iv) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, and the Company has instituted and maintains policies and procedures reasonably designed to promote and achieve compliance with applicable anti-corruption Laws.

Section 3.11 Real Property; Personal Property.

(a) Section 3.11(a) of the Company Disclosure Letter sets forth a complete and correct list as of the date of this Agreement of all real property owned by the Company or any of its Subsidiaries (collectively, the “Owned Real Property”) and, for each parcel of Owned Real Property, identifies the street address of such Owned Real Property. Except as would not be reasonably expected to be material to the Company and its Subsidiaries, taken as a whole the Company or one of its Subsidiaries, as applicable, has good and marketable fee simple title to the Owned Real Property, free and clear of all Encumbrances (other than Permitted Encumbrances).

(b) Section 3.11(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all real property subject to leases, subleases and other occupancy arrangements to which the Company or any of its Subsidiaries is a party and each amendment thereto (the “Real Property Leases”). With respect to the real property that is leased by or subleased to the Company or any of its Subsidiaries and is material to the Company and its Subsidiaries, taken as a whole (the “Leased Real Property”), except as would not be material to the Company, the Company or the applicable Subsidiary has a good and valid leasehold interest in such Leased Real Property, free and clear of all Encumbrances (other than Permitted Encumbrances).

Section 3.12 Environmental Matters. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect:

(a) The Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws and Governmental Permits required under Environmental Laws and to the Knowledge of the Company there has been and is no Release or presence of or exposure to Hazardous Material at, on, under or from any property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries in violation of any Environmental Law, or that is reasonably anticipated to result in an Action arising under any Environmental Law (each such Action, an “Environmental Claim”) or any requirement for investigation or remediation.

(b) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries (i) owns or operates, or has owned or operated, any real property contaminated with any Hazardous Material in violation of any Environmental Law, (ii) is liable for any off-site disposal or contamination pursuant to any Environmental Law, or (iii) has received notice from any Governmental Authority or any other Person of any Environmental Claim, any other Liabilities arising under Environmental Laws or any violation of Environmental Laws in the past five (5) years. Within thirty (30) calendar days after the date of this Agreement, the Company will have delivered to Parent true, correct and complete copies of all environmental site assessments, environmental studies, analyses or tests, and any results of monitoring programs prepared in the last three years pertaining to the investigation of environmental conditions at, in, on or under any Real Property, or relating to the Real Property that are in the possession or control of the Company or any of its Subsidiaries.

(c) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released or exposed any Person to, any substance, or owned or operated its business or any property or facility (and no such property or facility is contaminated by any such substance)

in a manner that has given or would reasonably be anticipated to give rise to any Liabilities (including any investigative, corrective or remedial obligations) pursuant to any Environmental Laws. To the Knowledge of the Company, there are no underground storage tanks or polychlorinated biphenyls or asbestos-containing materials at, on or under any Real Property other than as are present in compliance with applicable Environmental Laws.

(d) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has assumed, undertaken or otherwise become subject to any Liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental Laws.

(e) Notwithstanding any other representation and warranty in this Article III, the representations and warranties contained in this Section 3.12 constitute the sole representations and warranties of the Company relating to any Environmental Law.

Section 3.13 Tax. Except as set forth on Section 3.13 of the Company Disclosure Letter:

(a) (i) all material Tax Returns required to be filed with any Tax Authority or furnished to any Person by or on behalf of the Company or any of its Subsidiaries have been timely filed or furnished (taking into account any extension of time) in accordance with all applicable Laws; (ii) all such Tax Returns are true, accurate and complete in all material respects and have been prepared in material compliance with all applicable Laws; (iii) all material Taxes due and payable by the Company or any of its Subsidiaries (including any Taxes that are required to be deducted and withheld in connection with any amounts paid or owing to any employee, stockholder, creditor, independent contractor or other third party), whether or not shown on any Tax Return, have been timely paid, or withheld and remitted to the appropriate Tax Authority; and (iv) the Company and its Subsidiaries have materially complied with all sales, use, value-added and similar Tax laws; except, in each case, for Taxes that are being contested in good faith in appropriate proceedings and (in the case of Taxes due prior to the date of this Agreement) for which adequate reserves have been established in accordance with GAAP in the Company Balance Sheet; it being understood that no representation is made as to the amount of any net operating losses, net capital losses, Tax credits or similar Tax attributes of the Company or any of its Subsidiaries available for any taxable period ending after the Closing Date;

(b) no written claim has been received by the Company or any of its Subsidiaries from any Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or any of its Subsidiaries is, or may be, subject to Tax by or required to file or be included in a Tax Return in that jurisdiction;

(c) there are no material Encumbrances on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax (except for Permitted Encumbrances);

(d) (i) no outstanding written claim has been received by, and to the Knowledge of the Company no such claim is threatened, and no audit, action, or proceeding is in progress, against or with respect to the Company or any of its Subsidiaries in respect of any material amount of Tax; (ii) to the Knowledge of the Company, no outstanding written claim has been received by or threatened, and no audit, action, or proceeding is in progress against or with respect to any consolidated or combined group of which the Company or any of its Subsidiaries was included in respect of any material amount of Tax for which the Company or any of its Subsidiaries is reasonably expected to be liable; and (iii) all material deficiencies, assessments or proposed adjustments asserted against the Company or any of its Subsidiaries or any consolidated or combined group in which the Company or any of its Subsidiaries is or was included by any Tax Authority have been paid or fully and finally settled;

(e) neither the Company nor any of its Subsidiaries (i) is or, since January 1, 2014, has been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, consolidated, combined, unitary, or aggregate group for state, local or foreign Tax purposes, other than a group of which the Company or any of its Subsidiaries is the common parent, (ii) has any material Liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Section 1.1502-6 of the Regulations (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by Contract (other than commercial agreements the primary purpose of which does not relate to Taxes) or by operation of law, or (iii) is a party to any Tax sharing, Tax allocation or Tax indemnification agreement (other than any agreement or arrangement solely among the Company and its Affiliates or any commercial agreements the primary purpose of which does not relate to Taxes);

(f) no waiver or extension of any statute of limitations in respect of a material amount of Taxes or any extension of time with respect to a material Tax assessment or deficiency is in effect for the Company or any of its Subsidiaries or, solely with respect to any such waiver or extension that is within the Knowledge of the Company and that is in respect of any material amount of Tax for which the Company or any of its Subsidiaries is reasonably expected to be liable, any consolidated or combined group in which the Company or any of its Subsidiaries was included;

(g) neither the Company nor any of its Subsidiaries participates or has participated in a “listed transaction” or “transaction of interest”, each within the meaning of Section 1.6011-4(b) of the Regulations;

(h) neither the Company nor any of its Subsidiaries has entered into any “closing agreement” under Section 7121 of the Code, or other agreement with any Tax Authority in respect of Taxes that remains in effect, and no request for a ruling, relief or advice that relates to the Taxes or Tax Returns of the Company or any of its Subsidiaries is currently pending with any Governmental Authority, and no such ruling, relief or advice has been obtained and remains in effect;

(i) all transactions and agreements between or among any of the Company and its Affiliates are, and were entered into, in material compliance with the requirements and principles of Section 482 of the Code and the Treasury Regulations thereunder, including any reporting requirements set forth thereunder, and are, and have been, in material compliance with the requirements and principles of any comparable provisions of state, local or foreign law, including any reporting requirements set forth thereunder (except, in each case, for any transaction with respect to which adequate reserves have been established in accordance with GAAP in the Company Balance Sheet;

(j) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized;

(k) during the past two (2) years neither the Company nor any Subsidiary has been the distributing or controlled corporation in any transaction intended to qualify under Section 355 of the Code, and any such transaction set forth in the Disclosure Letter has in fact so qualified and has not resulted in gain recognition under Section 355(d) or (e) of the Code;

(l) neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of any (i) adjustment pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Law) as a result of a change in method of accounting made with respect to a period prior to the Closing, (ii) installment sale or open transaction disposition made on or entered into prior to the Closing, (iii) prepaid amount received on or prior to the Closing, or (iv) election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Law) made prior to the Closing;

(m) the Company has not taken a position on a Tax Return that it is a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code;

(n) if either the Company or any of its Subsidiaries has made an election pursuant to Section 965(h) of the Code, (i) such election was properly and timely made in compliance with Section 1.965-7(b)(2) of the Regulations and(ii) any installment payments due pursuant to such election that have not yet been paid have been adequately provided for, in accordance with GAAP, in the Company Balance Sheet;

(o) Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in Section 3.6, Section 3.7, Section 3.8, Section 3.13 and Section 3.15 are the sole and exclusive representations and warranties of the Company and its Subsidiaries with respect to Taxes.

Section 3.14 Intellectual Property.

(a) Section 3.14(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Registered Owned Intellectual Property, in each case enumerating specifically the applicable filing or registration number, title, registrar, jurisdiction, date of filing/issuance and current applicant(s)/registered owners(s), as applicable. Except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) all Registered Owned Intellectual Property is subsisting; (ii) all registrations and applications for the Registered Owned Intellectual Property are, to the Knowledge of the Company, valid and enforceable and (iii) all issuance, renewal, maintenance and other payments that are or have become due with respect to the issuance, renewal or maintenance of any of the Registered Owned Intellectual Property have been timely paid by or on behalf of the Company or its applicable Subsidiary.

(b) Except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company or one of its Subsidiaries (i) owns all right, title and interest in and to all Owned Intellectual Property, free and clear of all Encumbrances (except for Permitted Encumbrances), and (ii) possesses legally sufficient and enforceable rights to use all other Intellectual Property used in connection with the conduct of the Company’s and its Subsidiaries’ businesses. The immediately preceding sentence is not, and shall not be construed as, a representation or warranty regarding non-infringement, misappropriation or other violation by the Company or any of its Subsidiaries of the Intellectual Property of other Persons, which is addressed solely in Section 3.14(c). Except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, to the Knowledge of the Company, there are no, and neither the Company nor any of its Subsidiaries has received any, claims of joint ownership regarding any of the Owned Intellectual Property. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable actions to maintain and protect the Owned Intellectual Property and the Company’s and its Subsidiaries’ rights in and to the Company Intellectual Property.

(c) Except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) neither the Company or any of its Subsidiaries, nor the conduct of their respective businesses infringes, misappropriates or otherwise violates any Intellectual Property of any Person; (ii) there are no Actions pending, or to the Knowledge of the Company, threatened (A) in which the Company or any of its Subsidiaries alleges that any Person is infringing, misappropriating or otherwise violating any Owned Intellectual Property; (B) against the Company or any of its Subsidiaries, challenging the ownership, validity, enforceability of any Owned Intellectual Property; and (C) there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any infringement, violation or misappropriation or of the Intellectual Property of any Person.

(d) Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, to the Knowledge of the Company, no Person (including any current or former employee or consultant of the Company or any of its Subsidiaries) is currently infringing, violating or misappropriating any of the Owned Intellectual Property.

(e) Except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have taken commercially reasonable steps and implemented reasonable procedures, systems, policies and technologies consistent with reasonable practices in the industry to maintain in confidence all Trade Secrets constituting Owned Intellectual Property (collectively, “Company Proprietary Information”); (ii) none of the Company Proprietary Information has been disclosed other than pursuant to written confidentiality agreements; and, (iii) to the Knowledge of the Company, there has been no breach of the Company’s or any of its Subsidiaries’ security systems, protocols, technologies or equipment whereby any Company Proprietary Information has been accessed by or disclosed in an unauthorized manner.

(f) Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, Since January 1, 2017, the Company and its Subsidiaries have complied with (i) all publicly available privacy policies and other Contracts of the Company and its Subsidiaries and (ii) all applicable Laws, in each instance (of the immediately preceding sub-parts (i) and (ii)), regarding the collection, protection, storage, processing, use and disclosure of Personal Data including, as applicable, the EU General Data Protection Regulation EU/2016/679 and any Laws implementing or supplementing such regulation.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the extent that any Intellectual Property has been conceived, developed or created for the Company or any of its Subsidiaries by any current or former employee or contractor of the Company or any of its Subsidiaries within the scope of their employment by, or services for, the Company or any of its Subsidiares, the Company or such Subsidiary, as applicable, owns all such Intellectual Property.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) the IT Assets operate and perform in a manner that permits, and are sufficient for, the Company and each of its Subsidiaries to conduct their businesses, (B) the Company and its Subsidiaries have taken commercially reasonable actions, consistent with current reasonable practices in the industry, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against unauthorized use, access, interruption, modification or corruption, and (C) to the Knowledge of the Company, no Person has gained unauthorized access to the IT Assets (or the information and transactions stored or contained therein or transmitted thereby).

Section 3.15 Employee Benefits.

(a) Section 3.15(a) of the Company Disclosure Letter contains a true, correct and complete list as of the date of this Agreement of each material Company Plan, separately identifying each such material Company Plan that is primarily maintained for the benefit of any current or former employee, independent contractor or director (or any of their beneficiaries or dependents) of the Company or any of its Subsidiaries outside the United States (the “Foreign Company Plans”). For purposes of this Agreement, “Company Plan” means each (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), (ii) employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other equity-based incentive, retention, severance, change-in-control, or termination pay plan, program, policy, agreement or arrangement, and each medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or other retirement, vacation, or sick leave plan, program, policy, agreement or arrangement, and (iii) other employee benefit plan, program, policy, agreement or arrangement, whether or not tax-qualified and whether or not subject to ERISA, in each case, which is sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any of its Subsidiaries or Affiliates, or in which the Company or any of its Subsidiaries is a participating employer, for the benefit of any current or former employee, independent contractor or director (or any of their beneficiaries or dependents) of the Company or any of its Subsidiaries. The Company has delivered or made available to Parent prior to the date of this Agreement a true, correct and complete copy of each material Company Plan, other than any such Company Plan that is either a Foreign Company Plan or a MEWA, which the Company shall deliver to Parent within thirty (30) calendar days after the date of this Agreement. With respect to each material Company Plan, no later than thirty (30) calendar days after the date of this Agreement, the Company shall deliver to Parent (i) the most recent Internal Revenue Service determination letter, if applicable, (ii) the current summary plan description (including any summaries of material modifications), if applicable, (iii) the most recent actuarial valuation report, if applicable, (iv) the most recent Form 5500 (including all schedules thereto), if applicable, (v) notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to any compliance issues, (vi) any related trust agreement, annuity or insurance contract or other funding document, (vii) contracts and service agreements with plan vendors and third party administrators, (viii) the most recent nondiscrimination testing results, if applicable, and (ix) written summaries of any non-written Company Plans. Section 3.15(a) of the Company Disclosure Letter separately sets forth a true, correct and complete list of each Company Plan which is or has been subject to Sections 4063 or 4064 of ERISA, or is a multiple-employer retirement plan or a multiple-employer welfare arrangement (“MEWA”).

(b) Except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, each Company Plan has been operated and administered in accordance with its terms, the terms of any applicable Bargaining Agreement, and all applicable Law. Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable IRS determination letter within the last five (5) years with respect to such qualification and the Tax-exempt status of its related trust and nothing has occurred since the date of such favorable determination which would adversely affect the qualified status of such plan. No Company Plan is subject to Title IV of ERISA, and none of the Company or any of its Subsidiaries or any ERISA Affiliate has, at any time during the last six (6) years, sponsored, maintained or contributed to, or been obligated to contribute to, any “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA or any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(c) With respect to each Foreign Company Plan, (i) all employer and employee contributions to each Foreign Company Plan required by applicable law or by the terms of such Foreign Company Plan have, in all material respects, been timely made, or, if applicable, accrued, in all material respects, in accordance with applicable accounting practices; (ii) each Foreign Company Plan required to be registered has been registered and has been maintained, in all material respects, in good standing with applicable Governmental Authorities; and (iii) each Foreign Company Plan has been maintained in all material respects in accordance with all applicable requirements and all applicable Laws including, without limitation, levels of funding and accruals and assumptions used to determine such levels of funding and accruals.

(d) No event has occurred and, to the Knowledge of the Company, no condition exists with respect to any employee benefit plan or arrangement currently or previously maintained or contributed by any ERISA Affiliate which could subject the Company, or after the Effective Time, Parent or any of their Affiliates or employees, directly or indirectly (through an indemnification agreement or otherwise), to Liability under Section 412, 430, 4971, 4975 or 4980B of the Code or Title IV of ERISA.

(e) Except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, all contributions and premium payments required to have been paid under or with respect to any Company Plan have been timely paid and will continue to be timely paid for all periods through the Closing Date.

(f) Except as set forth on Section 3.15(f) of the Company Disclosure Letter, none of the Company Plans provide for, and neither the Company nor any of its Subsidiaries or Affiliates has any Liability in respect of, post-retirement health, medical or life insurance benefits for former or current officers, employees, independent contractors or directors of the Company or any of its Subsidiaries, other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

(g) Except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) there are no Actions or claims (other than routine claims for benefits in the ordinary course consistent with past practice) with respect to any Company Plan pending or, to the Knowledge of the Company, threatened, which could give rise to a Liability, and to the Knowledge of the Company there are no facts which could give rise to any such Actions or claims, (ii) no Company Plan is currently under investigation or audit by any Governmental Authority and, to the Knowledge of the Company, no such investigation or audit is threatened, and (iii) each individual providing services to the Company or any of its Subsidiaries has been properly classified for purposes of the Company Plans and applicable withholding statutes.

(h) Except as set forth on Section 3.15(h) of the Company Disclosure Letter, neither the execution and delivery of this Agreement, the Company Stockholder Approval, or other approval of this Agreement nor the consummation of the Merger or any of the other Transactions could, either alone or in combination with another event, (i) entitle any employee, director, officer or independent contractor of the Company or any of its Subsidiaries to severance pay or any increase in severance pay, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director, officer or independent contractor, (iii) directly or indirectly cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any benefits under any Company Plan or Bargaining Agreement, (iv) otherwise give rise to any liability under any Company Plan or Bargaining Agreement, (v) limit or restrict the right to merge, amend, terminate or transfer the assets of any Company Plan on or following the Effective Time, or (vi) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(i) Each Company Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code has been operated in compliance in all material respects with such section and all applicable regulatory guidance (including proposed regulations, notices, rulings and final regulations). Neither the Company nor any of its Subsidiaries has any obligation to gross up, indemnify or otherwise reimburse any Person for any excise taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.

(j) All amendments and actions required to bring the Company Plans into conformity with all of the applicable provisions of the Code, ERISA and other applicable Laws have been timely made or taken, except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing Date.

Section 3.16 Labor.

(a) The Company shall deliver to Parent within thirty (30) calendar days after the date of this Agreement, true, correct and complete information as of the date of this Agreement as to the name, current job title, age, date of hire, location of employment, Union membership (if any), base salary, and bonus or incentive opportunity for the 2019 fiscal year of all current employees, directors and officers of the Company and its Subsidiaries. Except as set forth on Section 3.16(a) of the Company Disclosure Letter, the Company and its Subsidiaries are neither party to, nor bound by, any Bargaining Agreement, work rules or practices, or any other material labor-related agreements or arrangements with any Union; there are no Bargaining Agreements, work rules or practices, or any other material labor-related agreements or arrangements to which the Company or any of its Subsidiaries is bound that pertain to any of the employees of the Company or any of its Subsidiaries; and no employees of the Company or any of its Subsidiaries are represented by any Union with respect to their employment with the Company or any of its Subsidiaries.

(b) Except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, there are (i) no unfair labor practice complaints pending against the Company or its Subsidiaries before the National Labor Relations Board or any other labor relations tribunal or Governmental Authority, (ii) no labor strike, lock out, grievance, arbitration, labor dispute, slowdown, stoppage or other job action against or affecting the Company or any of its Subsidiaries, and no such labor dispute, lock out, grievance, arbitration labor dispute slowdown or stoppage are, to the Knowledge of the Company, threatened, and none have occurred since January 1, 2016, and (iii) no Actions of any kind with respect to the employees of the Company or its Subsidiaries pending in any agency, commission, court or other tribunal, and to the Knowledge of the Company, no such Actions are threatened.

(c) Except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and its Subsidiaries are and have been in compliance with all Laws of the United States (and any state thereof) and any jurisdiction outside of the United States respecting (i) employment and employment practices, including but not limited to, the Workers’ Adjustment and Retraining Notification Act (the “WARN Act”) (and any similar foreign, provincial, state or local statute or regulation) and there has been no “mass layoff” or “plant closing” (as defined by the WARN Act) with respect to the Company or any of its Subsidiaries, (ii) terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, classifications of employees, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, and (iii) relations between the Company and its Subsidiaries and any Union.

Section 3.17 Material Contracts.

(a) Except as set forth on Section 3.17(a) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, and neither the Company nor any of its Subsidiaries (or any property or asset thereof) is bound by, any of the following (each, a “Company Material Contract”), it being understood that in no event shall any Contract entered into in the ordinary course of the Art Business consistent with past practice or that provides a guarantee with respect thereto, be a Company Material Contract:

(i) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act);

(ii) any Contract (A) relating to Indebtedness of the Company or any of its Subsidiaries (including the Company Credit Agreement) or the guarantee of Indebtedness of any Person (other than solely between or among the Company and its wholly owned Subsidiaries), (B) securing any Indebtedness through any Encumbrance, or (C) otherwise creating an Encumbrance, in each case of (A), (B) and (C), in excess of $10,000,000 individually;

(iii) any Restrictive Contract;

(iv) any joint venture, partnership or other similar agreements or arrangements in which the Company or any of its Subsidiaries owns any interest valued at more than $10,000,000, without regard to voting or economic interest;

(v) any Bargaining Agreement or other Contract to or with any Union;

(vi) any Contract pursuant to which the Company or any of its Subsidiaries (A) in any transaction or series of related transactions, has an option, right or obligation to purchase any other business or portion thereof on an ongoing basis (including by purchasing the assets or capital stock of another Person), in each case with an aggregate value exceeding (or for aggregate consideration, including assumption of Indebtedness, exceeding) $10,000,000, (B) in any transaction or series of related transactions, purchased any such business or portion thereof with an aggregate value exceeding (or for aggregate consideration, including assumption of Indebtedness, exceeding) $10,000,000 and continues to have any ongoing obligations (including obligations under any stockholder agreement), or (C) without limitation of clause (B), has an obligation to make any earn-out payments based on future performance of an acquired business or assets;

(vii) any Contract that (A) obligates the Company or any of its Subsidiaries to make a loan or capital contribution to, or investment in excess of $10,000,000 in, any Person (other than loans to the Company or any of its wholly owned Subsidiaries) or (B) obligates the Company or any of its Subsidiaries to provide indemnification or a guarantee that would reasonably be expected to result in payments in excess of $10,000,000;

(viii) any Contract that (A) grants to any Person a right of first refusal, right of first offer, option or similar preferential right to purchase any of the Company’s or any of its Subsidiaries’ capital stock or assets, (B) obligates the Company or any of its Subsidiaries to sell to any Person or Persons (or pursuant to which the Company or any of its Subsidiaries sold to any

Person or Persons and continues to have any ongoing obligations) any capital stock or assets, other than (x) upon settlement of Company Equity Awards set forth on Section 3.2(c) of the Company Disclosure Letter, or (y) the sale of inventory in the ordinary course of business, or (C) obligates the Company or any of its Subsidiaries to sell, assign, or otherwise transfer or dispose of to any Person or Persons (or pursuant to which the Company or any of its Subsidiaries sold, assigned, or otherwise transferred or disposed of to any Person or Persons and continues to have any ongoing obligations), in any transaction or series of related transactions, any assets, property or business having an aggregate value exceeding (or for consideration, including assumption of Indebtedness, exceeding) $10,000,000, except in the ordinary course of business consistent with past practice;

(ix) any Contract that contains any rights of exclusivity granted by the Company or any of its Subsidiaries to any Person (other than to the Company or any of its wholly owned Subsidiaries) involving annual aggregate consideration in excess of $10,000,000;

(x) any employment or consulting Contract (in each case with respect to which the Company or any of its Subsidiaries has continuing obligations as of the date of this Agreement and excluding any statutory Contract required under applicable Law) with any current or former (A) officer of the Company or any of its Subsidiaries, (B) member of the Company Board, or (C) employee of the Company or any of its Subsidiaries providing for an annual base salary or payment in excess of $250,000;

(xi) any Contract that by its terms calls for aggregate payments to or by the Company or any of its Subsidiaries in excess of $10,000,000 over the term of such Contract in the accordance with its terms;

(xii) any Contract with any agent, distributor or sales representative involving annual aggregate consideration in excess of $10,000,000;

(xiii) any Contract involving annual aggregate consideration in excess of $10,000,000 that contains a “change of control” or similar provision that would be triggered by the Merger or any of the other Transactions;

(xiv) any Contract which commits the Company or any of its Subsidiaries to enter into any of the foregoing; or

(xv) any Contract which is not otherwise described in clauses (i)-(xiv) above that is material to the Company and its Subsidiaries, taken as a whole.

(b) As of the date of this Agreement, the Company has made available to Parent true, correct and complete copies of all Company Material Contracts (including all amendments thereto), along with true, correct and complete written summaries of all Company Material Contracts that are unwritten, if any.

(c) Except as set forth or described on Section 3.17(c) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to a Company Contract, is in breach or violation of, or in default under, any Company Contract, (ii) no event has occurred that would result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments (including any right of acceleration of any royalties, fees, profit participations or other payments to any Person) pursuant to, any of the terms, conditions or provisions of any Company Contract and (iii) each Company Contract is legal, valid and binding on each of the Company and its Subsidiaries, as applicable, and, to the Knowledge of the Company, each other party thereto and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law), and is in full force and effect with respect to each of the Company and its Subsidiaries, as applicable and, to the Knowledge of the Company, each other party thereto except, with respect to clauses (i), (ii), and (iii), for such breaches, violations, conflicts, defaults, triggering of payments, terminations, amendments, accelerations, cancellations, breaches, defaults, losses of benefits or rights, or failures to be valid, binding and enforceable, which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. To the Knowledge of the Company, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries are the subject of any audit or investigation by any counterparty to a Company Contract.

(d) No Company Contract contains any standstill (or similar provision) that would restrict any third party from making an Alternative Transaction Proposal from and after the execution of this Agreement and the announcement of the Transactions.

Section 3.18 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all insurance policies maintained by the Company or its Subsidiaries (“Insurance Policies”) are with reputable insurance carriers and provide coverage against such risks and in such amounts and with such deductibles as the Company believes to be customary for companies of similar size, in their geographic regions and in the respective businesses in which the Company and its Subsidiaries operate. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries have received notice of any pending or threatened cancellation of any such insurance policy and all premiums due thereunder on or prior to the date of this Agreement have been paid. There is no material claim by the Company or any of its Subsidiaries pending under any Insurance Policy as to which coverage has been denied or disputed by the underwriters of such Insurance Policy.

Section 3.19 DGCL Section 203. Assuming the accuracy of the representations set forth in Section 4.5, the Company Board has taken all action necessary so that the restrictions on “business combinations” contained in Section 203 of the DGCL do not apply to this Agreement, the Support Agreement, the Merger and the other Transactions, and, accordingly, no such restrictions nor other anti-takeover or similar statute or regulation in any jurisdiction (“Anti-Takeover Laws”) applies or purports to apply to this Agreement, the Support Agreement, the Merger or any such other Transactions.

Section 3.20 Related Party Transactions. Other than in the ordinary course of the Art Business consistent with past practice, there are no agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any officer, director or stockholder (or any of their respective family members) who, to the Knowledge of the Company, owns five percent (5%) or more of any class or series of the Company’s capital stock, on the other hand, that has not been disclosed in the Company SEC Documents and are of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act. Each Related Party Contract (other than Company Plans) has been entered into on an arm’s length basis. Neither the Company nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company in violation of Section 402 of the Sarbanes-Oxley Act.

Section 3.21 Opinion of Financial Advisor. The Company has received the opinion of LionTree Advisors LLC, dated June 16, 2019 to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken in preparing such opinion as set forth in such opinion, the Per Share Merger Consideration to be received by the holders of Company Common Stock (other than Dissenting Shares and shares of Company Common Stock held in the treasury of the Company or owned by any Subsidiary of the Company or owned by Parent, Merger Sub or any other Subsidiary or Affiliate of Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders, which opinion has not been withdrawn or modified. A true, correct and complete copy of such opinion will be made available to Parent solely for informational purposes promptly following the date of this Agreement.

Section 3.22 Brokers. Except for fees payable to LionTree Advisors LLC pursuant to an engagement letter, a true, correct and complete copy of which has been provided to Parent prior to the date of this Agreement, no Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries that would result in any liability for Parent or Merger Sub if the Closing does not occur.

Section 3.23 Limitation on Warranties. The Company acknowledges and agrees that Parent and Merger Sub each hereby disclaims any representations, warranties or statements, whether express or implied, made by Parent, Merger Sub or any of their respective directors, officers, stockholders, employees, Affiliates, agents, advisors or other Representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally. Notwithstanding the foregoing, this Section 3.23 shall not limit the Company’s remedies in the case of fraud.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization; Standing and Power. Each of Parent and Merger Sub is a legal entity duly incorporated or formed, validly existing and in good standing under the laws of its respective jurisdiction of organization.

Section 4.2 Merger Sub. Merger Sub is a wholly owned Subsidiary of Parent.

Section 4.3 Authorization. Each of Parent and Merger Sub has the requisite limited liability company power and corporate power and authority, respectively, to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Merger and the other Transactions. The execution, delivery and performance by the Equity Financing Source of the Equity Commitment Letter, the Guarantor of the Guaranty, Parent and Merger Sub of this Agreement, and the consummation by the Equity Financing Source of the transactions contemplated by the Equity Commitment Letter, the Guarantor of the transactions contemplated by the Guaranty, Parent and Merger Sub of the Merger and the other Transactions, have been duly and validly authorized by all necessary action on the part of the Equity Financing Source, the Guarantor, Parent and Merger Sub, respectively to the extent they are a party to any such agreement and other than, as of the date of this Agreement, the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, no other proceedings on the part of the Equity Financing Source, the Guarantor, Parent or Merger Sub are necessary to authorize the execution and delivery of the foregoing documents and the transactions contemplated thereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due adoption by Parent as aforesaid and the due execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. Each of the Debt Commitment Letter, the Equity Commitment Letter and the Guaranty has been duly and validly executed and delivered by the Guarantor, the Equity Financing Source, Parent and Merger Sub to the extent parties thereto and constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.4 Consents and Approvals; No Violations.

(a) The execution, delivery and performance by the Equity Financing Source of the Equity Commitment Letter, the Guarantor of the Guaranty, Parent and Merger Sub of this Agreement, and the consummation by the Equity Financing Source of the transactions contemplated by the Equity Commitment Letter, the Guarantor of the transactions contemplated by the Guaranty, Parent and Merger Sub of the Merger and the other Transactions, do not and will not require, on the part of the Equity Financing Source, the Guarantor, Parent or Merger Sub, any filing or registration with, notification to, or obtaining any authorization, permit, license, declaration, Order, consent or approval of, or other action by or in respect of, any Governmental Authority or the NYSE other than (i) as may be required by the HSR Act, (ii) the filing with the SEC of (A) the Proxy Statement and (B) such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other Transactions, or any of the transactions contemplated by the Equity Commitment Letter or the Guaranty, (iii) the filing of a joint voluntary notice with CFIUS in accordance with the requirements of Section 721, (iv) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under (A) applicable U.S. federal and state or foreign securities Laws or the applicable requirements of the NYSE or (B) antitrust or competition Laws, in the case of clause (B) as set forth on Section 3.5(a) of the Company Disclosure Letter, (v) the filing of the Certificate of Merger or any other documents as required by the DGCL, and (vi) such Transfer Tax Filings as may be required by Law.

(b) The execution, delivery and performance by the Equity Financing Source of the Equity Commitment Letter, the Guarantor of the Guaranty, Parent and Merger Sub of this Agreement, and the consummation by the Equity Financing Source of the transactions contemplated by the Equity Commitment Letter, the Guarantor of the transactions contemplated by the Guaranty, Parent and Merger Sub of the Merger and the other Transactions, do not and will not (i) conflict with or violate any provision of the organizational documents of the Equity Financing Source, the Guarantor, Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.4(a) have been obtained and all filings and other obligations described in Section 4.4(a) have been made, conflict with or violate, in any respect, any Law applicable to the Equity Financing Source, the Guarantor, Parent or Merger Sub or by which any property or asset of the Equity Financing Source, the Guarantor, Parent or Merger Sub is bound, or (iii) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments pursuant to, any of the terms, conditions or provisions of any Contract to which the Equity Financing Source, the Guarantor, Parent or Merger Sub is a party, except, with respect to clauses (ii) and (iii), for such conflicts, violations, triggering of payments, filings, notices, permits, authorizations, consents, approvals, terminations, amendments, accelerations, cancellations, breaches, defaults, losses of benefits or rights which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

Section 4.5 Ownership of Company Common Stock. Other than as a result of this Agreement and the Support Agreements, neither Parent nor Merger Sub is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 4.6 Brokers. No Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other Transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries that would result in any liability for the Company or any of its Subsidiaries if the Closing does not occur.

Section 4.7 Financing.

(a) Parent has delivered to the Company (i) a true, correct and complete copy of an executed definitive debt commitment letter together with all attached exhibits, schedules, annexes (the “Debt Commitment Letter”), (ii) a true, correct and complete copy of an executed definitive equity commitment letter (the “Equity Commitment Letter”) and (iii) a true, correct and complete copy of an executed guaranty (the “Guaranty”) (the Debt Commitment Letter, until replaced by definitive agreements as contemplated by Section 5.14, the Equity Commitment Letter and the Guaranty, along with any related documents, entered into in accordance with the terms of this Agreement, together the “Financing Agreements”) with the investors or financial institutions named therein. As of the date of this Agreement, pursuant to the Debt Commitment Letter, the Debt Financing Source(s) have committed to provide, subject only to the terms and conditions expressly set forth in the Debt Commitment Letter, the debt financing described in the Debt Commitment Letter (the “Debt Financing”), pursuant to the Equity Commitment Letter, the Equity Financing Sources have committed to provide, subject only to the terms and conditions expressly set forth in the Equity Commitment Letter, the equity financing (the “Equity Commitment”) described in the Equity Commitment Letter and related documents (the “Equity Financing” and together with the Debt Financing, the “Financing”) and pursuant to the Guaranty, the Guarantor has committed to guarantee Parent’s and Merger Sub’s obligations under this Agreement to the extent set forth therein, in each case, in connection with the Merger and the other Transactions. The Financing Agreements have not been amended, modified or supplemented prior to the date of this Agreement, and, as of the date of this Agreement, no such amendment, modification or supplement is contemplated by Parent or, to the knowledge of Parent, any other party thereto. As of the date of this Agreement, the respective commitments contained in the Debt Commitment Letter and the Equity Commitment Letter have not been withdrawn or rescinded. The Equity Commitment Letter provides that the Company is an express third-party beneficiary thereto, solely for the purpose of seeking, and is entitled to seek, specific performance of Parent’s right to cause the Equity Commitment (as defined in the Equity Commitment Letter) to be funded thereunder (but in such case only as and to the extent permitted pursuant to, and subject to the terms and conditions of, the Equity Commitment Letter and Section 8.12), and for no other purpose and, in connection therewith, the Company has the right to an injunction, or other appropriate form of specific performance or equitable relief, to cause Parent to cause, or to directly cause, the Equity Financing Source to fund, directly or indirectly, the Equity Commitment (as defined in the Equity Commitment Letter) as, and to the extent permitted by, the Equity Commitment Letter, in each case, when all of the conditions to funding the Equity Commitment (as defined in the Equity Commitment Letter) set forth in the Equity Commitment Letter have been satisfied and as permitted by the exercise of the Company’s rights under Section 8.12. A true, correct and complete copy of each fully executed Debt Commitment Letter, Equity Commitment Letter and the Guaranty as in effect on the date of this Agreement has been provided to the Company.

(b) Except for fee letters (complete copies of which have been provided to the Company, with only fee amounts and other customary threshold amounts redacted; provided that Parent represents and warrants that the redacted provisions in such fee letters do not permit the imposition of any new conditions (or the expansion of any existing conditions) with respect to the availability of the Financing or any reduction in the amount or net proceeds of the Financing or the enforceability of the Debt Commitment Letter), customary engagement letters for take-out financing and customary agency fee letters with respect to the Debt Financing and any interest rate, currency or other cost caps relating to the Debt Financing, as of the date hereof there are no side letters or Contracts to which Parent or Merger Sub is a party related to the conditionality, funding or consummation of the Financing.

(c) Parent has paid all commitment fees or other fees that are due and payable in connection with the Financing Agreements, and the Financing Agreements are (or will be when executed) in full force and effect and are (or will be when executed) the legal, valid, binding and enforceable obligations of Parent and Merger Sub, as the case may be and to the extent applicable, and, to the knowledge of Parent and Merger Sub, each of the other parties thereto, in each case subject to the Bankruptcy and Equity Exception.

(d) There are no conditions precedent or other contingencies related to the obligations of the Financing Sources, Parent and Merger Sub under the Financing Agreements, other than as expressly set forth in the Financing Agreements delivered by Parent to the Company on or prior to the date hereof and, in the case of Parent and Merger Sub, other than as expressly set forth in this Agreement.

(e) As of the date of this Agreement, no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or, to the knowledge of Parent or Merger Sub, any other party thereto under any of the Financing Agreements. As of the date of this Agreement, assuming the accuracy of the representations and warranties of the Company set forth in this Agreement, Parent has no reason to believe that any of the conditions to the Financing contemplated by the Financing Agreements will not be satisfied.

(f) The aggregate proceeds of the Financing, together with cash or cash equivalents held by Parent, as of the Effective Time, will be sufficient to enable Parent to pay all amounts required to be paid by Parent or Merger Sub in cash in connection with the Merger and the Transactions.

(g) Each of the Guarantor and the Equity Financing Source has the financial capacity to pay and perform its obligations under the Guaranty and the Equity Commitment Letter, respectively, and all funds necessary for the Guarantor and the Equity Financing Source to fulfill its obligations under the Guaranty and the Equity Commitment Letter, respectively, will be available to the Guarantor and the Equity Financing Source as long as the Guaranty and the Equity Commitment Letter, respectively, remains in effect. Parent has provided to the Company a true and correct copy of the Guarantor’s balance sheet as of December 31, 2018 (the “Guarantor Balance Sheet”), which balance sheet fairly presents, in all material respects, the financial position of the Guarantor as of such date. There have been no material changes in the financial position of the Guarantor since the date of the Guarantor Balance Sheet that, individually or in the aggregate, would reasonably be expected to materially adversely affect the Guarantor’s ability to fulfill its obligations under the Guaranty.

Section 4.8 Solvency. Assuming (i) the representations and warranties of the Company are true and correct in all material respects (disregarding any references to “Knowledge of the Company,” “Company Material Adverse Effect,” “materiality”, “in all material respects” or similar qualifications contained in such representations or warranties) and (ii) all material liabilities of the business of the Company and its Subsidiaries are disclosed in the Company Disclosure Letter or in the Company SEC Documents filed prior to the date of this Agreement (excluding “risk factors” sections or any language in the Company SEC Documents that is predictive or forward-looking or that is not factual information but merely cautionary language), after giving effect to the payment of all amounts required to be paid in connection with the consummation of the Transactions, payment of all related fees and expenses and consummation of the Transactions (including the Financing), the Equity Financing Source, Parent and Merger Sub (taken as a whole) will be Solvent as of the Effective Time. For purposes of this Agreement, the term “Solvent,” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors and (ii) the amount that will be required to pay the probable Liabilities of such Person as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged, and (c) such Person will be able to pay its liabilities as they mature; provided, however, that this definition shall take into account such Person’s ability to generate cash from operations, asset dispositions or refinancing, or a combination thereof, or raise additional capital by other means to meet its obligations as they become due. None of the Equity Financing Source, Parent or Merger Sub is entering into the Equity Commitment Letter, this Agreement or the Transactions with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries.

Section 4.9 Parent and Merger Sub.

(a) Parent and Merger Sub have each been formed solely for the purpose of engaging in the Transactions, and prior to the Closing, neither Parent nor Merger Sub will have engaged in any other business activities other than incidental to the Transactions and will have incurred no material liabilities or obligations other than in relation to this Agreement and the Transactions, the Support Agreements and the Equity Commitment Letter.

(b) None of Parent or any of its Affiliates owns any capital stock, assets or businesses that are engaged in any line of business that overlaps with any line of business of the Company in a manner likely to result in a failure to satisfy any of the conditions set forth in Section 6.1(b) or Section 6.1(d).

Section 4.10 Limitation on Warranties. Parent and Merger Sub acknowledge and agree that the Company hereby disclaims any representations, warranties or statements, whether express or implied, made by the Company or any of its directors, officers, stockholders, employees, Affiliates, agents, advisors or other Representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally. Notwithstanding the foregoing, this Section 4.10 shall not limit Parent’s or Merger Sub’s remedies in the case of fraud.

ARTICLE V

COVENANTS

Section 5.1 Operating Covenants of the Company. From the date of this Agreement until the Effective Time, except (a) as expressly required or permitted by this Agreement, (b) as set forth in Section 5.1 of the Company Disclosure Letter, (c) as required by applicable Law or (d) as consented to in writing by Parent, the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course of business consistent with past practice and (ii) use commercially reasonable efforts to preserve intact its business organization and goodwill and satisfactory relationships with Governmental Authorities, material customers, suppliers, licensors, licensees, distributors, agents, appraisers, historians, landlords, lessors and other third parties and to keep available the services of its current officers and key employees. In addition to and without limiting the generality of the foregoing, from the date of this Agreement until the Effective Time, except (a) as expressly required or contemplated by this Agreement, or (b) as consented to in writing by Parent:

(a) Governing Documents. The Company shall not amend or propose to amend the Company Charter or Company Bylaws, and shall cause each of its Subsidiaries not to amend or propose to amend its certificate of incorporation or bylaws or similar organizational or governance documents.

(b) Issuance of Securities. The Company shall not, and shall cause each of its Subsidiaries not to, (i) authorize for issuance, issue, deliver, sell, pledge, dispose of, grant, encumber or transfer or agree or commit to issue, deliver, sell, pledge, dispose of, grant, encumber or transfer any shares of any class or series of capital stock of or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable or exercisable for, or any options, warrants, stock appreciation rights, “phantom stock” or other rights of any kind to acquire, any shares of (or any securities convertible into or exchangeable or exercisable for) any class or series of such capital stock, or any other equity interest or any other securities of the Company or any of its Subsidiaries, other than the issuance of Company Common Stock issuable pursuant to Company Equity Awards issued under the Incentive Plans and outstanding as of the date of this Agreement and which are disclosed on Section 3.2(c) of the Company Disclosure Letter, (ii) enter into any amendment of any term of any of its outstanding securities or (iii) accelerate or waive any restrictions pertaining to the vesting of any options, warrants or other rights of any kind (including the Company Equity Awards) to acquire any shares of capital stock to the extent that such acceleration of vesting or waiver of restrictions does not occur automatically under the terms of the Incentive Plans (as in effect on the date of this Agreement).

(c) Dispositions. Except as set forth on Section 5.1(c) of the Company Disclosure Letter or in the ordinary course of business consistent with past practice, the Company shall not, and shall cause each of its Subsidiaries not to, (i) in any transaction or series of related transactions, sell, pledge, dispose of, transfer, lease, license, abandon, or create or incur any Encumbrance (other than a Permitted Encumbrance) upon, or authorize the sale, pledge, disposition, transfer, lease, license, abandoning, or creation or incurrence of any Encumbrance (other than a Permitted Encumbrance) upon, any property or assets of the Company or any of its Subsidiaries (including any Company Intellectual Property) which have a net book value in the aggregate (or for aggregate consideration, including assumption of Indebtedness) in excess of $3,000,000 to any Person or Persons (other than to the Company or a wholly owned Subsidiary of the Company), except (A) for property or assets which are no longer used in the operation of the business of the Company or its Subsidiaries or (B) sales of inventory, art and other property in the ordinary course of the Art Business consistent with past practice, or (ii) cancel, release or assign any Indebtedness owed to the Company or any of its Subsidiaries in excess of $2,000,000 in the aggregate. Without limitation of the preceding sentence, except as set forth on Section 5.1(c) of the Company Disclosure Letter, the Company shall not, and shall cause each of its Subsidiaries not to, (I) distribute, sell, assign, transfer, lease, license, pledge or create or incur any Encumbrance (other than a Permitted Encumbrance) upon, or authorize the distribution, sale, assignment, transfer, lease, license, pledge, disposition, or creation or incurrence of any Encumbrance (other than a Permitted Encumbrance) upon, any Owned Intellectual Property, except for non-exclusive licenses granted in the ordinary course of business consistent with past practice or (II) abandon, dispose of (including by means of allowing to lapse or failing to maintain, renew or enforce, or failing to pay applicable maintenance, renewal, registration fees or other dues), or authorize the abandonment or disposal of any Owned Intellectual Property other than non-used Owned Intellectual Property that is abandoned or disposed of in the ordinary course of business consistent with past practice and that individually and in the aggregate is immaterial.

(d) Acquisitions; Dissolutions. Except as set forth on Section 5.1(d) of the Company Disclosure Letter (with respect to the following clause (i)), the Company shall not, and shall cause each of its Subsidiaries not to, (i) in any transaction or series of related transactions, acquire or agree to acquire, by merger, consolidation or otherwise, or otherwise purchase an equity interest in or assets of, any corporation, partnership, association or other business organization or division thereof having assets or businesses with an aggregate fair market value (or for aggregate consideration, including assumption of Indebtedness) in excess of $3,000,000, except for purchases of inventory in the ordinary course of the Art Business consistent with past practice, or (ii) merge or consolidate with any other Person or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of or relating to the Company or any of its Subsidiaries (other than the Merger).

(e) Dividends; Changes in Stock. The Company shall not, and shall cause each of its Subsidiaries not to, and shall not propose or commit (and shall cause each of its Subsidiaries not to propose or commit) to, (i) declare, set aside, make or pay any dividend or make any other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of the Company (other than any dividend or distribution by a Subsidiary of the Company to the Company or to a wholly owned Subsidiary of the Company), (ii) reclassify, combine, split or subdivide any capital stock of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, or (iii) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other equity interests of the Company or any of its Subsidiaries (other than in connection with the exercise, settlement or vesting of any Company Equity Awards issued under the Incentive Plans and outstanding as of the date of this Agreement and which are disclosed on Section 3.2(c) of the Company Disclosure Letter).

(f) Investments; Indebtedness. Except as set forth on Section 5.1(f) of the Company Disclosure Letter and other than in the ordinary course of the Art Business consistent with past practice, the Company shall not, and shall cause each of its Subsidiaries not to, or otherwise agree to, (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than loans or investments by the Company or a wholly owned Subsidiary of the Company to or in any wholly owned Subsidiary of the Company, (ii) incur, assume or otherwise become directly or indirectly liable for, or modify any Indebtedness (including the issuance of any debt securities), except for borrowings under the Company Credit Agreement or (iii) assume, guarantee, endorse or otherwise become liable or responsible (directly or contingently) for the Indebtedness or other Liabilities of another Person (other than a guaranty by the Company or any of its wholly owned Subsidiaries solely on behalf of the Company or any of its wholly owned Subsidiaries).

(g) Material Contracts. Except as set forth on Section 5.1(g) of the Company Disclosure Letter, the Company shall not, and shall cause each of its Subsidiaries not to:

(i) enter into, renew or extend any (A) Restrictive Contract, (B) Related Party Contract (other than any Company Plans, to the extent addressed in Section 5.1(h)), (C) Contract that contains any rights of exclusivity granted by the Company or any of its Subsidiaries to any Person (other than to the Company or any of its wholly owned Subsidiaries), or (D) Contract that contains a “change of control” or similar provision that would be triggered by the Merger or any of the other Transactions;

(ii) except in the ordinary course of business consistent with past practice, enter into, renew or extend any (A) Company Contract that (x) is not subject to clause (i) above and (y) is a Material Interim Contract or (B) Real Property Lease; or

(iii) amend, cancel or terminate, or waive, release, assign or create or incur any Encumbrance (other than a Permitted Encumbrance) upon any rights under, any (A) Restrictive Contract, (B) Related Party Contract (other than any Company Plans, to the extent addressed in Section 5.1(h)), (C) Contract to the extent such action adds, modifies or otherwise affects any rights of exclusivity granted by the Company or any of its Subsidiaries to any Person (other than to the Company or any of its wholly owned Subsidiaries), or (D) Contract to the extent such action adds, modifies or otherwise affects a “change of control” or similar provision that would be triggered by the Merger or any of the other Transactions;

(h) Benefits Changes. Except as set forth on Section 5.1(h) of the Company Disclosure Letter or as required by any Company Plan listed on Section 3.15(a) of the Company Disclosure Letter (as such plan is in effect on the date of this Agreement), the Company shall not, and shall cause each of its Subsidiaries not to, (i) increase the compensation or benefits of, or make any loans to, any director, officer, employee, consultant or other service provider or increase the compensation expense of the Company and its Subsidiaries taken as a whole, except for annual merit-based base pay increases to employees of the Company and its Subsidiaries who are non-executive officers in the ordinary course of business consistent with past practice and that do not exceed three percent (3%) in the aggregate, (ii) grant, provide or increase any bonus, severance, change of control or retention payments or benefits to any director, officer, employee, consultant or other service provider, or grant, issue, or modify any equity or equity-based awards that may be settled in any capital stock or other equity interests or securities of the Company or any of its Subsidiaries, (iii) establish, adopt or enter into any new collective bargaining, bonus, pension, other retirement, deferred compensation, equity compensation, change in control, severance, employment, retention or other benefit agreement, plan or arrangement or other Company Plan (including any Contract that would be a Company Plan if it were in existence as of the date of this Agreement) for the benefit of any current or former director, officer, employee, consultant or other service provider, (iv) amend, renew, extend or terminate or waive, release, assign or create or incur any Encumbrance (other than Permitted Encumbrances) upon any rights under, any Company Plan or existing Incentive Plan, except as may be required to comply with applicable Laws, (v) accelerate the payment of compensation or benefits to any director, officer, employee, consultant or other service provider, (vi) hire any employee or executive officer with an annual base salary in excess of $150,000 (unless such new hire is to replace an employee or executive officer who has terminated or will terminate employment and the new hire’s total direct target compensation does not exceed 105% of that of the departed employee or executive officer as of immediately prior to his or her termination of employment), or terminate any executive officer of the Company or any of its Subsidiaries other than for “cause” (as determined in the ordinary course of business consistent with past practice), or (vii) without prior consultation with Parent, renew or enter into any modifications of any Bargaining Agreement or other labor agreement or implement or announce any material reduction in labor force or mass lay-offs.

(i) Accounting Matters. The Company shall not change its method of accounting, except (i) as required by changes in GAAP or Regulation S-X under the Exchange Act, or (ii) as may be required by a change in applicable Law. The Company shall not, and shall cause each of its Subsidiaries not to, change its or any such Subsidiary’s fiscal year.

(j) Tax Matters. Except as required by applicable Law, and except as set forth in Section 5.1(j) of the Company Disclosure Letter, the Company shall not, and shall cause each of its Subsidiaries not to, (i) make, revoke or change any material Tax election, (ii) file any material amended Tax Return, (iii) settle or compromise any material Tax Liability with any Tax Authority, (iv) surrender any right to claim a refund of Taxes, (v) other than in the ordinary course of business, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, (vi) enter into any “closing agreement” relating to Taxes within the meaning of Section 7121 of the Code (or, with respect to a material amount of Taxes, any similar provision of state, local, or non-U.S. Law), (vii) change any annual Tax accounting period, (viii) change any method of Tax accounting or (ix) request any Tax ruling.

(k) Capital Expenditures. Other than with respect to purchases, sales and consignments of art and other property in the ordinary course of the Art Business consistent with past practice, the Company shall not, and shall cause each of its Subsidiaries not to, authorize, or enter into any commitment for, any capital expenditures with respect to tangible property or real property other than those budgeted by the Company’s program of capital expenditures, a copy of which has been provided by the Company to Parent prior to the date of this Agreement.

(l) New Subsidiaries/Joint Ventures. The Company shall not, and shall cause each of its Subsidiaries not to, establish any new Subsidiary or joint venture.

(m) Settlements. The Company shall not, and shall cause each of its Subsidiaries not to, settle, release, waive, compromise or fail to defend (A) any Action brought (or threatened to be brought) by any Governmental Authority, (B) any Action brought (or threatened to be brought) by any current, former or purported holder of any capital stock of the Company concerning this Agreement, the Merger or any of the other Transactions, or (C) any other Action brought (or threatened to be brought) against the Company or any of its Subsidiaries, other than in the case of this clause (C) settlements or compromises (i) pursuant to which the amounts paid or payable (or other Liabilities incurred) by the Company or any of its Subsidiaries in settlement or compromise do not exceed $10,000,000 in the aggregate, (ii) that do not create Liabilities that would impose any restrictions on the business of the Company or any of its Subsidiaries and (iii) that do not involve the admission of wrongdoing by the Company or any of its Subsidiaries.

(n) Engagement Letter. The Company shall not amend the engagement letter with LionTree Advisors LLC referred to on Section 3.22 of the Company Disclosure Letter and, unless LionTree Advisors LLC is conflicted, shall not engage and shall cause each of its Subsidiaries not to engage, any other investment bankers, finders or brokers in connection with the Merger or any of the other Transactions.

(o) General. The Company shall not, and shall cause each of its Subsidiaries not to, authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Section 5.2 No Solicitation.

(a) Alternative Transaction Proposal. The Company shall, and shall cause each of its Subsidiaries and each of the directors, officers and employees of the Company and its Subsidiaries to, and shall instruct and use reasonable best efforts to cause the other Representatives of the Company and its Subsidiaries to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction Proposal or any proposal that would reasonably be expected to lead to an Alternative Transaction Proposal and shall enforce, and, except as otherwise prohibited by applicable Law, shall not waive or amend (as applicable) any provisions of, any Anti-Takeover Law or confidentiality or standstill agreement (or any similar agreement) to which the Company or any of its Subsidiaries is a party relating to any such Alternative Transaction Proposal or proposal that would reasonably be expected to lead to an Alternative Transaction Proposal or otherwise cause the terms of such agreement to be less restrictive than the Confidentiality Agreement. The Company shall promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of any Alternative Transaction Proposal to return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of the Company or any of its Subsidiaries and shall terminate access of any such Person to any data room (virtual or actual) containing any information of or relating to the Company or its Subsidiaries. The Company shall not, and shall cause its Subsidiaries, and each of the directors, officers and employees of the Company and its Subsidiaries not to, and shall instruct and use reasonable best efforts to cause the other Representatives of the Company and its Subsidiaries not to, directly or indirectly, (i) solicit, initiate, propose or knowingly facilitate, induce or encourage any inquiries or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Alternative Transaction Proposal by any Person or group of Persons, (ii) enter into, continue or otherwise participate or engage in any discussions or negotiations regarding, or furnish to any Person or group of Persons any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction Proposal, (iii) otherwise knowingly facilitate any effort or attempt to make an Alternative Transaction Proposal (provided, that the Company and its Representatives may request that the Person or group of Persons making such Alternative Transaction Proposal clarify the terms and conditions of such Alternative Transaction Proposal to allow the Company Board to determine whether the Alternative Transaction Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and subject to Section 5.2(b) shall not include (x) any negotiations or similar discussions with respect to such Alternative Transaction Proposal or (y) the Company’s view or position with respect thereto), or (iv) take any action referred to in Section 5.2(d), except as expressly provided in this Section 5.2 or Section 7.1(c)(i). Any breach by a director, officer, employee or Representative of the Company or any of its Subsidiaries of this Section 5.2(a) shall be deemed a breach hereof by the Company.

(b) Superior Proposal. Notwithstanding anything to the contrary set forth in Section 5.2(a) or in any other provision of this Agreement, prior to obtaining the Company Stockholder Approval, in response to a bona fide written Alternative Transaction Proposal received after the date of this Agreement which did not result from a breach of this Section 5.2 and which the Company Board determines (after consultation with its outside legal counsel and independent financial advisor) would reasonably be expected to lead to a Superior Proposal, the Company may then take the following actions:

(i) Furnish nonpublic information with respect to the Company and its Subsidiaries to the Person or group of Persons (and their respective advisors and other representatives) making such Alternative Transaction Proposal; and

(ii) Engage in discussions or negotiations with such Person or group of Persons (and their respective advisors and other representatives) with respect to such Alternative Transaction Proposal; provided, that prior to taking any action referred to in clause (i) or (ii) above, the Company (x) and such Person or group of Persons enter into a binding confidentiality agreement containing terms at least as restrictive to such Person or group of Persons (and their respective advisors and other representatives) as the terms contained in the Confidentiality Agreement, dated as of June 9, 2019, between the Company and Parent (the “Confidentiality Agreement”), provided that, prior to entering into such confidentiality agreement, the Company provides notice to Parent in accordance with Section 5.2(c). Any breach by a director, officer, employee or Representative of the Company or any of its Subsidiaries of this Section 5.2(b) shall be deemed a breach hereof by the Company.

(c) Notification to Parent. In addition to the other obligations of the Company set forth in this Section 5.2, promptly (and in any event within twenty-four (24) hours) after (i) receipt of any Alternative Transaction Proposal, (ii) any inquiry or request for information from, or for the initiation of discussions or negotiations with, the Company or its Representatives concerning, or that could reasonably be expected to lead to, an Alternative Transaction Proposal, or (iii) any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries by any third party who has made or communicated to the Company that it intends to make an Alternative Transaction Proposal, the Company shall provide Parent with written notice of such Alternative Transaction Proposal, inquiry or request. The Company’s notice shall include a written summary of the material terms and conditions of such Alternative Transaction Proposal, inquiry or request (including, in the case of any written Alternative Transaction Proposal, inquiry or request, a true, correct and complete copy thereof, including copies of any written proposed agreements) and the identity of the Person or group of Persons making such Alternative Transaction Proposal, inquiry or request. In addition, the Company shall keep Parent reasonably informed on a current basis (and in any event within twenty-four (24) hours) of any changes to the status and material terms of (and any material communications with respect to) any such Alternative Transaction Proposal, inquiries or requests (and true, correct and complete copies of any amended or modified written Alternative Transaction Proposal, inquiry or request, including modified written proposed agreements), including any changes in the Company’s intentions as previously notified. The Company shall promptly provide Parent with copies of all material non-public information concerning the Company or any of its Subsidiaries that is made available to the Person or group of Persons making such Alternative Transaction Proposal (or any of their advisors or other representatives) which was not previously made available to Parent and Merger Sub (and in any event within twenty-four (24) hours of making such information available to such Person or group of Persons).

(d) No Change of Recommendation; Other Prohibitions. Neither the Company Board nor any committee thereof shall, directly or indirectly, (i) fail to make, withdraw or qualify (or change, amend or modify in a manner adverse to Parent) or publicly propose or resolve to withdraw or qualify (or change, amend or modify in a manner adverse to Parent), the Company Board Recommendation or the adoption or declaration of advisability of this Agreement, the Merger or any of the other Transactions by the Company Board, (ii) fail to include the Company Board Recommendation in the Proxy Statement that is mailed to the Company’s stockholders, (iii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Alternative Transaction Proposal, (iv) other than with respect to a tender offer or exchange offer, fail to publicly reaffirm its recommendation of this Agreement within ten (10) Business Days after Parent so requests in writing if an Alternative Transaction Proposal or any modification thereto shall have been made public or sent or given to the Company Stockholders (or any Person or group of Persons shall have publicly announced an intention, whether or not conditional, to make an Alternative Transaction Proposal), (v) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Alternative Transaction Proposal subject to Regulation 14D under the Exchange Act within ten (10) Business Days after the commencement of such Alternative Transaction Proposal, (vi) make any public statement inconsistent with the Company Board Recommendation, (vii) approve or recommend, or publicly propose to approve or recommend, or cause or allow the Company or any of its Affiliates to execute or enter into (or resolve or agree to take any of the foregoing actions with respect to), any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (A) constituting, or relating to, or that is intended to or would reasonably be expected to lead to, any Alternative Transaction Proposal or (B) requiring it (or that would require it) to abandon, terminate or fail to consummate this Agreement, the Merger or the other Transactions, or (viii) resolve or agree or announce its intention to resolve or agree, to take any of the foregoing actions (any such action listed in (i) through (v) of this paragraph, a “Company Adverse Recommendation Change”.

(e) Exceptions. Notwithstanding anything to the contrary set forth in Section 5.2(d) or in any other provision of this Agreement, at any time prior to obtaining the Company Stockholder Approval (and, for the avoidance of doubt, at no time after obtaining the Company Stockholder Approval), the Company Board may (x) make a Company Adverse Recommendation Change (A)(1) in response to a Superior Proposal that is made and not withdrawn (and that continues to be a Superior Proposal) or (2) if an Intervening Event has occurred and (B) the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisor) that failure to take such action in response to such Superior Proposal or Intervening Event, as applicable, would violate the directors’ fiduciary duties under applicable Law, or (y) authorize the Company to terminate this Agreement pursuant to Section 7.1(c)(i) in order to enter into a definitive written agreement with respect to such Superior Proposal (a

“Superior Proposal Agreement”) if the Company Board determines in good faith (after consultation with its outside legal counsel and independent financial advisor) that, in light of such Superior Proposal, the failure to terminate this Agreement and enter into a Superior Proposal Agreement with respect to such Superior Proposal would violate the directors’ fiduciary duties under applicable Law; provided, that, in the case of each of clauses (x) and (y), all of the following conditions are met:

(i) Prior to making any such Company Adverse Recommendation Change or terminating this Agreement, (A) the Company shall give Parent written notice of the action(s) proposed to be taken by the Company Board, which notice shall describe in reasonable detail the reasons for such Company Adverse Recommendation Change or termination, and (1) in the case of a Superior Proposal, shall also identify the Person or group of Persons making such Superior Proposal and the material terms and conditions of such Superior Proposal (and such notice shall include the latest draft of the proposed Superior Proposal Agreement and all other material documents relating to such Superior Proposal) or (2) in the case of an Intervening Event, a reasonable description of such Intervening Event (it being agreed that, in each case, neither the delivery of such notice by the Company nor any public announcement thereof that the Company Board determines in good faith, after consultation with outside counsel, is required to be made under applicable Law shall constitute a Company Adverse Recommendation Change), (B) during the five (5) Business Day period following its receipt of such notice, Parent shall have the right to make an written offer (a “Parent Offer”) to the Company in response to the action(s) proposed to be taken by the Company Board, and the Company shall, and shall cause each of its Subsidiaries and each of the directors, officers and employees of the Company and its Subsidiaries to, and shall instruct and use reasonable best efforts to cause the other Representatives of the Company and its Subsidiaries to, negotiate with Parent and its Representatives in good faith (to the extent Parent does not refuse to negotiate) such adjustments proposed by Parent in the terms and conditions of this Agreement so that the Merger may be effected, (C) if Parent, in its discretion, makes a Parent Offer within such five (5) Business Day period, the Company Board shall consider such Parent Offer in good faith and, if the Company Board determines in good faith (after consultation with the Company’s outside legal counsel and independent financial advisor) that such Parent Offer would render the failure by the Company Board to make such Company Adverse Recommendation Change no longer a violation of its fiduciary duties under applicable Law or would render such Superior Proposal no longer a Superior Proposal, the Company shall agree in writing to all adjustments in the terms and conditions of this Agreement as are necessary to reflect such Parent Offer and the Company’s notice of the proposed Company Adverse Recommendation Change or the termination of this Agreement shall be deemed to be rescinded and of no further force and effect, and (D) in the event of any revisions to the terms or conditions of any Superior Proposal (including any change in purchase price), the Company shall deliver a new written notice to Parent within one (1) Business Day of its receipt of such revisions and comply with the other requirements of this clause (i) with respect to such revised Superior Proposal, including the notice period referred to in this clause (i) (and Parent shall have the right to submit a new or revised Parent Offer with respect thereto, except that the five (5) Business Day period set forth in this clause (i) shall be reduced to four (4) Business Days with respect to any such new or revised Parent Offer);

(ii) The Company shall have complied with Section 5.2 in all material respects; and

(iii) Prior to or concurrently with any termination of this Agreement, the Company shall have paid the Company Termination Fee to Parent.

(f) Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company or the Company Board from complying with its disclosure obligations under applicable Law with regard to an Alternative Transaction Proposal, including (i) taking and disclosing to the Company Stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any “stop look and listen” communication to the Company Stockholders of the nature contemplated by Rule 14d-9 under the Exchange Act (for the avoidance of doubt, it being agreed that a “stop, look and listen” communication, in and of itself, or a factually accurate public statement that describes the Company’s receipt of an Alternative Transaction Proposal and the operation of this Agreement with respect thereto pending disclosure of its position as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Company Adverse Recommendation Change); provided, however, that this Section 5.2(f) shall not be deemed to permit the Company Board to make a Company Adverse Recommendation Change except pursuant to (and in compliance with) Section 5.2(e).

Section 5.3 Preparation of Proxy Statement; Company Stockholders’ Meeting.

(a) Proxy Statement.

(i) As promptly as practicable (and in any event within twenty (20) Business Days) following the date of this Agreement, the Company shall prepare and file with the SEC a preliminary proxy statement (such proxy statement, as amended and supplemented, the “Proxy Statement”) relating solely to this Agreement, the Merger and the other Transactions. The Company shall cause the Proxy Statement to comply in all material respects with the applicable requirements of the Exchange Act. Parent shall furnish all information concerning Parent and Merger Sub as may reasonably be requested by the Company in connection with such actions and the preparation of the Proxy Statement (and shall update or supplement any information provided by it for use in the Proxy Statement which shall have become false or misleading). The Company shall give Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on the Proxy Statement prior to each filing of any version thereof with the SEC (including, for the avoidance of doubt, any preliminary version thereof), and shall consider in good faith all comments reasonably proposed by Parent, Merger Sub and their counsel. The Company agrees that all information relating to Parent or Merger Sub included in the Proxy Statement shall be in form and content satisfactory to Parent, acting reasonably. The Company shall cause the Proxy Statement to be mailed to all Company Stockholders at the earliest reasonably practicable date following clearance of the Proxy Statement by the SEC.

(ii) All filings by the Company with the SEC in connection with the Company Stockholders’ Meeting, and all mailings by the Company to the Company Stockholders (in addition to the Proxy Statement) in connection therewith , shall be subject to the same review and comment procedures as set forth in subparagraph (a)(i) above with respect to the Proxy Statement.

(iii) The Company shall (A) promptly notify Parent of (1) the receipt of any comments from the SEC and all other written correspondence and oral communications from or with the SEC relating to the Proxy Statement and (2) any request by the SEC for any amendment or supplement to the Proxy Statement or for additional information with respect thereto and (B) supply Parent with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. The Company shall give Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on (A) any written response to such comments, requests or other communications from the SEC or its staff and (B) any proposed amendments or supplements to the Proxy Statement (whether in response to such comments, requests or communications from the SEC or its staff, or otherwise), and the Company shall consider in good faith and incorporate substantially all comments reasonably proposed by Parent, Merger Sub and their counsel with respect thereto. The Company agrees that all information relating to Parent or Merger Sub included in such written response or such proposed amendment or supplement to the Proxy Statement shall be in form and content satisfactory to Parent, acting reasonably.

(iv) Each of Parent and the Company shall ensure, as to itself and its Affiliates, that none of the information supplied by it or on its behalf for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company Stockholders and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(v) If at any time prior to the adoption of this Agreement by the Company Stockholders, any information relating to the Company or any of its Affiliates, directors or officers is discovered by the Company, or any information relating to Parent or Merger Sub or any of their respective Affiliates, directors or officers is discovered by Parent, and such information is required to be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and (subject to the comment and review procedures set forth in subparagraph (iii) above) an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and, to the extent required by Law, disseminated to the Company Stockholders.

(b) The Company shall duly give notice of, and take all action necessary to convene and hold, a special meeting of the Company Stockholders (the “Company Stockholders’ Meeting”) as promptly as practicable after the date of this Agreement, for the purpose of seeking the Company Stockholder Approval. The Company may adjourn or postpone the Company Stockholders’ Meeting only (i) to the extent necessary to ensure that the Company Stockholders are given sufficient time to evaluate any necessary supplement or amendment (as determined by the Company in good faith after consultation with its outside counsel) in advance the Company Stockholders’ Meeting, (ii) if, as of the time for which the Company Stockholders’ Meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting or (iii) if the Company is required to postpone or adjourn the Company Stockholders’ Meeting by applicable Law, order of Governmental Authority or a request from the SEC or its staff, and, in the case of clause (i) or (ii), only for a minimum period of time reasonable under such circumstance. The Company shall, except to the extent that the Company Board is expressly permitted to make a Company Adverse Recommendation Change pursuant to (and in compliance with) Section 5.2(e) (which shall not, in any event, affect the Company’s obligation to hold the Company Stockholders’ Meeting at which this Agreement shall be submitted to the Company Stockholders for adoption as aforesaid), (i) use commercially reasonable efforts to solicit from the holders of Company Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger; (ii) upon Parent’s request, adjourn or postpone the Company Stockholders’ Meeting up to two (2) times for a period not in excess of twenty (20) calendar days each time, if in the reasonable judgment of Parent there will be an insufficient number of votes of Company Common Stock represented (either in person or by proxy) to achieve Company Stockholder Approval and if such action would not be a violation of the directors’ fiduciary duties under applicable Law and (iii) take all other actions to secure the vote or consent of the holders of Company Common Stock required as required by applicable Law, the rules of the NYSE and the Company Charter and the Company Bylaws. The Company shall keep Parent updated upon Parent’s reasonable request with respect to proxy solicitation results. Without limiting the generality of the foregoing, the Company’s obligations pursuant to this Section 5.3(b) (including its obligation to hold the Company Stockholders’ Meeting at which this Agreement shall be submitted to the Company Stockholders for adoption as aforesaid) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Transaction Proposal unless this Agreement has been terminated in accordance with Section 7.1(c)(i).

(c) Except to the extent expressly permitted to make a Company Adverse Recommendation Change pursuant to (and in compliance with) Section 5.2(e), (i) the Company Board shall recommend that the Company Stockholders vote in favor of the adoption of this Agreement at the Company Stockholders’ Meeting and (ii) the Proxy Statement shall include a statement to the effect that the Company Board has recommended that the Company Stockholders vote in favor of adoption of this Agreement at the Company Stockholders’ Meeting (the “Company Board Recommendation”).

Section 5.4 Access to Information; Confidentiality.

(a) Access to Information. Upon reasonable prior notice and subject to applicable Law, from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries and each of its and its Subsidiaries’ officers, directors and employees to, and shall use its commercially reasonable efforts to cause its Representatives to, afford Parent and its officers, directors, employees and Representatives, following notice from Parent in accordance with this Section 5.4, reasonable access during normal business hours to officers, employees, agents, properties, offices and other facilities, books and records of each of it and its Subsidiaries, and all other financial, operating and other data and information as shall be reasonably requested; provided, that in each case, the Company shall not be required to disclose any document or information, or permit any inspection, that would, in the reasonable judgment of the Company, (i) result in the disclosure of any trade secrets of any third parties or violate the terms of any confidentiality provisions in any agreement with a third party entered into prior to the date of this Agreement (or entered into after the date of this Agreement in compliance with Section 5.1), (ii) result in a violation of applicable Law, including any fiduciary duty, (iii) waive the protection of any attorney-client privilege or (iv) result in the disclosure of any sensitive or personal information that would expose the Company to the risk of Liability. No investigation pursuant to this Section 5.4 or information provided, made available or delivered pursuant to this Section 5.4 or otherwise shall affect any representations or warranties or conditions or rights contained in this Agreement.

(b) Confidentiality. All information and materials provided pursuant to this Agreement will be subject to the provisions of the Confidentiality Agreement.

Section 5.5 Efforts.

(a) Governmental and Other Third Party Approvals. Subject to the limitations set forth in Section 5.5(c), each of the parties hereto shall use (and shall cause its Subsidiaries to use) its commercially reasonable efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) preparing and filing as soon as practicable after the date of this Agreement all forms, registrations and notices required to be filed to consummate the Merger and the other Transactions and the taking of such actions as are reasonably necessary to obtain any requisite approvals, consents, Orders, exemptions or waivers by any Governmental Authority or other third party, including filings pursuant to the HSR Act, the filing of a joint voluntary notice to CFIUS, and filings required by any other Governmental Authority relating to antitrust, competition, trade, pre-merger notification or other regulatory matters, (ii) obtaining all necessary consents, approvals, authorizations or waivers from, and providing notices to, third parties, including providing any further information as may be required by such third party; provided, however, that in connection with any such consents, approvals, notifications or waivers from third parties (excluding Governmental Authorities), (x) the parties hereto shall not be required to (and they shall not be required to cause any of their Subsidiaries to) make any payments or incur any other Liabilities (including becoming a guarantor of any Company Contract) and (y) neither the Company nor any of its Subsidiaries shall agree to make any payments or incur any other Liabilities, or make or agree to make any amendment to the terms of any applicable Company Contract, in order to obtain any such consent, approval, authorization or waiver without Parent’s prior written consent, (iii) the defending of any Actions challenging this Agreement or the consummation of the Merger, including seeking to have vacated or reversed any Order that would restrain, prevent or delay the Closing; (iv) responding as promptly as practicable to any inquiries or requests for documentation or information or any request for additional information (a “second request”) received from the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice and to all inquiries and requests received from any other Governmental Authority in connection with antitrust, competition, trade, pre-merger notification or other regulatory matters; and (v) the execution and delivery of any additional instruments required by applicable Law necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Each of the parties hereto shall furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. In addition, unless prohibited by Law, each of the parties hereto shall consult with the other parties with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any third party or any other information supplied by such party to a third party in connection with this Agreement, the Merger and the other Transactions, provided that this sentence shall not apply to information provided by the Company to a Person or group of Persons making an Alternative Transaction Proposal, whose disclosure shall be governed by the provisions of Section 5.2(c).

(b) Notification. Subject to the limitations set forth in Section 5.5(c), each of the Company and Parent shall keep the other reasonably apprised of the status of governmental and third-party approval matters relating to the completion of the Merger and the other Transactions. In that regard, each party shall without limitation use its commercially reasonable efforts to (and unless prohibited by Law): (i) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of material oral communications, advise the other orally of) any material communications from or with any Governmental Authority or other third party with respect to the Merger or any of the other Transactions, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other and its counsel in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority or other third party with respect to the Merger or any of the other Transactions, (iii) to the extent reasonably practical, or unless requested to do so by a Governmental Authority, not participate in any meeting with (A) any Governmental Authority with respect to the Merger or any of the other Transactions or (B) any third party (excluding Governmental Authorities) with respect to any material consent, approval or waiver in connection with the Merger or any of the other Transactions, in each case, unless it consults with the other in advance and, to the extent permitted by such Governmental Authority or other third party, as applicable, gives the other the opportunity to attend and participate thereat, and (iv) furnish the other with such necessary information and reasonable assistance as the Company or Parent, as applicable, may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority or other third party.

(c) No Divestitures; Limitations. In furtherance of the covenants set forth in Section 5.5(a), if any objections are asserted with respect to the Merger or any of the other Transactions under any domestic or foreign antitrust or competition Law or if any Action is instituted (or threatened to be instituted) by the Federal Trade Commission, the Department of Justice or any other applicable antitrust, competition or trade practices-related Governmental Authority challenging the Merger or any of the other Transactions or which would otherwise prohibit or materially impair or delay the consummation of the Merger or any of the other Transactions, the Company and Parent shall take all reasonable actions necessary to resolve any such objections or Actions (or threatened Actions) so as to permit consummation of the Merger and the other Transactions as soon as reasonably practicable; provided, however, (i) in no case shall the Company or Parent be obligated to become subject to, consent to or agree to (or cause or permit any of their respective Affiliates (including, in the case of Parent, the Surviving Corporation and its Subsidiaries after the Effective Time) or any other Person to become subject to, consent to or agree to), or otherwise take any action with respect to (or cause or permit any of their respective Affiliates (including, in the case of Parent, the Surviving Corporation and its Subsidiaries after the Effective Time) or any other Person to take any action with respect to), any requirement, condition, understanding, agreement or order to sell, to hold separate (through the establishment of a trust or otherwise), divest itself or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change any of its, its Affiliates’ or any other Person’s respective capital stock, assets or businesses (and, in the case of Parent, any capital stock, assets or businesses of the Surviving Corporation or any of its Subsidiaries after the Effective Time) or the exercise of any voting rights regarding its, its Affiliates’ or any other Person’s capital stock (and, in the case of Parent, any capital stock of the Surviving Corporation or any of its Subsidiaries after the Effective Time) in any manner, or otherwise take any steps to avoid or eliminate any impediment that may be asserted under any Law governing competition, monopolies or restrictive trade practices and (ii) in no case shall Parent be obligated to take or cause to be taken any action contemplated by clause (iii) of the first sentence of Section 5.5(a) unless it determines in its sole discretion to do so.

(d) CFIUS. Parent and its Affiliates (other than Altice USA, Inc., Altice Europe N.V. and any of their respective Subsidiaries) shall take, or cause to be taken, all actions that are customarily and reasonably undertaken to obtain CFIUS Approval so as to enable the Closing to occur, including providing all such assurances as may be customarily and reasonably necessary to address national security (including entering into a mitigation agreement, letter of assurance, national security agreement, or other similar arrangement or agreement), law enforcement, and public safety interests in relation to any services offered by the Company or its Subsidiaries or facilities owned or leased by the Company or its Subsidiaries, provided that such actions (i) do not require Parent or any of its Affiliates to act or refrain from acting in a manner that would reasonably be expected to have a material adverse effect on Parent’s ownership, management or control of the Company or any of its Subsidiaries or result in any personal civil or criminal liability for the individual who is the ultimate beneficial owner of a controlling interest in Parent, (ii) do not relate to the assets or businesses of Parent or any of its Affiliates that are held apart from the Company except insofar and to the extent that such assets or businesses of Parent or any of its Affiliates that are held apart from the Company would have Contracts or understandings to use or hold assets (including information) or businesses of, the Company or any of its Subsidiaries, and (iii) do not relate to the assets or business of the Company or its Subsidiaries or Parent or any of its Affiliates to the extent those assets and businesses do not involve interstate commerce in the United States.

Section 5.6 State Takeover Statutes. In connection with and without limiting the foregoing, the Company shall (a) take all action necessary to ensure that no “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law is or becomes applicable to this Agreement or any of the Transactions and (b) if any “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law becomes applicable to this Agreement or any of the Transactions, take all action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to eliminate or minimize the effect of such Law on the Merger, the other Transactions, or the Surviving Corporation (including with respect to any potential limitations on Parent’s exercise of voting rights of the Surviving Corporation under any Anti-Takeover Law or similar Law). The Company shall not take any action to exempt any Person other than Parent or Merger Sub or any action by such Person from, or make such Person or such action not subject to, any Anti-Takeover Law or the restrictions on “business combinations” as set forth in the DGCL or any similar Law.

Section 5.7 Indemnification and Insurance. The Surviving Corporation hereby agrees to do the following:

(a) From and after the Effective Time, the Surviving Corporation and its Subsidiaries shall honor and fulfill in all respects the obligations of the Company and its Subsidiaries with respect to indemnification and advancement of expenses under the Company Charter or Company Bylaws (or the comparable organizational documents of the Company’s Subsidiaries) or the indemnification agreements set forth on Section 5.7(a) of the Company Disclosure Letter, in each case, in effect as of the date of this Agreement for the benefit of any of its current or former directors and officers (and any Person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time) with respect to such Person’s service as a director or officer of the Company or its Subsidiaries or acts or omissions performed by such Person at the request of the Company or its Subsidiaries at or prior to the Effective Time (the “Indemnified Parties”), whether asserted or claimed prior to, at or after the Effective Time, including, for the avoidance of doubt, in connection with (i) the Transactions and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party (but for the avoidance of doubt, subject to the terms of the indemnification and advancement of expenses rights set forth in such Company Charter, Company Bylaws, Subsidiary organizational documents or indemnification agreements, respectively). In addition, from and after the Effective Time the certificate of incorporation, certificate of formation and bylaws and operating agreement, as applicable (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries shall at all times contain provisions with respect to elimination of liability of directors, indemnification of directors, officers and employees and advancement of expenses that are at least as favorable to the intended beneficiaries as the corresponding provisions contained in the certificate of incorporation and bylaws (or other comparable organizational documents) of the Company and its Subsidiaries as of the date of this Agreement.

(b) Insurance. For a period of six (6) years after the Effective Time (and until such later date as of which any Action commenced during such six (6) year period shall have been finally disposed of), the Surviving Corporation shall maintain in effect the current policies (whether through purchase of a “tail end” policy or otherwise) of directors’ and officers’ and fiduciary liability insurance (“D&O Insurance”) maintained by the Company, in respect of acts or omissions occurring at or prior to the Effective Time, covering each Person covered by the D&O Insurance immediately prior to the Effective Time, on terms with respect to the coverage and amounts no less favorable in the aggregate than those of the D&O Insurance in effect on the date of this Agreement; provided, that the Surviving Corporation may substitute therefor policies of at least similar coverage and amounts containing terms and conditions which are no less advantageous in the aggregate to former officers and directors of the Company; and provided, further, that if the aggregate annual premiums for such policies at any time during such period will exceed 300% of the per annum premium rate paid by the Company and its Subsidiaries as of the date of this Agreement for such policies (the “Maximum Premium”), then the Surviving Corporation shall only be required to provide as much coverage as will then be available at the Maximum Premium. In lieu of the foregoing, at or prior the Effective Time, the Company may obtain, at its election, prepaid policies, which provide such directors and officers with coverage for an aggregate period of at least six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in connection with the adoption and approval of this Agreement, the Merger and the other Transactions (the “Tail Coverage”); provided, that the Company shall not spend in excess of $2,500,000 in the aggregate to obtain such Tail Coverage. If such Tail Coverage has been obtained prior to the Effective Time, the Company and the Surviving Corporation, as applicable, shall, and Parent shall cause the Surviving Corporation to, maintain such Tail Coverage in full force and effect, and continue to honor the obligations thereunder (for the avoidance of doubt, without the expenditure of any additional money premium for such policies). It is understood and agreed that it is the Parties’ strong preference for the Company to obtain Tail Coverage and that the Company shall use commercially reasonable efforts to obtain such Tail Coverage under the terms and conditions contemplated by this paragraph as soon as practicable after the date of the Agreement.

(c) Successors. If the Surviving Corporation or any of its successors or assigns shall (i) consolidate with, or merge with or into, any other Person (other than a Subsidiary of Parent) and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties or assets to any Person (other than a Subsidiary of Parent), then, in each case, Parent shall cause the Surviving Corporation to take such action as may be necessary so that such Person shall assume all of the applicable obligations set forth in this Section 5.7.

(d) Enforceability. Each Person who is an Indemnified Party is intended to be a third party beneficiary of this Section 5.7 with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties under this Section 5.7 shall survive consummation of the Merger and shall be in addition to, and not in substitution for, any other rights that such Persons may have under the Company Charter or Company Bylaws (or the comparable organizational documents of the Company’s Subsidiaries) as in effect as of the date of this Agreement or applicable Law (whether at law or in equity).

Section 5.8 Public Announcements. The Company and Parent shall consult with each other before issuing, and will provide each other the opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on, any press release or other public statements with respect to the Transactions, including the Merger, and shall not issue any such press release or make any such public statement without the prior written consent of the other party (which shall not be unreasonably withheld, delayed or conditioned), except as either party, after consultation with outside counsel, may determine is required by applicable Law, court process or by obligations pursuant to any listing agreement with the NYSE if it has used commercially reasonable efforts to consult with the other party prior thereto regarding the timing, scope and content of any such press release or public statement; provided, however, that no such consultation shall be required pursuant to this Section 5.8 to make any disclosure expressly permitted by Section 5.2(e) or 5.2(f). The parties hereto agree that the initial press release to be issued with respect to the Merger and the other Transactions shall be in the form agreed to by the parties.

Section 5.9 Delisting. Prior to the Closing, the Company agrees to cooperate with Parent in a commercially reasonable manner with respect to the delisting of the Company Common Stock from the NYSE and the termination of the Company’s registration under the Exchange Act after the Effective Time.

Section 5.10 Benefits and Personnel.

(a) During the period commencing at the Effective Time and ending one (1) year after the Effective Time (the “Benefit Protection Period”), the Surviving Corporation shall provide, or shall cause to be provided, to each Continuing Employee for so long as such Continuing Employee remains an employee of the Surviving Corporation (or a Subsidiary thereof), (i) base salary or base wage that is no less favorable than the base salary or base wage provided by the

Company and its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time, (ii) welfare benefits and perquisites that are substantially comparable in the aggregate to those provided by the Company and its Subsidiaries immediately prior to the Effective Time pursuant to the Company Plans as set forth on Section 3.15(a) of the Company Disclosure Letter (excluding any retirement benefits, non-qualified deferred compensation benefits, defined benefit pension benefits and post-retirement health, medical or life insurance benefits) and (iii) severance benefits that are no less favorable than the severance benefits provided by the Company and its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time as set forth on Section 5.10(a)(iii) of the Company Disclosure Letter; provided, however, that the requirements of this sentence shall not apply to Continuing Employees who are covered by a Bargaining Agreement.

(b) In the event that the Closing Date occurs during the 2019 fiscal year, the Company shall be permitted to finally and conclusively determine the amounts payable under the Company Bonus Plans in respect of the 2019 fiscal year based on target performance, and shall pay seventy-five percent (75%) of such amounts as soon as administrative practicable following the Closing Date (such amount, the “Pre-Closing Bonus”). Following completion of the 2019 fiscal year, in accordance with the performance measures established by the Compensation Committee under the Company Bonus Plans and in effect as of the date of this Agreement, the Surviving Corporation shall finally and conclusively determine the amounts payable under the Company Bonus Plans in respect of the full 2019 fiscal year performance actually achieved (such amount, the “Full Year Bonus”) and at the time annual bonuses have historically been paid by the Company, shall pay to each Continuing Employee an amount equal to the positive difference (if any) of the Full Year Bonus less the Pre-Closing Bonus (such amount, the “Top-up Bonus”), it being understood that no payment shall be made in the event the aforementioned calculation yields a negative result and in no event shall any portion of a Pre-Closing Bonus be subject to clawback or recoupment by the Surviving Company or Parent in the event the aforementioned calculation yields a negative result. In the event that prior to payment of the Top-up Bonus, a Continuing Employee’s employment is terminated by Parent or the Surviving Corporation in a manner qualifying such employee for severance pursuant to the arrangements set forth on Section 5.10(a)(iii) of the Company Disclosure Letter, such employee shall be paid his or her Top-up Bonus (if any) based on actual full 2019 fiscal year performance pursuant to the terms and conditions set forth in this Section 5.10(b) at the time annual bonuses have historically been paid by the Company. The Surviving Corporation shall administer this Section 5.10(b) in a manner that avoids duplication of benefits with respect to any overlapping right to a pro-rated bonus under a Company Plan. In the event that the Closing Date occurs after the end of the 2019 fiscal year, then the amounts payable under the Company Bonus Plans in respect of the 2019 fiscal year will be determined based upon actual achievement in the ordinary course and at the time annual bonuses have historically been paid by the Company.

(c) To the extent permissible and practicable under any employee benefit plans of Parent that are adopted or established during the Benefit Protection Period (“Parent Plans”), Parent shall (i) with respect to any Parent Plans that are group health plans in which the Continuing Employees participate following the Effective Time and during the Benefit Protection Period, use commercially reasonable efforts to (a) cause any pre-existing conditions or limitations and eligibility waiting periods to be waived with respect to the Continuing Employees and their eligible dependents and (b) give each Continuing Employee credit for the plan year in which the Effective

Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (ii) give each Continuing Employee service credit for such Continuing Employee’s employment with the Company and its Subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under each applicable Parent Plan in which the Continuing Employees participate following the Effective Time and during the Benefit Protection Period, as if such service had been performed with Parent, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits.

(d) Parent hereby acknowledges that the transactions contemplated by this Agreement shall constitute a “change in control,” “change of control” or term or concept of similar import of the Company and its Subsidiaries under the terms of the Company Plans. From and after the Effective Time, the Surviving Corporation shall honor all obligations and rights under the Company Plans in accordance with their terms.

(e) Nothing contained in this Agreement, including this Section 5.10, shall (i) be construed as requiring Parent or any of its Subsidiaries (including the Surviving Corporation) to continue or adopt any specific plans or to continue the employment of any specific Person, (ii) be treated as an amendment or other modification of any employee benefit plan or arrangement, (iii) limit the right of Parent, the Surviving Corporation or any of their respective Affiliates to amend, terminate or otherwise modify any employee benefit plan or arrangement sponsored by Parent, the Surviving Corporation or any of their Affiliates following the Closing Date or (iv) create any third-party beneficiary rights in any employee of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan which Parent, the Surviving Corporation or any of their Affiliates may maintain.

Section 5.11 Notification of Certain Matters. The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, as the case may be, of (i) the occurrence or non-occurrence of any event of which would reasonably be expected to cause any representation or warranty of the notifying party to be untrue or inaccurate at the Closing Date such that any of the conditions to the Closing set forth in Article VI would fail to be satisfied, and (ii) any failure by the notifying party to comply with or satisfy any covenant or other agreement to be complied with by it hereunder such that any of the conditions to the Closing set forth in Article VI would fail to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not limit or otherwise affect any remedies available to Parent or the Company, as the case may be.

Section 5.12 Certain Litigation. The Company shall promptly advise Parent, and Parent shall promptly advise the Company, as the case may be, of any Action commenced (or to the Knowledge of the Company or the Knowledge of Parent (as applicable), threatened) after the date of this Agreement against such party, any of its Subsidiaries or any of its directors by any stockholder relating to this Agreement, the Merger or any of the other Transactions, and such party shall keep the other party reasonably informed regarding any such litigation. The Company (a)

shall give Parent a reasonable opportunity to participate in the defense of (or any settlement discussions with respect to) any such Action against the Company, any of its Subsidiaries or any of its directors, (b) shall keep Parent informed as to the status thereof and (c) shall not settle, compromise, come to an agreement regarding or cease defending against (or agree or consent to any of the foregoing with respect to) any such Action against the Company, any of its Subsidiaries or any of its directors without the prior written consent of Parent.

Section 5.13 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Common Stock and any other dispositions of equity securities of the Company (including derivative securities) resulting from the Merger or any of the other Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.14 Company’s Financing Cooperation.

(a) From the date of this Agreement to the earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms, at the sole cost and expense of Parent and Merger Sub, the Company shall use its commercially reasonable efforts, and shall use its commercially reasonable efforts to cause its Subsidiaries and their respective officers, employees, advisors and Representatives to use their commercially reasonable efforts, to provide such reasonable and customary cooperation and information as may be reasonably requested by Parent in connection with the arrangement and consummation of the Debt Financing.

(b) Without limiting the generality of the foregoing provisions of this Section 5.14, such assistance shall include, to the extent reasonably requested by Parent, using commercially reasonable efforts to take the following actions:

(i) assisting Parent and Merger Sub in preparing a customary rating agency presentation for the Debt Financing;

(ii) providing to Parent (A) the Financing Information (it being understood that any Financing Information shall be deemed to have been provided to Parent on the date such Financing Information is publicly filed by the Company with the SEC) and (B) other documents and information (in the case of such other documents and information, to the extent reasonably requested by Parent) necessary to permit Parent to prepare a customary preliminary offering memorandum or preliminary private placement memorandum for use in a “high-yield road show” relating to any permanent financing consummated in lieu of any part or all of the Debt Financing, including all Company information, financial statements and financial data that is customarily included in an offering memorandum with respect to a private placement of high-yield debt securities pursuant to Rule 144A under the Securities Act and any other information reasonably requested by Parent in connection with customary 10b-5 diligence; provided that the Company shall not be obligated to provide (A) information regarding any pro forma financial statements or post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing, (B) a description of all or any component of the Financing, including any “description of notes” or other information customarily provided by the Debt Financing Sources or their counsel, (C) risk factors relating to all or any component of the Financing, (D) separate subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or “segment reporting”, and (E) Compensation Discussion and Analysis required by Item 402 of Regulation S-K;

(iii) assisting Parent and Merger Sub (including providing customary representation letters) in obtaining customary accountants’ comfort letters and accountants’ consents with respect to the consolidated financial statements of the Company and its Subsidiaries from the auditors of the Company, as applicable, for use in any “high-yield road show” relating to any permanent financing consummated in lieu of any part or all of the Debt Financing;

(iv) upon reasonable prior notice and at times and locations to be mutually agreed, participating (including by way of causing management, including the Company’s Chief Executive Officer and Chief Financial Officer to participate) in a reasonable number of diligence sessions, road shows, drafting sessions, conference calls and meetings with the Debt Financing Sources, rating agencies and prospective lenders/investors/equity co-investors reasonably necessary for the Financing and only to the extent customarily needed for financing of the type contemplated by the Debt Commitment Letter;

(v) (i) using commercially reasonable efforts to facilitate the execution and delivery by Parent and Merger Sub at the Closing of definitive and ancillary documents required in connection with or reasonably related to the Financing and (ii) assisting Parent in Parent’s preparation of documentation related to the refinancing of the mortgages, and using commercially reasonable efforts to facilitate the execution and delivery thereof at Closing;

(vi) assisting Parent and Merger Sub in obtaining customary payoff letters, Lien terminations, and instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of any indebtedness for borrowed money, bonds, debenture notes or other similar instruments of the Company or its Subsidiaries that Parent desires (upon reasonable prior notice to the Company) to payoff, discharge and terminate at Closing or that is otherwise subject to mandatory prepayment (howsoever described) as a result of the consummation of the Merger; provided the Company shall not be required to deliver any notice of prepayment or redemption or similar notice or document that is not conditioned on the consummation of the Transactions and if the Transactions are not consummated results in no liability to the Company;

(vii) providing customary authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders, containing a customary representation that any public-side version of such information does not include material non-public information, solely to the extent such information is provided by the Company or its Subsidiaries;

(viii) providing all documentation and other information about the Company and each of its Subsidiaries as is reasonably requested in writing by Parent at least five (5) Business Days prior to the Closing Date which is in connection with the Financing and relates to, and is reasonably required by, applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act; and

(ix) providing reasonable assistance to Parent for (i) the delivery of any solvency certificates by borrowers under the Financing, facilitating the granting and perfection of security interests in collateral (including releasing any liens on property or assets securing existing debt, conditional on the Closing) (ii) execution and delivery by Parent and Merger Sub of any pledge and security documents, mortgages, and mortgage loan documentation, currency or interest rate hedging agreements and other financing documents to facilitate the consummation of the Financing as promptly as practicable.

(c) Notwithstanding the foregoing or anything else contained herein to the contrary, nothing in this Section 5.14 shall require the Company, its Subsidiaries, their respective Affiliates or their respective Representatives (i) to execute or approve any agreements or definitive financing documents, including any credit or other agreements, pledge documents, security documents or other certificates in connection with the Financing, (ii) to provide cooperation or take any other action to the extent that it could reasonably be expected to interfere in any material respect with the business or operations of the Company, its Subsidiaries or any of their respective Affiliates, (iii) to provide cooperation to the extent that it could reasonably be expected to conflict with or violate any applicable Law or result in a breach of, or a default under, any contract to which the Company, its Subsidiaries or any of their respective Affiliates is a party, (iv) to provide cooperation to the extent that it could reasonably be expected to interfere with or adversely affect any commercial relationships with customers, suppliers or other parties, (v) to breach, waive or amend any terms of this Agreement, (vi) to provide cooperation to the extent it would cause any condition to the Closing set forth in Section 6.1, Section 6.2 or Section 6.3 to not be satisfied, or (vii) to violate any obligation of confidentiality binding on the Company, its Subsidiaries, their respective Affiliates or their respective Representatives or disclose any information that is legally privileged. Additionally, (A) none of the Company, its Subsidiaries or their respective Affiliates shall be required to pay or incur any fee or incur or assume any liability or obligation in connection with any Financing prior to the Closing (other than as are expressly reimbursable or payable by Parent or Merger Sub and except for the obligation to deliver the customary authorization letter referenced in Section 5.14(b)(vii) above), (B) none of the directors of the Company, its Subsidiaries or their respective Affiliates shall be required to authorize or adopt any resolutions approving the agreements, documents, instruments, actions and transactions contemplated in connection with the Financing, (C) except as set forth in Section 5.14(b)(vii), none of the Company, its Subsidiaries, their respective Affiliates or their respective Representatives shall be required, prior to the Closing, to make any representation to Parent or Merger Sub, any of their respective Affiliates, any lender, agent or lead arranger to any Financing, or any other Person with respect to any action under this Section 5.14, including as to solvency, or to deliver or require to be delivered any solvency or similar certificate or any legal opinion and (D) none of the Company, its Subsidiaries, their respective Affiliates or their respective Representatives shall be required to seek any amendment, waiver, consent or other modification under any Indebtedness. Nothing hereunder shall require any employee, officer, director or other Representative of the Company, its Subsidiaries, their respective Affiliates or their respective Representatives to deliver any certificate or other document or take any other action that would potentially result in personal liability to such employee, officer, director or other Representative.

(d) Notwithstanding anything to the contrary herein, a breach by the Company, its Subsidiaries or their respective Affiliates, officers, employees, advisors or representatives of their obligations under this Section 5.14 shall not constitute a breach of this Agreement or a breach for purposes of Article VII or a breach of the condition precedent set forth in Section 6.3, unless such breach directly results in a failure to condition of funding of the Debt Financing and the Debt Financing is not funded solely as a result of such breach.

Section 5.15 Parent and Merger Sub Financing Obligations.

(a) Each of Parent and Merger Sub agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, it shall not, and it shall cause each of its Affiliates (other than Altice USA, Inc., Altice Europe N.V. and any of their respective Subsidiaries) not to, directly or indirectly, take any action with respect to the Financing that would, or would reasonably be expected to, individually or in the aggregate, cause Parent to fail to have funds at Closing sufficient to enable Parent to pay all amounts required to be paid by Parent or Merger Sub in cash in connection with the Merger and the Transactions.

(b) Parent and Merger Sub shall use their respective commercially reasonable efforts to take, or cause to be taken, as promptly as possible all actions and to do, or cause to be done, all things necessary, proper or advisable to timely arrange, maintain the effectiveness of and consummate the Financing on the terms and conditions described in or contemplated by the Financing Agreements (including complying with any request to exercise so called “flex” provisions and using commercially reasonable efforts to satisfy on a timely basis all conditions to funding in the Financing Agreements) in the amounts set forth therein.

(c) To the extent requested by the Company from time to time, Parent and Merger Sub shall (i) keep the Company informed on a reasonably current basis and in reasonable detail of its efforts to arrange and consummate the Financing, (ii) provide the Company with drafts (reasonably in advance of execution) and thereafter complete, correct and executed copies of all Financing Agreements. Parent and Merger Sub shall seek to enforce their respective rights under all Financing Agreements. Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt (and in any event within 24 hours) written notice (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to result in breach or default) by Parent, Merger Sub, or any other party to any Financing Agreements, (ii) if any portion of the Financing contemplated by the any Financing Agreement is not expected to be available for the Closing, (iii) of the receipt of any written notice or other written communication from any party to any Financing Agreement with respect to any actual or potential breach, default, termination or repudiation by any party to any Financing Agreement or dispute or disagreement between or among any parties thereto (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing or the Financing Agreements), and (iv) of any expiration or termination of any Financing Agreement.

(d) Parent and Merger Sub shall not (without the prior written consent of the Company) consent or agree to any amendment, supplement, modification or replacement of any of the Financing Agreements (including cancellation of commitments thereunder except as contemplated in any Financing Agreement upon a funding into escrow) if such amendment, supplement, modification or replacement could reasonably be expected to (i) impair, delay or prevent the consummation of the Merger and the Transactions, (ii) reduce (or could have the effect of reducing) the aggregate amount of net proceeds of the Financing, (iii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Financing or (iv) otherwise adversely affect the ability of Parent or Merger Sub to timely consummate the Merger or the Transactions or adversely impact the ability of Parent or Merger Sub to enforce their rights against the other parties to the Financing Agreements (including any right to seek or obtain specific performance of the Financing Agreements); provided that, it is understood and agreed that Parent may amend the Financing Agreements to add lenders, arrangers, bookrunners, agents, managers or other Debt Financing Sources that have not executed the Financing Agreements and amend titles, allocations and the fee arrangements with respect to the existing and additional lenders, arrangers, bookrunners, agents, managers or Debt Financing Sources if any such amendment could not reasonably be expected to prevent or materially delay the consummation of the Merger or the Transactions.

(e) Promptly following any amendment, supplement or modification of any Financing Agreement made in compliance with the provisions of this Agreement or the entry to any Contract or other documentation evidencing the financing contemplated by any Debt Financing Agreement, Parent shall provide a copy thereof (redacted if necessary where appropriate and customary) to the Company and the term “Debt Financing Agreements” shall mean the Debt Financing Agreements as so amended, supplemented or modified, and any Contract or other documentation evidencing the financing contemplated by any Debt Financing Agreement, and Parent’s obligations under Section 5.14 shall apply with respect thereto.

(f) Notwithstanding anything contained in this Section 5.15 (but subject to the Company complying in all material respects with its obligations under this Section 5.15), in no event shall Parent or Merger Sub be required (x) to amend or waive any of the terms or conditions of the Financing Agreements or pay any fees in excess of or not contemplated thereunder or (x) to consummate the Closing any earlier than the time set forth in Section 2.4.

(g) Without limiting the foregoing provisions of this Section 5.15, Parent shall take or cause to be taken the following actions in a timely manner:

(i) execute and deliver all agreements and other documents necessary for the full Equity Commitment to be funded in accordance with the terms of the Equity Commitment Letter;

(ii) pay all fees required to be paid under the Equity Commitment Letter;

(iii) keep the Debt Commitment Letter in place and to enter into and keep in place the all documentation contemplated by the Debt Commitment Letter, including any Financing Agreements;

(iv) facilitate the completion of any required due diligence by the Debt Financing Sources in connection with Financing Agreements; and

(v) comply with all terms of the Equity Commitment Letter.

(h) At any time that Parent or any of its Subsidiaries have obtained any of the Financing, Parent shall not comingle such funds with any other assets of Parent or its Subsidiaries and shall deposit, or cause to be deposited, such funds in a segregated account to be drawn only to pay all amounts required to be paid by Parent or Merger Sub in cash in connection with the Merger and the Transactions.

(i) In the event of any event or circumstance that would reasonably be expected to make all or any portion of the Financing unavailable on the terms and conditions in the Financing Agreements (including, as necessary, any “flex terms” applicable thereto or any related fee letter) (any such event or circumstance, a “Financing Failure Event”), Parent shall use its commercially reasonable efforts to obtain, or cause to be obtained, alternative financing, including from alternative sources, in an amount sufficient to replace any unavailable portion of the Financing (“Alternative Financing”) as promptly as practicable following the occurrence of such Financing Failure Event, containing conditions to draw, conditions to Closing and other terms that could reasonably be expected to affect the availability thereof that (A) are not more onerous in any respect than those conditions and terms contained in the applicable Financing Agreement under which the portion of the Financing is being replaced and (B) could not reasonably be expected to delay the Closing or make the Closing materially less likely to occur. The provisions of this Section 5.15 shall be applicable to the Alternative Financing, and, for the purposes of this Section 5.15, all references to the Financing shall be deemed to include such Alternative Financing.

(j) Notwithstanding the foregoing, Parent and Merger Sub acknowledge and agree that the obtaining of the Financing (or any other financing) is not a condition to Closing.

Section 5.16 Indemnification Related to Financing. Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective directors, officers, employees, accountants, consultants, legal counsel, agents, investment bankers and other Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing and the performance of their respective obligations under Section 5.14 (including any action taken in accordance with Section 5.14) and any information utilized in connection therewith (other than to the extent arising from the willful misconduct, gross negligence, fraud or bad faith of such indemnified Person). If this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii) and the Closing does not occur, Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented costs and expenses incurred by the Company or its Subsidiaries in connection with Section 5.14 (including those of its accountants, consultants, legal counsel, agents, investment bankers and other Representatives). Neither the Company nor any of its Affiliates shall have any liability to Parent or Merger Sub in respect of any Financing Information, or other financial information or data or other information provided pursuant to Section 5.14, other than to the extent arising from the willful misconduct, gross negligence, fraud or bad faith of the Company or its Affiliates.

Section 5.17 Approval of Sole Stockholder of Merger Sub; Obligations of Merger Sub.

(a) Parent shall execute and deliver to the Company as soon as practicable following the execution of this Agreement, in accordance with applicable Law and its organizational documents, in its capacity as sole stockholder of Merger Sub, a written consent adopting the plan of merger contained in this Agreement.

(b) Parent shall take all action reasonably necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Merger and the other Transactions upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to and in accordance with this Agreement.

Section 5.18 Transfer Taxes. All transfer, conveyance, documentary, sales, use, stamp, registration and other similar Taxes and fees imposed with respect to the Merger or the transfer of Company Common Stock pursuant to the Merger shall be borne by Parent or the Company and expressly shall not be a liability of the stockholders of the Company.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF THE PARTIES

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Antitrust Waiting Periods. The waiting period (and any extensions thereof) applicable to consummation of the Merger under the HSR Act shall have expired or been subject to early termination and such of the approvals listed on Section 6.1(b) of the Company Disclosure Letter as may be required shall have been granted, or shall be deemed to have been granted, pursuant to the Laws applicable in the relevant jurisdiction.

(c) No Injunctions or Restraints. No Law, Order, or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction, shall be in effect, or be pending, which prohibits, renders illegal or enjoins the consummation of the Merger or any of the other Transactions.

(d) CFIUS Approval. CFIUS shall have provided a written notice that it has determined that it has concluded action and there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement, or if CFIUS has sent a report to the President of the United States requesting the President’s decision with respect to the transactions contemplated by this Agreement, then (A) the President shall have announced a decision not to take any action to suspend or prohibit the transactions contemplated by this Agreement or (B) having received a report from CFIUS requesting the President’s decision, the President shall not have taken any action after fifteen (15) days from the date the President received such report from CFIUS (“CFIUS Approval”).

Section 6.2 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction, or waiver in writing by the Company, at or prior to the Closing of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of Parent and Merger Sub contained in Section 4.1, Section 4.2, Section 4.3, Section 4.5, and Section 4.6 shall be true and correct in all respects both as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, such representation and warranty shall be true and correct in all respects as of such earlier date).

(ii) The other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects both as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case, such representations and warranties shall be true and correct in all respects as of such earlier date), and, in the case of this paragraph, interpreted without giving effect to any Parent Material Adverse Effect or materiality qualifications, except where all failures of such representations and warranties referred to in this paragraph to be true and correct, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied, in all material respects, with each of its covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have received a certificate of an executive officer of Parent, dated the Closing Date, as to the satisfaction of the conditions set forth in Section 6.2(a) and Section 6.2(b).

Section 6.3 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction, or waiver in writing by Parent, at or prior to the Closing of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Company contained in Section 3.1, Section 3.2(a) (except for any inaccuracies that represent $100,000 or less in total value), Section 3.2(b), Section 3.4, Section 3.8 (clause (a) only), Section 3.19, Section 3.21 and Section 3.22 shall be true and correct in all respects both as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, such representation and warranty shall be true and correct in all respects as of such earlier date).

(ii) The other representations and warranties of the Company contained in this Agreement shall be true and correct in all respects both as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case, such representations and warranties shall be true and correct in all respects as of such earlier date), and, in the case of this paragraph, interpreted without giving effect to any Company Material Adverse Effect or materiality qualifications (other than the representations and warranties made in Section 3.7(b)), except where all failures of such representations and warranties referred to in this paragraph to be true and correct, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied, in all material respects, with each of its covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Effect that, individually or in the aggregate, has had a Company Material Adverse Effect.

(d) Officer’s Certificate. Parent and Merger Sub shall have received a certificate of an executive officer of the Company, dated the Closing Date, as to the satisfaction of the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c).

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger (and the other Transactions) may be abandoned at any time prior to the Effective Time, by action taken by the Board of Directors of the terminating party or parties, whether before or after receipt of the Company Stockholder Approval:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either Parent or the Company, if:

(i) the Effective Time shall not have occurred on or before December 13, 2019 (the “Outside Date”); provided, that the Outside Date may be extended for a period not to exceed ninety (90) days by either party by written notice to the other party if the Merger shall not have been consummated as a result of the condition set forth in Section 6.1(b) or Section 6.1(d) failing to have been satisfied but each of the other conditions to the consummation of the Merger set forth in Article VI has been satisfied or waived or remains reasonably capable of satisfaction as of the original Outside Date; provided, further, that the right to terminate this Agreement pursuant to this clause (b)(i) shall not be available to the party seeking to terminate this Agreement if such party’s breach of this Agreement has materially contributed to the failure of the Effective Time to occur;

(ii) the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting (which convened and at which the polls were closed after a vote of the Company Stockholders), or at any adjournment or postponement thereof taken in accordance with this Agreement; or

(iii) any Governmental Authority shall have issued or granted an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger (or any of the other Transactions) and such Order or other action is, or shall have become, final and non-appealable;

(c) by the Company, if:

(i) at any time prior to the receipt of the Company Stockholder Approval, the Company Board authorizes the Company to enter into a Superior Proposal Agreement in accordance with Section 5.2(e); provided, however, that the Company may terminate this Agreement pursuant to this Section 7.1(c)(i) if and only if the Company (x) has complied with Section 5.2 in all material respects, (y) has paid the Company Termination Fee (and if required to be paid concurrently with the Company Termination Fee pursuant to Section 7.3(d), the Expense Reimbursement) prior to or concurrently with such termination, and (z) enters into the Superior Proposal Agreement concurrently with such termination;

(ii) provided that the Company is not then in breach in any material respect of any of its obligations under this Agreement, if (A) there is any continuing inaccuracy in the representations and warranties of Parent and Merger Sub set forth in this Agreement, or (B) Parent or Merger Sub are then failing to perform any of their covenants or other agreements set forth in this Agreement, in either case ((A) or (B)), (x) such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as applicable, would not be satisfied as of the time of such termination and (y) such breach is not reasonably capable of being cured by the Outside Date or shall not have been cured within thirty (30) days after written notice thereof shall have been received by Parent;

(d) by Parent, if

(i) (A) the Company Board has effected a Company Adverse Recommendation Change or (B) there has been any breach in any material respect on the part of the Company or any of its Subsidiaries or Representatives of Section 5.2 or Section 5.3 prior to obtaining the Company Stockholder Approval;

(ii) provided that Parent is not then in breach in any material respect of any of its obligations under this Agreement, (A) there is any continuing inaccuracy in the representations and warranties of the Company set forth in this Agreement, or (B) the Company is then failing to perform any of its covenants or other agreements set forth in this Agreement, in either case ((A) or (B)), (x) such that the conditions set forth in Section 6.3(a), Section 6.3(b) or Section 6.3(c) as applicable, would not be satisfied as of the time of such termination and (y) such breach is not reasonably capable of being cured by the Outside Date or shall not have been cured within thirty (30) days after written notice thereof shall have been received by the Company; or

(iii) since the date of this Agreement there shall have occurred any Effect that, individually or in the aggregate, has had a Company Material Adverse Effect and such Effect is not reasonably capable of being cured by the Outside Date.

Section 7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become null and void and have no effect and the obligations of the parties under this Agreement shall terminate, except for the obligations set forth in Section 5.4(b), Section 5.16, this Section 7.2, Section 7.3, as well as Article VIII, each of which shall survive termination of this Agreement; provided, however, that no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

Section 7.3 Payments.

(a) Company Termination Fee. The Company shall pay Parent a one-time non-refundable fee equal to One Hundred Ten Million, Eight Hundred Sixty Thousand Dollars ($110,860,000) (the “Company Termination Fee”) in the event that

(i) the Company terminates this Agreement pursuant to Section 7.1(c)(i);

(ii) Parent terminates this Agreement pursuant to Section 7.1(d)(i); or

(iii) (A) either Parent or the Company terminates this Agreement pursuant to Section 7.1(b)(i) or Section 7.1(b)(ii), or Parent terminates this Agreement pursuant to Section 7.1(d)(ii) or Section 7.1(d)(iii), (B) prior to such termination, any Person or group of Persons shall have made a bona fide Alternative Transaction Proposal (whether made publicly by such Person or group of Persons or as a result of any other public disclosure by any Person or group of Persons or privately to the Company Board) and such proposal shall not have been unequivocally and, if appropriate, publicly, terminated or withdrawn prior to the termination of this Agreement referred to in this Section 7.3(a)(iii), and (C) at any time after the date of this Agreement and prior to the fifteen (15) month anniversary of the termination of this Agreement, the Company enters into a definitive agreement with respect to, or recommends to the Company Stockholders and subsequently consummates, any Alternative Transaction Proposal (for purposes of this clause (iii)(C), the applicable percentages in the definition of “Alternative Transaction” as used in the definition of “Alternative Transaction Proposal” shall be eighty percent (80%) rather than ten percent (10%)).

(b) Expense Reimbursement.

(i) In the event that either Parent or the Company terminates this Agreement pursuant to Section 7.1(b)(i), Section 7.1(b)(ii), the Company terminates this Agreement pursuant to Section 7.1(c)(i) or Parent terminates this Agreement pursuant to Section 7.1(d), then the Company shall pay to Parent the reasonable and documented out-of-pocket fees and expenses incurred by Parent and its Subsidiaries in connection with the Merger and the other Transactions, whether incurred before or after the date of this Agreement, including reasonable and documented out-of-pocket fees and expenses incurred in connection with its investigation, structuring, negotiation, due diligence, and financial, operating, legal and other analysis, as well as costs and expenses related to the Financing, with respect to the Merger and the other Transactions, in an aggregate amount not to exceed four million Dollars ($4,000,000) (the “Expense Reimbursement”).

(ii) Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement, the Merger and the other Transactions.

(c) Parent Termination Fee. Parent shall pay to the Company a one-time non-refundable fee equal to Two Hundred Twenty-One Million, Seven Hundred Ten Thousand Dollars ($221,710,000) (the “Parent Termination Fee”) in the event that the Company or Parent terminates this Agreement pursuant to Section 7.1(b)(i), or the Company terminates this Agreement pursuant to Section 7.1(c)(ii), and in any such case the sole reason Parent was unable to consummate the

Closing in accordance with Section 2.4 was a Financing Failure Event with respect to the Debt Financing. Notwithstanding anything to the contrary in this Agreement, the Parties agree that the Company’s right to receive the Parent Termination Fee, if payable pursuant to this Section 7.3(c), shall, notwithstanding anything set forth in Section 8.12 to the contrary, be the sole and exclusive remedy of the Company and its Affiliates, and any respective past, current or future direct or indirect equity holder, controlling Person, general or limited partner, stockholder, member, manager, director, officer, incorporator, employee, agent, Affiliate, assignee, attorney, consultant, representative, principal or financing source of the Company or any of its Affiliates (a “Company Non-Recourse Related Party”), against any Parent Non-Recourse Related Party, Financing Source or any other sources of the Financing (and any respective past, current or future direct or indirect equity holder, controlling Person, general or limited partner, stockholder, member, manager, director, officer, incorporator, employee, agent, Affiliate, assignee, attorney, consultant, representative, principal or financing source of such source) for any loss suffered due to the failure of the Closing to occur, and other than the payment of a single Parent Termination Fee, no Parent Non-Recourse Related Party shall have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby provided, however, that, nothing in this Section 7.3(c) shall limit or otherwise affect the right of the Company to specific performance as provided in Section 8.12 prior to a valid termination and until the Reverse Termination Fee has been paid in accordance with this Section 7.3. If this Agreement is terminated and the Reverse Termination Fee is paid to the Company in accordance with Section 7.3(c) and (d), no Company Non-Recourse Related Party shall be entitled to bring, and shall in no event support, facilitate or encourage the bringing of, any Action (under any legal theory, whether in Law or in equity, and in each case whether for breach of contract, in tort or otherwise) against a Parent Non-Recourse Related Party with respect to, arising out of or in connection with the failure of the Closing to occur or for a breach or failure to perform hereunder or under the Guaranty, the Equity Commitment Letter, the Debt Commitment Letter or otherwise, and the Company shall cause any such Action pending as of any termination of this Agreement to be dismissed with prejudice as promptly as practicable after such termination.

(d) Payment Procedures.

(i) The Company shall pay the Company Termination Fee to Parent, by wire transfer of same day funds, (i) prior to or concurrently with the termination of this Agreement in accordance with Section 7.1(c)(i), (ii) as promptly as practicable (and in any event within two (2) Business Days) after receipt of Parent’s termination notice pursuant to Section 7.1(d)(i) and (ii) concurrently with the consummation of the Alternative Transaction Proposal described in Section 7.3(a)(iii) (even if such consummation occurs after the end of such fifteen (15) month period). The Company shall pay the Expense Reimbursement to Parent, by wire transfer of same day funds, promptly (and in any event within two (2) Business Days) after such documentation is provided (and in the event Parent has previously provided to the Company the documentation referred to in Section 7.3(b)(i), prior to or concurrently with such termination) and (ii) in the case of termination by Parent as set forth in Section 7.3(b)(i), promptly (and in any event within two (2) Business Days) after Parent provides to the Company the documentation referred to in Section 7.3(b)(i). The Company shall not withhold any withholding taxes from any payment made to Parent pursuant to this Section 7.3, except to the extent required by applicable Law. Any amount so withheld shall be (i) remitted to the appropriate Tax Authority and (ii) treated for all purposes of this Agreement as having been paid to Parent.

(ii) Subject to satisfying the standard for triggering a Parent Termination Fee under Section 7.3(c) with respect to the Debt Financing, Parent shall pay the Parent Termination Fee to the Company, by wire transfer of same day funds, (i) prior to or concurrently with Parent’s termination of this Agreement in accordance with Section 7.1(b)(i), or (ii) as promptly as practicable (and in any event within three (3) Business Days) after receipt of the Company’s termination notice pursuant to Section 7.1(c)(ii). Parent shall not withhold any withholding taxes from any payment made to the Company pursuant to this Section 7.3, except to the extent required by applicable Law. Any amount so withheld shall be (i) remitted to the appropriate Tax Authority and (ii) treated for all purposes of this Agreement as having been paid to the Company.

(e) Company Acknowledgement. The Company, Parent and Merger Sub acknowledge and agree that the agreements contained in this Section 7.3 are integral parts of the Merger and the other Transactions, and that without these agreements, the Company, Parent and Merger Sub would not have entered into this Agreement and that the Company’s and Parent’s obligations under this Section 7.3 are not subject to, or conditioned upon, any approval or adoption of this Agreement by the Company Stockholders or Parent’s equityholders, respectively. Accordingly, if the Company or Parent fails to pay any amount due by it pursuant to this Section 7.3, such party shall pay all costs and expenses (including attorneys’ fees) incurred by the party (or its Affiliates) entitled to such amount in connection with enforcing this Section 7.3, together with interest on such amount or portion thereof at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made through the date of payment. The parties further acknowledge that none of the Company Termination Fee, the Parent Termination Fee and the Expense Reimbursement shall constitute a penalty but are liquidated damages, in a reasonable amount that will compensate Parent in the circumstances in which the Company Termination Fee and/or the Expense Reimbursement is payable, and the Company in the circumstances in which the Parent Termination Fee is payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger and the other Transactions, which amount would otherwise be impossible to calculate with precision. The parties acknowledge that the right to receive the Company Termination Fee and/or the Expense Reimbursement shall not limit or otherwise affect Parent’s right to specific performance as provided in Section 8.12.

ARTICLE VIII

GENERAL

Section 8.1 Expiration of Representations and Warranties; Survival of Certain Covenants and Agreements. None of the representations and warranties in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive the Effective Time. The terms of Article I and this Article VIII, as well as the covenants and other agreements set forth in this Agreement that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, shall survive the consummation of the Merger.

Section 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is sent via electronic mail (with confirmation of a successful transmission) at the email address specified in this Section 8.2 prior to 5:00 p.m., local time of the receiving party, on a Business Day, (b) the first Business Day following the date of transmission, if such notice or communication is sent via electronic mail (with confirmation of a successful transmission) at the email address specified in this Section 8.2 (x) at or after 5:00 p.m., local time of the receiving party, on a Business Day or (y) on a day that is not a Business Day, (c) when received, if sent by an internationally recognized overnight courier (providing proof of delivery), or (d) upon actual receipt by the party to whom such notice is required or permitted to be given, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice). Notwithstanding the foregoing, in the case of any Parent Offer sent by email, such Parent Offer shall be deemed given and effective in accordance with this Section 8.2 so long as the email transmitting such Parent Offer by or on behalf of Parent is sent at or before 11:59 p.m., local time of the recipient, on the final day of the applicable five (5) or three (3) Business Day period referred to in Section 5.2(e).

If to the Company:

Sotheby’s

1334 York Avenue

New York, NY 10021

Attention: Jonathan Olsoff

Email: jonathan.olsoff@sothebys.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, NY

Attention:     John P. Mead and Melissa Sawyer

Email:           meadj@sullcrom.com; sawyerm@sullcrom.com

If to Parent or Merger Sub:

BidFair MergeRight Inc.

c/o Ken Lefkowitz

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004

Attention: Jean-Luc Berrebi

BidFair USA LLC

c/o Ken Lefkowitz

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004

Attention: Jean-Luc Berrebi

with a copy to (which shall not constitute notice):

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY

Attention:     Kenneth Lefkowitz

Email:           ken.lefkowitz@hugheshubbard.com

Luther S.A.

Aerogolf Center - 1B, Heienhaff, L-1736 Senningerberg

Luxembourg, Luxembourg

Attention:     Eric Sublon

Email:           eric.sublon@luther-lawfirm.com

Section 8.3 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of executed copies of this Agreement and of executed signature pages in .pdf format by e-mail shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted in .pdf format by e-mail shall be deemed to be their original signatures for all purposes.

Section 8.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral (except the Confidentiality Agreement) among the parties with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT NOR MERGER SUB NOR THE COMPANY MAKES OR RELIES ON ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. No party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Except for the (i) provisions of Section 5.7 (which upon the Effective Time are intended to benefit the Indemnified Parties), (ii)

Section 2.6 (which upon the Effective Time are intended to benefit the Company Stockholders), (iii) Section 2.8 (which upon the Effective Time are intended to benefit the holders of the Company Equity Awards), (iv) Section 8.16 (which upon the Effective Time are intended to benefit the Debt Financing Sources) and (v) Section 8.17 (which is intended to benefit the Parent Non-Recourse Related Parties), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies.

Section 8.5 Governing Law, Consent to Jurisdiction. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. Except as provided in Section 8.16, all disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement or the Transactions shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the parties hereto (a) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such court does not have subject matter jurisdiction, any state or federal courts located in the State of Delaware (and the appellate courts therefrom) in the event any dispute arises out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts or to assert that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or if, and only if, such court lacks subject matter jurisdiction, any state or federal courts located in the State of Delaware. Parent and Merger Sub agree that service of any process, summons, notice or document by registered or certified mail to the address set forth in Section 8.2 shall be effective service of process for any action, suit or proceeding brought against Parent or Merger Sub by the Company or any Indemnified Person in the Court of Chancery of the State of Delaware or if, and only if, such court lacks subject matter jurisdiction, any state or federal courts located in the State of Delaware, and Parent and Merger Sub further waive any argument that such service is sufficient.

Section 8.6 Amendments and Supplements. Prior to the Effective Time, and subject to Section 5.7 (Indemnification, Insurance) and Section 8.16 (Debt Financing Sources), this Agreement may be amended or supplemented at any time by additional written agreements signed by, or on behalf of the parties, as may mutually be determined by the parties to be necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the parties, whether before or after adoption of this Agreement by the Company Stockholders.

Section 8.7 Failure or Delay Not Waiver; Remedies Cumulative. No provision of this Agreement may be waived except by a written instrument signed by the party hereto against whom the waiver is to be effective. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties; provided, however, Parent may (a) designate, by written notice to the Company, another wholly-owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub or (b) change its current organizational form to that of a corporation, in which events (a) and (b) all references herein to Merger Sub or Parent, respectively, shall be deemed references to such other subsidiary or to such corporation, as applicable, except that all representations and warranties made herein with respect to Merger Sub and Parent, respectively, as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary or to such corporation (with adjustments to representations and warranties as to Parent solely to reflect the change of its corporate form) as of the date of such designation; provided that in the case of clause (a) or clause (b) of this sentence, any such designation shall not materially impede or materially delay the consummation of the Transactions or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of the preceding sentence shall be null and void ab initio. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

Section 8.9 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

Section 8.10 Headings. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the greatest extent possible.

Section 8.12 Specific Performance.

(a) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (and, more specifically, that immediate and irreparable harm would likewise occur if the Merger or any of the Transactions were not consummated and the Company’s stockholders did not receive the aggregate consideration payable to them in accordance with the terms and subject to the conditions of this Agreement). It is accordingly agreed that, subject to the provisions of Section 7.3(c), the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if said Court of Chancery shall lack subject matter jurisdiction, any Federal court of the United States of America located in the County of New Castle, Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto (i) agrees that it shall not oppose the granting of any such relief, (ii) such party shall not allege, and such party hereby waives the defense or counterclaim, that there is an adequate remedy at law and (iii) hereby irrevocably waives any requirement for the security or posting of any bond or similar instrument in connection with any such relief (it is understood that clause (i) of this sentence is not intended to, and shall not, preclude any party hereto from litigating on the merits the substantive claim to which such remedy relates).

(b) The parties hereto further agree that (i) by seeking the remedies provided for in this Section 8.12, Parent and Merger Sub shall not in any respect waive their rights to seek any other form of relief that may be available to them under this Agreement (including damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.12 are not available or otherwise are not granted, and (ii) nothing set forth in this Agreement shall require Parent or Merger Sub to institute any Action for (or limit Parent’s or Merger Sub’s right to institute any Action for) specific performance under this Section 8.12 prior or as a condition to exercising any termination right under Article VII or pursuing any other form of relief referred to in the preceding clause (i).

Section 8.13 Waiver of Jury Trial. Waiver of Jury Trial. EACH OF THE COMPANY, PARENT AND MERGER SUB HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS OR THE ACTIONS OF THE COMPANY, PARENT OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.13.

Section 8.14 Incorporation of Exhibits. The Company Disclosure Letter and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein; provided that any disclosure in the Company Disclosure Letter with respect to any particular representation or warranty shall only be deemed a disclosure with respect to any other representation or warranty to the extent the relevance of a disclosure or statement therein to a section of Article III is reasonably apparent on its face without independent inquiry.

Section 8.15 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. Without in any way limiting the rights or obligations of any party hereto under this Agreement, prior to the Effective Time, (i) no party shall have the power by virtue of this Agreement to control the activities and operations of any other and (ii) no party shall have any power or authority by virtue of this Agreement to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 8.15.

Section 8.16 Debt Financing Sources. Notwithstanding anything to the contrary contained in this Agreement, except for claims by Next Alt Sarl, Parent or Merger Sub against the Debt Financing Sources pursuant to the Financing Agreements, (a) none of the parties hereto or any of their respective Affiliates nor any of their and their respective Affiliates’ directors, officers, employees, agents, partners, managers, controlling persons, representatives, members or stockholders shall have any rights or claims against any Debt Financing Source, in any way relating to this Agreement, the Merger, the Financing or any of the transactions contemplated hereby or thereby, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Financing Agreements or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise and (b) no Debt Financing Source shall have any liability (whether in contract, in tort or otherwise) to any party hereto or any of their respective Affiliates nor any of their respective Affiliates’ directors, officers, employees, agents, partners, managers, controlling persons, representatives, members or stockholders for any obligations or liabilities of any party hereto under this Agreement, the Merger or the Financing or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Financing Agreements or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise. In addition, in no event will any Debt Financing Source be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortuous nature. If, notwithstanding the foregoing waivers, any claim is brought against the Debt Financing Sources, such claim will be governed by New York law and subject to the jurisdiction limitations and waiver of jury trial provisions set forth in the commitment letter as if fully set forth herein. The Debt Financing Sources are intended third party beneficiaries of this Section 8.16.

Section 8.17 Non-Recourse. Except as and to the extent provided in the Guaranty or the Equity Commitment Letter, neither the Guarantor nor the Equity Financing Source, and no past, current or future direct or indirect equity holder, controlling Person, general or limited partner, stockholder, member, manager, director, officer, incorporator, employee, agent, Affiliate, assignee, attorney, consultant, representative, guarantor, principal or financing source of Parent, Merger Sub or any Affiliate (including the Guarantor and Equity Financing Source) of Parent or Merger Sub (any such Person, a “Parent Non-Recourse Related Party”) shall have any liability for any liabilities of Parent or Merger Sub under this Agreement or for any Action based on, in respect of, or by reason of, the transactions contemplated hereby, and no past, current or future direct or indirect equity holder, controlling Person, general or limited partner, stockholder, member, manager, director, officer, incorporator, employee, agent, Affiliate, assignee, attorney, consultant, representative, principal or financing source of the Company or any Affiliate of the Company shall have any rights or claims against a Parent Non-Recourse Related Party under this Agreement, or for any Action based on, in respect of, or by reason of, the transactions contemplated hereby whether at law or equity, in contract, in tort or otherwise. The Parent Non-Recourse Related Parties are intended third party beneficiaries of this Section 8.17.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BIDFAIR USA LLC

By:	/s/ Jean-Luc Berrebi
Name: Jean-Luc Berrebi
Title: Authorized Representative

BIDFAIR MERGERIGHT INC.

By:	/s/ Jean-Luc Berrebi
Name: Jean-Luc Berrebi
Title: Authorized Representative

SOTHEBY’S

By:	/s/ Thomas S. Smith, Jr.
Name: Thomas S. Smith, Jr.
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

SOTHEBY’S

* * * * *

ARTICLE ONE

The name of the corporation is Sotheby’s (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

The Corporation is authorized to issue one class of shares to be designated “Common Stock”. The amount of the total authorized capital stock of the Corporation is [1,000,000] shares of Common Stock with a par value of $0.01 per share.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation (the “Board of Directors”) is expressly authorized to make, alter or repeal the by-laws of the Corporation.

ARTICLE SEVEN

Meetings of stockholders may be held within or outside of the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

ARTICLE EIGHT

1. To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

2. The Corporation shall indemnify and hold harmless, including the advancement of expenses, to the fullest extent permitted by the General Corporation Law of the State of Delaware, as it presently exists or may hereafter be amended from time to time, any person (including the heirs, executors, administrators and estate of such person) who was or is a party or is threatened to be made a party to, or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation, against all liability, loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

3. Neither any amendment nor repeal of this ARTICLE EIGHT, nor the adoption of any provision of this amended and restated certificate of incorporation inconsistent with this ARTICLE EIGHT, shall eliminate, reduce or otherwise adversely affect any right or protection existing under this ARTICLE EIGHT, in respect of any matter occurring, or any action or Proceeding accruing or arising or that, but for this ARTICLE EIGHT, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE NINE

The Corporation expressly elects not to be governed by §203 of the General Corporation Law of the State of Delaware.

ARTICLE TEN

To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation or any of its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation or any of its subsidiaries. No amendment or repeal of this ARTICLE TEN shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director, or stockholder becomes aware prior to such amendment or repeal.

ARTICLE ELEVEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this amended and restated certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be signed by the officer of the Corporation on [•] [•], 2019.

By:	/s/

Exhibit B

AMENDED AND RESTATED

BY-LAWS

OF

SOTHEBY’S

(a Delaware corporation)

(the “Corporation”)

ARTICLE I

STOCKHOLDERS

Section 1.01 Annual Meeting. The annual meeting of the stockholders, for the purpose of electing directors and transacting such other business as may come before it, shall be held on such date and at such time and place, either within or without the State of Delaware, as may be specified by the Board of Directors of the Corporation. In lieu of an annual meeting, the directors may be elected by unanimous written consent of the stockholders. Directors may be elected by less than unanimous consent if all the directorships to which directors could be elected at an annual meeting are vacant and will be filled by such written consent.

Section 1.02 Special Meetings. Special meetings of the stockholders for any purpose or purposes may be called at any time by any director. At a special meeting of the stockholders, no business shall be transacted which is not related to the purpose or purposes stated in the notice of meeting.

Any special meeting of the stockholders shall be held on such date and at such time and place, either within or without the State of Delaware, as may be specified by the person or persons calling the meeting.

Section 1.03 Notice of Meetings. Written notice of each stockholders’ meeting, stating the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes thereof, shall be given to the stockholder entitled to vote at the meeting not less than ten nor more than sixty days before the date of the meeting.

Section 1.04 Quorum. Except as otherwise provided in the certificate of incorporation or by law, at any meeting of the stockholders a majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum.

Section 1.05 Conduct of Meetings. The Chairman of the Board of Directors (or, if there is no Chairman of the Board, the Chief Executive Officer) shall preside over any meeting of the stockholders. In such person’s absence, such other person as shall have been designated by the Chief Executive Officer or the Board of Directors shall preside. The order of business at any meeting shall be as determined by the presiding officer.

The presiding officer shall have the power to prescribe such rules, regulations and procedures and to do all such things as in his or her judgment may be necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments, restrictions on entry to the meeting after the time scheduled for the commencement thereof and the opening and closing of the voting polls.

If present, the Secretary shall act as secretary of any meeting of the stockholders. In the Secretary’s absence, such other person as the presiding officer shall designate shall act as secretary of the meeting.

2

It shall be the duty of the Secretary to prepare and make, at least ten days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 1.06 Voting. Except as otherwise provided in the certificate of incorporation or these by-laws, (i) every holder of capital stock which is entitled to vote shall be entitled to one vote for each share of such stock registered in the name of such stockholder, (ii) directors shall be elected by a plurality of the votes cast at the meeting by the holders of shares entitled to vote for the election of directors and (iii) any other corporate action shall be authorized by a majority of the votes cast at the meeting by the holders of shares entitled to vote thereon.

Section 1.07 Stockholder Action Without a Meeting.

Except as otherwise provided in the certificate of incorporation, whenever the stockholders are required or permitted to take any action at any annual or special meeting, such action may be taken without a meeting, without prior notice and without a vote, if a consent in writing or by electronic transmission (including email), setting forth the action so taken, shall be signed or transmitted, respectively, by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

3

Section 1.08 Record Date. For the purpose of determining the stockholders entitled to notice of or to vote at any meeting of the stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action.

For the purpose of determining the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix, in advance, a record date, which shall not be more than ten days after the date upon which the Board of Directors fixes such record date.

ARTICLE II

BOARD OF DIRECTORS

Section 2.01 Number. Except as otherwise provided in the certificate of incorporation, the number of directors shall be the number fixed from time to time by the Board of Directors, by the stockholders or, in the case of the initial Board of Directors, shall equal one (subject to change as provided in this Section).

Section 2.02 Election and Term. At each annual meeting of the stockholders, directors shall be elected to hold office until their successors are elected and qualified or until their earlier resignation or removal.

Section 2.03 Meetings of the Board of Directors. Regular meetings of the Board of Directors shall be held at such times and places as the Board of Directors shall determine. Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board of Directors, if any, by the President or by a majority of the directors in office at the time.

4

Section 2.04 Notice of Meetings. No notice need be given of any regular meeting of the Board of Directors or of any adjourned meeting of the Board of Directors. Nor need notice be given to any director who signs a written waiver thereof or who attends the meeting without protesting the lack of notice. Notices need not state the purpose of the meeting.

Notice of each special meeting of the Board of Directors shall be given to each director either by first class mail at least three days before the meeting or by electronic transmission (including email), personal written delivery or telephone at least one day before the meeting. Any notice given by telephone shall be immediately confirmed by electronic transmission (including email). Notices are deemed to have been given: by mail, when deposited in the mail with postage prepaid; by electronic transmission (including email), at the time of sending; and by personal delivery or telephone, at the time of delivery. Written notices shall be sent to a director at the address or email address designated by him or her for that purpose, or, if none has been so designated, at his or her last known residence or business address.

Section 2.05 Quorum and Vote of Directors. Except as otherwise provided in the certificate of incorporation or by law, the sole member or all members of the Board of Directors, as the case may be, shall constitute a quorum for the transaction of business or of any specified item of business, and the sole member’s affirmative vote, or the affirmative unanimous vote of all members of the Board of Directors, as the case may be, shall be the act of the Board of Directors.

5

Section 2.06 Conduct of Meetings. The Chairman of the Board of Directors, if any shall preside at any meeting of the Board of Directors. In the absence of the Chairman of the Board of Directors, a chairman of the meeting shall be elected from the directors present. If present, the Secretary shall act as secretary of any meeting of the Board of Directors. In the absence of the Secretary, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.07 Resignation of Directors. Any director of the Corporation may resign at any time by giving written notice to the stockholder of the Corporation or to the Board of Directors of the Corporation. Such resignation shall take effect at the time specified therein or, if such time is not specified therein, then upon receipt thereof; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 2.08 Removal of Directors. Except as otherwise provided in the certificate of incorporation or these by-laws, any director or the entire Board of Directors may be removed, with or without cause, at any time by the holders of a majority of the shares then entitled to vote at an election of directors.

Section 2.09 Newly Created Directorships and Vacancies. Except as otherwise provided in the certificate of incorporation or these by-laws, newly created directorships resulting from an increase in the number of directors and vacancies occurring in the Board of Directors for any reason including the removal of directors without cause may be filled by the affirmative unanimous vote of all members of the Board of Directors then in office, or by a sole remaining director.

Section 2.10 Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation.

6

The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

Any such committee, to the extent provided in the resolution of the Board of Directors, or in these by-laws, but subject to the limitation of Section 141(c) of the Delaware General Corporation Law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

The provisions of Section 2.04 for notice of meetings of the Board of Directors shall apply also to meetings of committees, unless different notice procedures shall be prescribed by the Board of Directors.

Each such committee shall serve at the pleasure of the Board of Directors. It shall keep minutes of its meetings and report the same to the Board of Directors and shall observe such other procedures as are prescribed by the Board of Directors.

2.11 Compensation of Directors. Each director shall be entitled to receive as compensation for his or her services as director or committee member or for attendance at meetings of the Board of Directors or committees, or both, such amounts (if any) as shall be fixed from time to time by the Board of Directors. Each director shall be entitled to reimbursement for reasonable traveling expenses incurred by him or her in attending any such meeting. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

7

Section 2.12 Telephonic Meetings. Any one or more members of the Board of Directors or any committee thereof may participate in a meeting of such Board of Directors or committee by means of conference telephone or similar communication equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

Section 2.13 Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, upon the consent of the sole member or of all members of the Board of Directors, as the case may be, or the committee consent thereto in writing or by electronic transmission (including email), and the writings or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or committee.

Section 2.14 Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the General Corporate Law of the State of Delaware, as it presently exists or may hereafter be amended from time to time (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), any person (including the heirs, executors, administrators and estate of such person) who was or is a party or is threatened to be made a party to, or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter, a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was, at any time during which these by-laws are in effect

8

(whether or not such person continues to serve in such capacity at the time any indemnification or payment of expenses pursuant hereto is sought or at the time any proceeding relating thereto exists or is brought), a director or officer of the Corporation, or is or was at any such time serving at the request of the Corporation as a director, officer, trustee, employee, or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans maintained or sponsored by the Corporation (all of such persons being hereafter referred to in this Article as a “Corporate Fiduciary”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent or in any other capacity while serving as a director, officer, trustee, employee or agent, against all liability, loss suffered and expenses (including attorneys’ fees), judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement actually and reasonably incurred or suffered by him or her in connection with such action, suit, or proceeding and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Except as provided in Section 2.14 of these by-laws, the Corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors. The rights to indemnification and advancement of expenses and the other rights conferred upon a Corporate Fiduciary in this Section 2.14 or other by-laws shall all be contract rights that vest at the time of such person’s service to or at the request of the Corporation and such rights shall continue as to a Corporate Fiduciary who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of the Corporate Fiduciary’s heirs, executors and administrators.

9

The Corporation shall pay the expenses (including attorneys’ fees) of any person entitled to indemnification pursuant to this Section 2.14 or the Certificate of Incorporation incurred in defending a civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit, or proceeding, such advances to be paid by the Corporation within twenty (20) days after receipt by the Corporation of a statement or statements from such Corporate Fiduciary requesting such advance or advances; provided, however that if the General Corporate Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon receipt by the Corporation of an undertaking by or on behalf of the Corporate Fiduciary to repay such amount if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that he or she is not entitled to be indemnified for such expenses by the Corporation as authorized in this Section 2.14 or otherwise.

To obtain indemnification under this Section 2.14, a Corporate Fiduciary shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the Corporate Fiduciary and is reasonably necessary to determine whether and to what extent the Corporate Fiduciary is entitled to indemnification. Upon written request by a Corporate Fiduciary for indemnification pursuant to the first sentence of this Section 2.14, a determination, if required by applicable law, with respect to the Corporate Fiduciary’s entitlement thereto shall be made as follows: (1) (a) if requested by the Corporate Fiduciary, by Independent Counsel (as hereinafter defined), or (b) if no request is made by the Corporate Fiduciary for a determination by Independent Counsel, by the Board of

10

Directors by a majority vote of a quorum consisting of Disinterested Directors (as hereinafter defined), or (2) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the Corporate Fiduciary, or (3) if a quorum of Disinterested Directors so directs, by the stockholders of the Corporation. In the event the determination of entitlement to indemnification is to be made by Independent Counsel at the request of the Corporate Fiduciary, the Independent Counsel shall be selected by the Board of Directors unless there shall have occurred within two (2) years prior to the date of the commencement of the proceeding for which indemnification is claimed a “Change of Control” as defined in the Sotheby’s Restricted Stock Unit Plan, in which case the Independent Counsel shall be selected by the Corporate Fiduciary unless the Corporate Fiduciary shall request that such selection be made by the Board of Directors. If it is so determined that the Corporate Fiduciary is entitled to indemnification, payment to the Corporate Fiduciary shall be made within ten (10) days after such determination.

If a claim for indemnification or payment of expenses granted by this Section 2.14 is not paid in full within thirty (30) days after the a written claim pursuant to Section 2.14 of these by-laws has been received by the Corporation (except in the case of a claim for advancement of expenses, for which the applicable period is twenty (20) days), the Corporate Fiduciary may at any time thereafter file suit against the Corporation to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the

11

Corporation) that the Corporate Fiduciary has not met the standard of conduct which makes it permissible under the General Corporate Law of the State of Delaware for the Corporation to indemnify him or her for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the Corporate Fiduciary is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporate Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, Independent Counsel or stockholders) that the Corporate Fiduciary has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Corporate Fiduciary has not met the applicable standard of conduct. If a determination shall have been made pursuant to Section 2.14 of these by-laws that the Corporate Fiduciary is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to this Section 2.14. The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 2.14 that the procedures and presumptions of this by-law are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this by-law.

The indemnification and advancement of expenses provided by or granted pursuant to this Section 2.14 shall not be deemed exclusive of any other rights to which any person seeking indemnification and advancement of expenses may have or hereafter acquire under any statute, certificate of incorporation, by-law, agreement, vote of stockholders or Disinterested Directors, or otherwise and cannot be terminated by the Corporation, the Board of Directors or the stockholders of the Corporation with respect to a person’s service prior to the date of such termination.

12

The Corporation may, to the extent authorized from time to time by the Board of Directors or the Chief Executive Officer, grant rights to indemnification and rights to advancement of expenses incurred in connection with any proceeding in advance of its final disposition, to any current or former employee or agent of the Corporation to the fullest extent of the provisions of this Section 2.14 with respect to the indemnification and advancement of expenses of current or former directors and officers of the Corporation.

Upon resolution passed by the Board of Directors, the Corporation may purchase and maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability, expense or loss, whether or not the Corporation would have the power to indemnify him or her against such expense, liability or loss under the provisions of this Section 2.14. To the extent that the Corporation maintains any policy or policies providing such insurance, each such current or former director or officer, and each such agent or employee to which rights to indemnification have been granted, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such current or former director, officer, employee or agent.

Section 2.15 Amendment or Repeal. Any amendment, alteration, repeal or modification of the by-laws in Section 2.14 that in any way diminishes, limits, restricts, adversely affects or eliminates any right of a Corporate Fiduciary or his or her successors to indemnification, advancement of expenses or otherwise shall be prospective only and shall not in any way diminish, limit, restrict, adversely affect or eliminate any such right with respect to any actual or alleged state of facts, occurrence, action or omission then or previously existing, or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission.

13

Section 2.16 Definitions. For purposes of Section 2.14, (a) “Disinterested Director” means a director of the Corporation who is not and was not a party to the matter in respect of which indemnification is sought by the Corporate Fiduciary and (b) “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporation law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the Corporate Fiduciary in an action to determine the Corporate Fiduciary’s rights under Section 2.14.

Section 2.17 Notice. Any notice, request or other communication required or permitted to be given to the Corporation under Section 2.14 shall be in writing and either delivered in person or sent by telecopy, telex, telegram, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.

ARTICLE III

OFFICERS

Section 3.01 Officer. The Corporation shall have one officer. The Board of Directors may alter the composition of the officers of the Corporation, to include a Chairman of the Board of Directors, and may also include a President, one or more Vice Presidents (who may be further classified by such descriptions as “executive,” “senior” or “group” as determined by the Board of Directors), a Controller, Assistant Vice Presidents, Assistant Treasurers, Assistant Secretaries, Assistant Controllers and other officers and agents, as the Board of Directors may deem necessary or desirable.

14

The officer shall have such authority and perform such duties, in addition to those specified in these by-laws, as may be prescribed by the Board of Directors from time to time. The Board of Directors may from time to time authorize the officer to appoint and remove any other officer or agent and to prescribe such person’s authority and duties. Any person may hold at one time two or more offices.

Section 3.02. Term of Office, Resignation and Removal. The officer shall hold office for the term for which elected or appointed by the Board of Directors, and until the person’s successor has been elected or appointed and qualified or until his or her earlier resignation or removal.

The officer may resign at any time by giving written notice to the Board of Directors or to the Secretary of the Corporation. Such resignation shall take effect at the time specified therein or, if such time is not specified therein, then upon receipt thereof; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

The officer may be removed by the Board of Directors, with or without cause. The election or appointment of an officer shall not of itself create contract rights.

Section 3.03 Chairman of the Board of Directors. The Chairman of the Board of Directors shall be the sole member, or a member, as the case may be, of the Board of Directors. The Chairman of the Board of Directors shall preside at all meetings of the stockholders and the Board of Directors and shall be the Chief Executive Officer of the Corporation, until the Board of Directors designates another Chief Executive Officer.

15

Section 3.04 President. Unless there shall be a Chairman of the Board designated by the Board of Directors as the Chief Executive Officer of the Corporation, the President shall be the Chief Executive Officer of the Corporation. Subject to the control of the Board of Directors and the Chairman of the Board of Directors (if designated Chief Executive Officer), the President shall be responsible for the day-to-day management of the business and affairs of the Corporation and shall enjoy all other powers commonly incident to the office.

Section 3.05 Vice Presidents. Each of the Vice Presidents shall have such authority and perform such duties as may be prescribed from time to time.

Section 3.06 Treasurer and Assistant Treasurers. The Treasurer shall have the care and custody of all funds and securities of the Corporation, keep accounts of receipts and disbursements and of deposit or custody of moneys and other valuables and enjoy all powers commonly incident to the office.

In the case of the absence or inability to act of the Treasurer, any Assistant Treasurer may act in the Treasurer’s place.

Section 3.07 Secretary and Assistant Secretaries. The Secretary shall keep the minutes of the meetings of the stockholders and the Board of Directors and give notice of such meetings, have custody of the corporate seal and affix and attest such seal to any instrument to be executed under seal and enjoy all powers commonly incident to the office.

In the case of the absence or inability to act of the Secretary, any Assistant Secretary may act in the Secretary’s place.

16

Section 3.08 Controller and Assistant Controllers.

The Controller shall have control of all books of account of the Corporation (other than those to be kept by the Treasurer), render accounts of the financial condition of the Corporation and enjoy all powers commonly incident to the office.

In the absence or inability to act of the Controller, any Assistant Controller may act in the Controller’s place.

Section 3.09 Compensation. Compensation (if any) of officers, agents and employees of the Corporation shall be fixed from time to time by, or under the authority of, the Board of Directors.

ARTICLE IV

CAPITAL STOCK

Section 4.01 Form of Certificates. Unless otherwise provided by resolution of the Board of Directors, the shares of stock of the Corporation shall be represented by certificates which shall be in such form as is prescribed by law and approved by the Board of Directors.

Section 4.02 Transfer of Shares. Transfers of shares of stock of the Corporation shall be registered on its records maintained for such purpose (i) upon surrender to the Corporation or a transfer agent of a certificate or certificates representing the shares requested to be transferred, with proper endorsement on the certificate or certificates or on a separate accompanying document, together with such evidence of the payment of transfer taxes and compliance with other provisions of law as the Corporation or its transfer agent may require or (ii) if shares are not represented by certificates, upon compliance with such transfer procedures as may be approved by the Board of Directors or prescribed by applicable law.

17

The Corporation shall be entitled to treat the holder of record of any share as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person whether or not it shall have express or other notice thereof, except as expressly provided by law.

Section 4.03 Regulations. The Board of Directors shall have authority to make such rules and regulations as it may deem expedient concerning the issue, transfer and registration of shares of stock of the Corporation, including without limitation such rules and regulations as may be deemed expedient concerning the issue of new certificates in lieu of certificates claimed to have been lost, destroyed, stolen or mutilated.

ARTICLE V

GENERAL PROVISIONS

Section 5.01 Corporate Seal. The Board of Directors may adopt a corporate seal, alter such seal at its pleasure, and authorize it to be used by causing it or a facsimile to be affixed or impressed or reproduced in any other manner.

Section 5.02 Voting Upon Stocks. Unless otherwise ordered by the Board of Directors, any officer of the Corporation shall have full power and authority on behalf of the Corporation to attend and to act and to vote in person or by proxy at any meeting of the holders of securities of any corporation in which the Corporation may own or hold stock or other securities, and at any such meeting shall possess and may exercise in person or by proxy any and all rights, powers and privileges incident to the ownership of such stock or other securities which the Corporation, as the owner or holder thereof, might have possessed and exercised if present. The Chief Executive Officer of the Corporation, or any other officer of the Corporation designated by the Chief Executive Officer of the Corporation, may also execute and deliver on behalf of the Corporation powers of attorney, consents, proxies, waivers of notice and other instruments relating to the stocks or securities owned or held by the Corporation. The Board of Directors may, from time to time, by resolution confer like powers upon any other person or persons.

18

Section 5.03 Inconsistent Provisions. In the event that any provision of these by-laws is or becomes inconsistent with any provision of the certificate of incorporation, the Stockholders Agreement by and among the Corporation and its stockholders, as in effect from time to time, the General Corporation Law of the State of Delaware or any other applicable law, the provisions of these by-laws shall not be given any effect to the extent of such inconsistency.

Section 5.04 Amendments. These by-laws and any amendments hereof may be amended, or repealed, and new by-laws may be adopted, either (i) by the affirmative vote of the sole member of the Board of Directors, or by the unanimous vote of all members of the Board of Directors, as the case may be, or (ii) upon submission by the Board of Directors to the stockholder for his consideration and vote or written consent, by the stockholder.

19